AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998
                                                     REGISTRATION NO.  333-

===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                          ------------------------

                                  FORM S-4
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                          ------------------------


                APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           AIMCO PROPERTIES, L.P.
         (Exact name of co-registrant as specified in its charter)

            MARYLAND                                     84-1275621
            DELAWARE                                     84-1259577
   (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                 Identification Number)
1873 SOUTH BELLAIRE STREET, 17TH FLOOR               TERRY CONSIDINE
     DENVER, COLORADO 80222                CHAIRMAN OF THE BOARD OF DIRECTORS
        (303) 757-8101                  1873 SOUTH BELLAIRE STREET, 17TH FLOOR
 (Address, including zip code,                    DENVER, COLORADO 80222
     and telephone number,                             (303) 757-8101
including area code, of co-registrants' (Name, address, including zip code, and
   principal executive offices)          telephone number, including area code,
                                                    of agent for service)
                          ------------------------

                                  COPY TO:
                            JONATHAN L. FRIEDMAN
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071
                               (213) 687-5000
                          ------------------------

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and if there is compliance with General Instruction G, check the following box. o
   If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. o
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

                          ------------------------


                                  CALCULATION OF REGISTRATION FEE
===================================================================================================

     Title of each class of                     Proposed maximum  Proposed maximum      Amount of
           securities           Amount to be    offering price    aggregate offering  registration
        to be registered        registered(1)      per unit(2)         price(1)          fee(3)
---------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01 $1,000,000,000                    $1,000,000,000
per share  (4)(5)...............
-------------------------------
Class A Common Stock, par value
$.01 per share (4)(5)...........
-------------------------------
Partnership Preferred Units (6).
--------------------------------
Partnership Common Units (6)....
---------------------------------------------------------------------------------------------------
   Total........................$1,000,000,000        (2)           $1,000,000,000      $295,000
===================================================================================================

1. In no event will the aggregate maximum offering price of all securities registered under this Registration Statement exceed $100,000,000.
2. The proposed maximum offering price per unit will be determined, from time to time, by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.
3. Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
4. The Preferred Stock and Class A Common Stock will be issued by Apartment Investment and Management Company ("AIMCO").
5. The amount registered hereby includes shares of Class A Common Stock of AIMCO issuable in exchange for Partnership Common Units of AIMCO Properties, L.P., and shares of Preferred Stock of AIMCO issuable in exchange for Partnership Preferred Units of AIMCO Properties, L.P., in each case, tendered for redemption pursuant to the agreement of limited partnership of AIMCO Properties, L.P., plus such additional number of shares as may be issuable pursuant to the antidilution adjustment provisions thereof.
6. The Partnership Preferred Units and Partnership Common Units will be issued by AIMCO Properties, L.P.


   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                 Subject to Completion, dated July 31, 1998

PROSPECTUS
                               $1,000,000,000
                APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                              PREFERRED STOCK
                            CLASS A COMMON STOCK
                           AIMCO PROPERTIES, L.P.
                        PARTNERSHIP PREFERRED UNITS
                          PARTNERSHIP COMMON UNITS

      This Prospectus (the "Prospectus") relates to (i) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), which has elected to be taxed for federal income tax purposes as a real estate investment trust (a "REIT"), (ii) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of AIMCO, (iii) Partnership Preferred Units ("Preferred OP Units") of AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"), and (iv) Partnership Common Units ("Common OP Units" and together with Preferred OP Units,"OP Units") of the AIMCO Operating Partnership. The Preferred Stock, the Class A Common Stock and the OP Units (collectively, the "Securities") may be offered and issued from time to time by AIMCO or the AIMCO Operating Partnership with an aggregate public offering price of up to $1,000,000,000 in connection with acquisitions of businesses, properties, securities or other assets. The Securities may also be offered and issued upon exchange, exercise or conversion of warrants, options, convertible debt securities, equity securities, contingent rights or other similar securities (collectively, "Convertible Securities") issued by AIMCO or the AIMCO Operating Partnership from time to time in connection with any such acquisition, including shares of Preferred Stock and shares of Class A Common Stock that may be issued by AIMCO in exchange for Preferred OP Units or Common OP Units tendered for redemption pursuant to the limited partnership agreement of the AIMCO Operating Partnership.

      The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AIV." On July 30, 1998, the last reported sales price of the Class A Common Stock on the NYSE was $38 per share. For a description of the Class A Common Stock, see "Description of Common Stock" in this Prospectus. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units. For the quarter ended March 31, 1998, the AIMCO Operating Partnership paid distributions of $0.56 per Common OP Unit. After a one-year holding period, the holder of a Common OP Unit may redeem the Common OP Unit in exchange for (i) a cash amount equal to the market value of the Class A Common Stock at the time of the redemption or (ii) at the option of AIMCO, a share of Class A Common Stock (in either case, subject to antidilution adjustments).

      To the extent not otherwise described herein, the form in which the Securities are to be issued, and the terms of such Securities, including without limitation, their specific designation, or aggregate initial offering price, rate and times of payment of dividends, if any, redemption, conversion and exchange terms, if any, voting or other rights, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

      All of the Securities offered hereby may, subject to certain conditions, be reoffered and resold pursuant to this Prospectus by the persons who receive such Securities in acquisitions. See "Securities Covered by this Prospectus" for information relating to resales of Securities pursuant to this Prospectus.

      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF MATERIAL RISKS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, INCLUDING WITHOUT LIMITATION, THE FOLLOWING RISKS:

o Possible conflicts of interest involving transactions with affiliates of AIMCO.
o    Risks associated with significant indebtedness.
o    Risks related to investments in and management of real estate.
o Risks inherent in the acquisition or development of multifamily apartment properties, including risks associated with integrating acquired businesses, financing risks and the possibility that new properties may not perform as expected.
o    Adverse tax consequences if AIMCO fails to qualify as a REIT.
o Limitations on the ability of stockholders of AIMCO to change control of AIMCO due to restrictions on the ownership of its capital stock.
o    Restrictions on the transferability of OP Units.

                          ------------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                          ------------------------


     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                         THE CONTRARY IS UNLAWFUL.



                          ------------------------
             The date of this Prospectus is ________ __, 1998.




                             TABLE OF CONTENTS

                                                                         Page

FORWARD-LOOKING STATEMENTS.................................................1
AVAILABLE INFORMATION......................................................1
INCORPORATION OF CERTAIN DOCUMENTS BY
     REFERENCE.............................................................2
THE COMPANY................................................................3
RECENT DEVELOPMENTS........................................................3
   Ambassador Merger.......................................................3
   Insignia Merger.........................................................3
RISK FACTORS...............................................................5
   Possible Conflicts of Interests; Transactions with Affiliates...........5
   Risks of Significant Indebtedness.......................................6
   Risks Related to Investments in and Management of Real Estate...........7
   Risks of Acquisition and Development Activities........................12
   Adverse Consequences of Failure to Qualify as a REIT...................14
   Ownership Limit........................................................15
   Dependence on Certain Executive Officers...............................15
   Possible Legislative or Other Actions Affecting REITs..................15
   Shares Available for Future Sale.......................................15
   Risks Associated With an Investment in OP Units........................16
SECURITIES COVERED BY THIS PROSPECTUS.....................................21
RATIO OF EARNINGS TO FIXED CHARGES........................................23
SELECTED HISTORICAL FINANCIAL DATA........................................24
PER SHARE AND PER UNIT DATA...............................................27
   Per Share Data.........................................................27
   Per Unit Data..........................................................27
   Stock Prices, Dividends and Distributions..............................28
BUSINESS OF THE COMPANY...................................................29
   Operating and Financial Strategies.....................................29
   Growth Strategies......................................................30
   Property Management Strategies.........................................32
   Accounting Policies and Definitions....................................34
   Policies of the Company with Respect to Certain
     Other Activities.....................................................34
   Recent Property Acquisitions and Dispositions..........................36
   Recent Contracts.......................................................38
   Recent Credit Agreements...............................................38
DESCRIPTION OF PREFERRED STOCK............................................39
   General................................................................39
   Dividends..............................................................39
   Convertibility.........................................................40
   Redemption and Sinking Fund............................................40
   Liquidation Rights.....................................................40
   Voting Rights..........................................................41
   Miscellaneous..........................................................41
   No Other Rights........................................................41
   Transfer Agent and Registrar...........................................42
   Class B Preferred Stock................................................42
   Class C Preferred Stock................................................43
   Class D Preferred Stock................................................44
   Class E Preferred Stock................................................46
   Class F Preferred Stock................................................47
   Class G Preferred Stock................................................48
DESCRIPTION OF COMMON STOCK...............................................50
   General................................................................50
   Class A Common Stock...................................................50
   Restrictions on Transfer...............................................50
   Class B Common Stock...................................................51
   Business Combinations..................................................52
   Control Share Acquisitions.............................................53
DESCRIPTION OF OP UNITS...................................................53
   General................................................................53
   Purpose and Business...................................................54
   Management by the AIMCO GP.............................................54
   Management Liability and Indemnification...............................55
   Compensation and Fees..................................................55
   Fiduciary Responsibilities.............................................55
   Class B Partnership Preferred Units....................................56
   Class C Partnership Preferred Units....................................56
   Class D Partnership Preferred Units....................................56
   Class E Partnership Preferred Units....................................57
   Class F Partnership Preferred Units....................................57
   Class G Partnership Preferred Units....................................57
   High Performance Units.................................................57
   Distributions..........................................................58
   Allocations of Net Income and Net Loss.................................59
   Withholding ...........................................................59
   Return of Capital......................................................59
   Redemption Rights......................................................60
   Partnership Right to Call Common OP Units..............................60
   Transfers and Withdrawals..............................................60
   Issuance of Capital Stock by AIMCO.....................................61
   Dilution...............................................................61
   Amendment of the AIMCO Operating
     Partnership Agreement................................................62
   Procedures for Actions and Consents of Partners........................62
   Records and Accounting; Fiscal Year....................................62
   Reports................................................................63
   Tax Matters ...........................................................63
   Dissolution and Winding Up.............................................63
COMPARISON OF THE AIMCO OPERATING
      PARTNERSHIP AND AIMCO...............................................64
COMPARISON OF COMMON OP UNITS AND
     CLASS A COMMON STOCK.................................................71
FEDERAL INCOME TAXATION OF AIMCO AND
     AIMCO STOCKHOLDERS...................................................73
   General................................................................74
   Tax Aspects of AIMCO's Investments in Partnerships.....................78
   Taxation of Management Subsidiaries....................................79
   Taxation of Taxable Domestic Stockholders..............................79
   Taxation of Foreign Stockholders.......................................80
   Information Reporting Requirements and
      Backup Withholding..................................................82
   Taxation of Tax-Exempt Stockholders....................................82
FEDERAL INCOME TAXATION OF THE AIMCO
     OPERATING PARTNERSHIP AND UNITHOLDERS................................83
   Partnership Status.....................................................83
   Taxation of Unitholders of AIMCO Operating Partnership.................84
   Allocations of AIMCO Operating Partnership
      Profits and Losses..................................................85
   Tax Basis of a Partnership Interest....................................85
   Cash Distributions.....................................................85
   Tax Consequences Upon Contribution of Property to the
      AIMCO Operating Partnership.........................................86
   Limitations on Deductibility of Losses.................................87
   Section 754 Election...................................................88
   Depreciation...........................................................88
   Sale, Redemption, or Exchange of OP Units..............................88
   Termination of the AIMCO Operating Partnership.........................89
   Alternative Minimum Tax................................................89
   Information Returns and Audit Procedures...............................89
   Taxation of Foreign Unitholders........................................90
OTHER TAX CONSEQUENCES....................................................90
   Possible Legislative or Other Actions Affecting REITs..................90
   State, Local and Foreign Taxes.........................................90
LEGAL MATTERS.............................................................90
EXPERTS...................................................................91
GLOSSARY................................................................A-1
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF AIMCO PROPERTIES, L.P................................................B-1


                          FORWARD-LOOKING STATEMENTS

   Certain statements in this Prospectus and in any accompanying Prospectus Supplement contain or may contain information that is forward-looking, including, without limitation, statements regarding the effect of acquisitions, the future financial performance of AIMCO and the AIMCO Operating Partnership, the ability of AIMCO to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation, national and local economic conditions, the general level of interest rates, terms of governmental regulations that affect AIMCO and the AIMCO Operating Partnership and interpretations of those regulations, the competitive environment in which AIMCO and the AIMCO Operating Partnership operate, financing risks, real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets, acquisition and development risks, including failure of such acquisitions and developments to perform in accordance with projections, and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by AIMCO or the AIMCO Operating Partnership. Readers should carefully review this Prospectus and any accompanying Prospectus Supplement in their entirety, including but not limited to the information incorporated by reference herein.

                             AVAILABLE INFORMATION

   Each of AIMCO and the AIMCO Operating Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by AIMCO or the AIMCO Operating Partnership with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Such material relating to AIMCO can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

   AIMCO and the AIMCO Operating Partnership have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated or deemed to be incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents, previously filed by AIMCO with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

   (i)      Annual Report on Form 10-K/A of AIMCO for the year ended December
            31, 1997;

   (ii) Quarterly Report on Form 10-Q/A of AIMCO for the quarter ended March 31, 1998; and

   (iii) Current Reports on Form 8-K of AIMCO dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment
            No. 2 thereto filed May 22, 1998), January 31, 1998 and March
            17, 1998 (and Amendment No. 1 thereto filed April 3, 1998, and Amendment No. 2 thereto filed June 22, 1998 and Amendment No. 3 thereto filed July 2, 1998).

   The following document, previously filed by the AIMCO Operating Partnership with the Commission pursuant to the Exchange Act (File No. 000-24497) is incorporated herein by reference:

   (i) Registration Statement on Form 10, dated June 22, 1998, of the AIMCO Operating Partnership.

   All documents filed by AIMCO or the AIMCO Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

   Copies of all documents that are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222,
Attention: Corporate Secretary, telephone number (303) 757-8101.

                          ------------------------


   No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made such information or representation must not be relied upon as having been authorized by AIMCO or the AIMCO Operating Partnership or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                THE COMPANY

   AIMCO, a Maryland corporation formed on January 10, 1994, is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. AIMCO is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998.

   As of March 31, 1998, through its controlling interests in the AIMCO Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), AIMCO owned or controlled 41,886 units in 153 apartment properties (the "Owned Properties"), held an equity interest in 75,109 units in 480 apartment properties (the "Equity Properties"), and managed 67,665 units in 356 apartment properties for third party owners and affiliates (the "Managed Properties" and, together with the Owned Properties and Equity Properties, the "AIMCO Properties"), bringing the total portfolio to 184,660 units in 989 apartment properties as of March 31, 1998. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico.

   Substantially all of the operations of AIMCO are conducted through the AIMCO Operating Partnership and its subsidiaries. As of March 31, 1998, AIMCO, through its wholly owned subsidiaries, AIMCO-GP, Inc., the sole general partner of the AIMCO Operating Partnership (the "AIMCO GP"), and AIMCO-LP (the "Special Limited Partner"), a limited partner in the AIMCO Operating Partnership, held approximately an 88% interest in the AIMCO Operating Partnership. AIMCO, together with its consolidated subsidiaries, including the AIMCO Operating Partnership, is herein sometimes referred to as the "Company."

   The principal executive offices of AIMCO and the AIMCO Operating Partnership are located at 1873 South Bellaire Street, Denver, Colorado 80222, and their telephone number is (303) 757-8101.

                            RECENT DEVELOPMENTS

AMBASSADOR MERGER

   On May 8, 1998, Ambassador Apartments, Inc. ("Ambassador") was merged into AIMCO (the "Ambassador Merger"), and the outstanding shares of common stock, par value $.01 per share, of Ambassador (the "Ambassador Common Stock"), were converted into a total of 6,578,833 shares of Class A Common Stock. Upon the consummation of the Ambassador Merger, Ambassador and its subsidiaries had aggregate outstanding indebtedness of approximately $406.1 million, which by operation of law became indebtedness of AIMCO or its subsidiaries upon consummation of the Ambassador Merger. Ambassador was a self-managed REIT engaged in the ownership and management of garden style apartment properties leased primarily to middle income tenants. As of the consummation of the Ambassador Merger, Ambassador owned 52 apartment communities with a total of 15,728 units located in Arizona, Colorado, Florida, Georgia, Illinois, Tennessee and Texas. In addition, Ambassador managed one property containing 252 units for an unrelated third party.

INSIGNIA MERGER

   AIMCO and the AIMCO Operating Partnership have entered into a merger agreement (the "Insignia Merger Agreement") with Insignia Financial Group, Inc. ("Insignia") and Insignia/ESG Holdings, Inc. ("Holdings") pursuant to which Insignia will be merged into AIMCO (the "Insignia Merger"). Insignia is a fully integrated real estate services organization specializing in the ownership and operation of securitized real estate assets. Insignia is the largest manager of multifamily residential properties in the United States according to the 1998 National Multi Housing Counsel 50 Report published in March 1998. Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking, and real estate brokerage services for various types of property owners, including approximately 900 limited partnerships having approximately 350,000 limited partners. Insignia provides property management services for approximately 192,000 multifamily units, consisting of 115,000 units which are controlled by Insignia and 77,000 units owned by third parties. The Insignia Merger is subject to approval by Insignia's stockholders and other customary conditions. It is expected that the Insignia Merger, if approved, would be completed in the third quarter of 1998.

   At the time of the Insignia Merger, Insignia will consist principally of: (i) Insignia's interests in Insignia Properties Trust, a Maryland REIT, which is a majority owned subsidiary of Insignia ("IPT"), and Insignia Properties, L.P., IPT's operating partnership; (ii) 100% of the ownership of the Insignia entities that provide multifamily property management and partnership administrative services; (iii) Insignia's interest in multifamily coinvestments; (iv) Insignia's ownership of subsidiaries that control multifamily properties not included in IPT; (v) Insignia's limited partner interests in public and private syndicated real estate limited partnerships; and (vi) assets incidental to the foregoing businesses. Prior to the Insignia Merger, the remaining businesses of Insignia will be transferred to Holdings and all of the capital stock of Holdings will be distributed to Insignia's stockholders (the "Distribution").

   If the Insignia Merger is approved by the stockholders of AIMCO, the outstanding shares of Insignia's common stock will be converted into the right to receive, in the aggregate, approximately $303 million of AIMCO's Class E Preferred Stock (as defined below), (and, in certain cases, cash which AIMCO, in its sole discretion, may elect to pay if the average trading price of Class A Common Stock over a 20-day period ended five trading days prior to the effective time of the Insignia Merger (the "Effective Time"), but in no event greater than $38.00 (the "AIMCO Index Price") is less than $36.50). In addition to receiving the same dividends as holders of shares of Class A Common Stock, holders of Class E Preferred Stock will be entitled to receive a pro rata share of a special dividend of $50 million in the aggregate (the "Special Dividend"). When the Special Dividend is paid in full, each share of Class E Preferred Stock will automatically convert into one share of Class A Common Stock (subject to certain antidilution adjustments). In addition, after the Insignia Merger, approximately $458 million in outstanding debt and other liabilities of Insignia and its subsidiaries will remain outstanding.

   If the AIMCO Index Price is less than $36.50, then AIMCO may elect in its sole discretion to pay part of the Merger Consideration received by Insignia stockholders in cash by giving notice to Insignia that it has elected to do so, which notice shall set forth the aggregate amount AIMCO has elected to pay in cash (the "Aggregate Cash Amount"); provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia common stock outstanding at the Effective Time plus the number of shares of Insignia common stock for which outstanding Insignia Convertible Securities (see "Glossary") are exercisable, whether or not vested, at the Effective Time.

   If the stockholders of AIMCO do not approve the Insignia Merger, the Insignia Merger will nonetheless be consummated assuming all other conditions thereto are satisfied or waived. In such event, AIMCO will issue to holders of shares of Insignia common stock, in the aggregate, approximately $203 million of Class E Preferred Stock and approximately $100 million of Class F Preferred Stock (as defined below), in lieu of approximately $303 million of Class E Preferred Stock. In either case, holders of Class E Preferred Stock will be entitled to the Special Dividend. When the Special Dividend is paid in full, each share of Class E Preferred Stock will automatically convert into one share of Class A Common Stock (subject to certain antidilution adjustments). If and when approved by stockholders of AIMCO, each share of Class F Preferred Stock will convert into one share of Class A Common Stock (subject to certain antidilution adjustments). For a description of the terms of the Class E Preferred Stock and the Class F Preferred Stock, see "Description of Preferred Stock."

   As of the date hereof, Insignia and its subsidiaries own approximately 61% of the outstanding shares of beneficial interest, par value $.01 per share, of IPT ("IPT Shares"). The Insignia Merger Agreement requires AIMCO to propose to acquire (by merger) all of the IPT Shares not owned by Insignia and its subsidiaries, and to use its reasonable best efforts to consummate such merger within three months following the Insignia Merger at a purchase price of not less than $13.25 per IPT Share, payable in cash. Assuming a price of $13.25 per IPT Share, the remaining 39% of IPT, owned principally by private investors and certain executives of Insignia, is valued at approximately $100 million. In addition, IPT is party to a merger agreement with Angeles Mortgage Investment Trust ("AMIT"), which, if approved by AMIT's stockholders and consummated, will result in the issuance of additional IPT Shares and, therefore, the payment by AIMCO in a merger with IPT of an additional approximately $53.8 million at an assumed price of $13.25 per IPT Share.

   After consummation of the Insignia merger, the AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the AIMCO Operating Partnership to be issued pursuant to the Registration Statement of which this Prospectus forms a part, (ii) cash or (iii) a combination of such equity securities and cash. Such offers are expected to include terms that will allow limited partners to continue to hold their limited partnership interests.


                                 RISK FACTORS

   An investment in OP Units or shares of capital stock of AIMCO involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus and any accompanying Prospectus Supplement, potential investors should consider among other things, the following factors:

POSSIBLE CONFLICTS OF INTERESTS; TRANSACTIONS WITH AFFILIATES

   AIMCO and certain of its officers and/or directors have entered into, and may in the future enter into, certain types of transactions that may result in conflicts of interest between AIMCO and such officers and/or directors. These types of transactions include: the acquisition by AIMCO of property or assets from, or the sale by AIMCO of property or assets to, such officers and/or directors; making loans to or borrowing from such officers and/or directors, including in connection with the purchase of Common Stock (as defined below) or the purchase of interests in the AIMCO Operating Partnership and other unconsolidated subsidiaries of AIMCO; investments by AIMCO in partnerships or other entities (such as the AIMCO Operating Partnership and such other unconsolidated subsidiaries) in which such officers and/or directors have a controlling equity interest or other form of ownership interest; and the purchase or sale of real estate or other assets by such officers and/or directors, where the acquisition of such real estate or assets is also a corporate opportunity for AIMCO ; and the provision of property management services for Managed Properties in which certain officers and/or directors of AIMCO have separate ownership interests.

   In order to satisfy certain requirements for AIMCO's continued qualification as a REIT, from time to time the Company has organized unconsolidated subsidiaries of AIMCO (the "Unconsolidated Subsidiaries"), in which the AIMCO Operating Partnership holds non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of AIMCO hold, directly or indirectly, all of the voting common stock, representing a 5% economic interest. The Company is currently engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in a group of companies (the "NHP Real Estate Companies") previously owned by NHP Incorporated ("NHP") that hold interests in partnerships that own 534 multifamily apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets. As a result of the NHP Real Estate Reorganization, the vast majority of the assets of the NHP Real Estate Companies will be owned by a limited partnership (the "Unconsolidated Partnership") in which the AIMCO Operating Partnership will hold a 99% limited partner interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest. As a result of the ownership interests held by certain officers and/or directors of AIMCO in the Unconsolidated Subsidiaries, the Unconsolidated Partnership and certain Managed Properties, certain conflicts of interest may arise with respect to such persons in transactions involving such entities or the assets held by such entities. For example, in order to acquire or maintain an interest in the Unconsolidated Subsidiaries and the Unconsolidated Partnership, such persons were required to contribute assets (including promissory notes) to such entities in exchange for interests therein. Although the Company believes that such contributions have been made on terms that were fair to the Company and such entities, such transactions were not made at arms'-length, the Company in some instances did not obtain independent valuations of such entities and there can be no assurance that contributions by such individuals to such entities were made in amounts which reflected the market value of the associated economic interest. In addition, because the Company does not have voting control over the Unconsolidated Partnership or the Unconsolidated Subsidiaries, the Company is not able to cause such entities to take actions that would be in the interest of the Company and its stockholders or to prevent other actions that are not in the interest of the Company and its stockholders and partners.

   AIMCO entered into a Contribution Agreement, dated January 31, 1998 (the "CK Contribution Agreement"), with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman. It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Although any transfer of assets or services to CK will be at prices approved by the independent members of AIMCO's board of directors (the "AIMCO Board"), the value of such assets or services may be difficult to ascertain, and there can be no assurance that the pricing will favor AIMCO.


RISKS OF SIGNIFICANT INDEBTEDNESS

General

   The Company has significant amounts of debt outstanding and, accordingly, is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of March 31, 1998, 94% of the Company's Owned Properties, and 56% of its total assets, were encumbered by debt, and the Company had total outstanding indebtedness of $811.5 million all of which was secured by Owned Properties and other assets. AIMCO's management generally follows the strategies set forth under "Business of the Company -- Operating and Financial Strategies -- Debt Financing," in connection with incurrences of additional indebtedness; however, such strategies are not binding on management and are subject to change from time to time. In January 1998, the Company entered into a new unsecured $50 million credit facility (the "New Credit Facility") with Bank of America National Trust and Savings Association ("Bank of America"). On May 8, 1998, the Company increased its borrowing capacity under the New Credit Facility to $125 million until November 1, 1998. On May 21, 1998, the Company further increased its borrowing capacity under the New Credit Facility to $155 million until November 1, 1998. After November 1, 1998, the maximum borrowing capacity returns to its original $50 million. In February 1998, the Company entered into a $50 million secured revolving credit facility (the "WMF Credit Facility," and together with the New Credit Facility, the "Credit Facilities") with Washington Mortgage Financial Group, Ltd. ("Washington Mortgage"). The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to the Federal National Mortgage Association ("FNMA"), but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. The New Credit Facility restricts, among other things, the Company's ability to effect certain mergers, business consolidations and asset sales, and to incur indebtedness or liens, imposes minimum net worth requirements, and requires the Company to comply with certain financial covenants, including maintaining a ratio of debt to gross asset value of no more than 0.55 to 1, an interest coverage ratio of at least 2.25 to 1 and a debt service coverage ratio of at least 2.0 to 1. Additionally, the New Credit Facility limits AIMCO from making dividends, distributions or other restricted payments that exceed 80% of funds from operations to its stockholders. The WMF Credit Facility contains similar financial covenants to the New Credit Facilities. Failure to comply with these covenants could result in adverse consequences by rendering AIMCO unable to pay dividends or distributions or make redemptions or resulting in an event of default that may terminate or accelerate the Credit Facilities. Failure by the Company to make payments in respect of certain recourse indebtedness or payments exceeding $15 million under any other debt agreement (except intracompany agreements), failure to perform or observe covenants or conditions under an intracompany subordination agreement entered into in connection with the Credit Facilities or under the Company's other credit agreements that results in acceleration or default, among other events, are considered defaults under the Credit Facilities.

   The Company had outstanding borrowings under the WMF Credit Facility of $36.9 million as of March 31, 1998. As of March 31, 1998, General Motors Acceptance Corporation ("GMAC") had made 89 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $386.9 million as of such date, to property owning partnerships of the Company, each of which is secured by the Owned Property of such partnership. Twenty-four GMAC loans, having an aggregate balance of $146.4 million outstanding as of March 31, 1998, are cross-collateralized and cross-defaulted with certain other GMAC loans, and seven loans currently held by FNMA, having an aggregate balance of $66.9 million outstanding as of March 31, 1998, are cross-collateralized and cross-defaulted with certain other FNMA loans. Other than certain GMAC Loans, none of the Company's debt is subject to cross-collateralization provisions. Neither AIMCO's Charter (the "Charter") nor the AIMCO Operating Partnership's Agreement of Limited Partnership (the "AIMCO Operating Partnership Agreement") limit the amount of indebtedness that may be incurred by AIMCO and its subsidiaries. If the Company does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If the Company is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company. See "Business of the Company-Recent Credit Agreements."

Risks Related to Interest Rate Hedging Arrangements

   The Company, from time to time, enters into agreements to reduce the risks associated with increases in interest rates. Although these agreements provide the Company with some protection against rising interest rates, these agreements also reduce the benefits to the Company when interest rates decline. From time to time, the Company enters into interest rate lock agreements with major investment banking firms, in anticipation of refinancing debt. Interest rate lock agreements related to planned refinancings of identified variable rate indebtedness are accounted for as anticipatory hedges. Upon the refinancing of such indebtedness, any gain or loss associated with the termination of the interest rate lock agreement is deferred and recognized over the life of the refinanced indebtedness. In order for the interest rate lock to qualify as an anticipatory hedge, the following criteria must be met: (a) the refinance being hedged exposes the Company to interest rate risk; (b) the interest rate lock is designated as a hedge; (c) the significant characteristics and expected terms of the refinance are identified; and (d) it is probable that the refinance will occur. The Company believes that all four of the above qualifications have been met. In the event that any of the above qualifications are not met, the interest rate lock will not qualify as an anticipatory hedge, and the gain or loss on the interest rate lock will be recognized in the current period's earnings. In March 1997, the Company entered into an interest rate hedging agreement (the "March Hedge") with an investment banking company in anticipation of refinancing certain indebtedness. The March Hedge, which was extended to mature on January 30, 1998, has a notional amount of $100 million and fixes the interest rate of the anticipated refinancing at 7.053%. The indebtedness was refinanced in December 1997, at which time the Company realized a loss on the March Hedge of approximately $10.9 million which will be amortized over the life of the refinanced debt, resulting in an effective interest rate of 7.8%. In addition, in September 1997, the Company entered into a second interest rate agreement (the "September Hedge"), with the same investment banking company, having a notional amount of $75 million, in anticipation of refinancing certain indebtedness. The September Hedge fixed the ten-year treasury rate at 6.294%. An unrealized loss of approximately $3.5 million relating to the September Hedge has been deferred as of March 31, 1998. Subsequent to March 31, 1998, the Company refinanced certain mortgage indebtedness relating to ten real estate partnerships and realized losses of approximately $3.9 million, which losses have been deferred and will be amortized over the life of the refinanced debt. These losses, when amortized, will result in effective interest rates of approximately 7.0% over the life of the refinanced debt. There can be no assurance that the above described indebtedness will be refinanced or that the Company will be able to enter into other hedging arrangements to replace the September Hedge.

   Interest rate hedging arrangements may expose the Company to certain risks. Interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on the Company's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to the Company. In order to minimize counterparty credit risk, the Company's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

Risks of Rising Interest Rates

   Certain of the Company's borrowings, including the Credit Facilities, bear interest at a variable rate. As of May 31, 1998, approximately 88% of the Company's total consolidated indebtedness was subject to fixed interest rates and approximately 12% (approximately $157.3 million) was subject to variable interest rates. Although, the Company has certain hedging arrangements in place, as described below, increases in interest rates could increase the Company's interest expense and adversely affect cash flow.

RISKS RELATED TO INVESTMENTS IN AND MANAGEMENT OF REAL ESTATE

General

   Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. The Company's income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). The Company's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If the Company's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income, and its ability to make distributions to holders of its securities, will be adversely affected. Many of the factors that could adversely affect the Company's income from its Owned Properties and Equity Properties could also adversely affect the Company's income from its Managed Properties by reducing gross receipts for such properties.

Illiquidity of Real Estate

   Investments in real estate or partnerships which own real estate may be illiquid. In connection with the acquisition of properties in exchange for OP Units, the Company sometimes agrees not to sell such properties for a period of time, typically three years. As a result, the Company may be unable to vary its portfolio promptly in response to changes in economic or other conditions.

Operating Risks

   The AIMCO Properties are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect the Company's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.

Competition

   There are numerous housing alternatives that compete with the AIMCO Properties in attracting residents. Such properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of the Company to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with the Company in each of its market areas in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties, and the Company's market share is small in each of its market areas. In addition, numerous property management companies compete with the Company in the markets where the Managed Properties are located.

Change in Laws

   Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of the Company to increase, rental revenue or increase operating costs in particular markets.

Possible Environmental Liabilities

   Under federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties, the Company could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

   Certain federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties. The Company has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

   Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto the Company's property. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City of Austin"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission (the "TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, the City of Austin may implement a proposed contingency plan of passive methane gas venting. The City of Austin has also conducted testing on the Company's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by the Company, the groundwater does not appear to be contaminated at actionable levels. The Company has not incurred and does not expect to incur liability for the landfill investigation and remediation. However, in connection with the present raising of four of its buildings in order to install stabilizing piers under the building slabs, the Company has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications. The restabilization was substantially completed as of January 1998 at a total cost of approximately $550,000. The City of Austin will be responsible for monitoring the conditions at the Montecito property.

   All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that would have a material adverse effect on the Company's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, the Equity Properties and Managed Properties may have not been subject to Phase I or similar environmental audits by independent environmental consultants. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to the Equity Properties or the Managed Properties, for which audits are not available, there can be no assurance that material environmental liabilities of which the Company is unaware do not exist at such properties.

   In October 1997, NHP received a letter from the U.S. Department of Justice (the "DOJ") which stated that the U.S. Environmental Protection Agency (the "EPA") has requested that the DOJ file a lawsuit against NHP alleging, among other things that NHP violated the Clean Air Act, the National Recycling and Emissions Reduction Program and associated regulations in connection with the employment of certain unlicensed personnel, maintenance and disposal of certain refrigerants, and record-keeping practices at two properties. A settlement in principle between NHP and the EPA has been reached whereby NHP has agreed to pay a fine of less than $100,000, permit the EPA to audit 40 properties with respect to their use and disposal of such refrigerants, and continue to provide training to all maintenance workers with respect to the disposal of such refrigerants. A formal settlement agreement is expected to be executed in 1998. It is possible that the future EPA audits agreed to in the settlement could result in additional allegations by the EPA of violations at such properties; however, based on the terms of the settlement agreement with the DOJ, the Company anticipates that fines, if any, resulting from such audits would be nominal.

Restrictions Imposed by Laws Benefitting Disabled Persons

   Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws exist which also may require modifications to the AIMCO Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although the Company believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and FHAA. In addition, if any Equity Properties are not in compliance with the ADA or the FHAA, the value of the Company's investment in the Equity Properties could be adversely affected by compliance costs at such properties.

Risks Relating to Regulation of Affordable Housing

   As of March 31, 1998, the Managed Properties included 68,264 units in 460 properties which benefit from an interest rate or rental subsidy or are otherwise subject to governmental programs intended to provide housing to persons with low or moderate incomes (such units or properties are referred to as "affordable"). In addition, the NHP Real Estate Companies own interests in 55,546 affordable units. A substantial portion of the affordable properties, and some conventional properties in which the NHP Real Estate Companies own interests, were built or acquired by the owners with the assistance of programs administered by the U.S. Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, which typically include limits on rents to amounts approved by HUD. HUD approval is required before the Company may be appointed as manager of additional HUD-assisted properties. There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition to the effects of HUD regulation on the Company as a manager of affordable properties, the business of the Company may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which would result in a loss of management fee revenue. As of March 31, 1998, and in addition to the 441 HUD-assisted properties, the Company managed 19 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD. The Company estimates that it receives less than 9% of its revenues from affordable units.

Risks Related to HUD Enforcement and Limited Denials of Participation

   Under its regulations, HUD has the authority to suspend or deny property owners and managers from participation in HUD programs within a geographic region or nationwide for various causes, which may include the imposition of a limited denial of participation ("LDP") by any HUD office. In March 1997, HUD announced its intention to step up enforcement against property owners who violate their agreements with HUD, and, in July 1997, HUD announced the creation of a new Department-wide enforcement division. The St. Louis field office of HUD issued an LDP against NHP and its affiliates in June 1997 as a result of a mortgage default of a HUD-insured property in St. Louis. The LDP expired by its terms on June 24, 1998. An appeal of the LDP issued by the St. Louis office is pending and AIMCO has proposed a settlement which includes aggregate corporate payments to HUD of approximately $485,000 in return for HUD's withdrawal of the LDP as of the date of issuance. Because an LDP is prospective, existing HUD agreements are not affected, so an LDP is not expected to affect properties that the Company currently manages in the subject regions. If HUD were to disapprove the Company as property manager for one or more affordable properties, the Company's ability to obtain property management revenues from additional affordable properties may be impaired.

   HUD monitors the performance of properties receiving assistance and compliance with applicable regulations, and takes performance and compliance into account in approving management of HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by the NHP Real Estate Companies or the Company have defaulted on non-recourse HUD-insured mortgage loans. Eight of those 29 properties are also currently managed by the Company. An additional six properties owned or managed by the Company have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, a national HUD office must review any field office approval of the Company to act as property manager for a HUD-assisted property.

   In October 1997, NHP received a subpoena from the Inspector General of HUD requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with property management of a HUD project. The Company believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of NHP's acquisitions of property management rights for HUD projects may be responsive to the subpoena. The Company and NHP are in the process of complying with the subpoena and have provided certain documents to the Inspector General, without conceding that they are responsive to the subpoena. The Company believes that NHP's operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Effective February 13, 1998, counsel for NHP and the U.S. Attorney for the Northern District of California entered into a tolling agreement related to certain civil claims the government may have against NHP. Although no action has been initiated against NHP or the Company or, to the Company's knowledge, any owner of a HUD property managed by NHP or the Company, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of the Company.

Risks Relating to Restructuring of Federal Housing Subsidies

   The Company owns or manages apartment units that are subsidized under
Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based contracts with the owners of the properties or, with respect to a limited number of units managed by the Company, pursuant to vouchers received by tenants. On October 27, 1997, the President signed into law the Multifamily Assisted Housing Reform and Affordability Act of 1997 (the "1997 Housing Act"). Under the 1997 Housing Act, certain properties assisted under
Section 8, with rents above market levels and financed with HUD-insured mortgage loans, will be restructured by reducing subsidized rents to market levels, thereby reducing rents and rent subsidies and lowering required debt service costs as needed to ensure financial viability at the reduced rents and rent subsidies. The 1997 Housing Act retains project-based subsidies for most properties (properties in rental markets with limited supply, properties serving the elderly and certain other properties). The 1997 Housing Act phases out project-based subsidies on selected properties serving families not located in rental markets with limited supply, converting such subsidies to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at properties of their choice, provided such tenants have the financial ability to pay the difference between the selected properties' monthly rent and the value of the vouchers, which would be established based on HUD's regulated fair market rent for the relevant geographic area. The 1997 Housing Act provides that properties will begin the restructuring process in federal fiscal year 1999 (beginning October 1, 1998), and that HUD will issue final regulations implementing the 1997 Housing Act on or before October 27, 1998. With respect to Housing Assistance Payments Contracts ("HAP Contracts") expiring before October 1, 1998, Congress has elected to renew them for one year terms, generally at existing rents, so long as the properties remain in compliance with the HAP Contracts. While the Company does not expect the provisions of the 1997 Housing Act to result in a significant number of tenants relocating from properties managed by the Company, there can be no assurance that the proposed changes would not significantly affect the Company's management portfolio. Furthermore, there can be no assurance that other changes in federal housing subsidy policy will not occur. Any such changes could have a material adverse effect on the Company's property management revenues.

Loss of Revenue Due to Termination or Other Loss of Property Management
Agreements

   The Company receives revenue for services performed under property management agreements relating to properties owned by third parties. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. The Company's contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result of a number of factors, many of which are beyond the control of the Company including: (i) disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;
(ii) the property owner's determination that the Company's management of the property is unsatisfactory; (iii) willful misconduct, gross negligence or other conduct by the manager that constitutes grounds for termination under such contracts; or (iv) with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

Risks Associated with Integrating Acquired Businesses

   In connection with the Ambassador Merger, the Company acquired 15,728 apartment units and related assets with an aggregate book value in excess of $500 million. The Insignia Merger will constitute the largest acquisition ever undertaken by the Company, involving aggregate consideration in excess of $910 million. In addition to the risks typically associated with other acquisitions generally, the integration of acquired businesses with the Company's may place a significant burden on the Company's management and its systems. Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of the acquired business, the difficulty associated with assimilating the personnel and operations of the acquired business, the disruption of the Company's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies and the impairment of the Company's reputation. No assurance can be given that the anticipated benefits from any acquisition will be realized, that the Company will be able to integrate the acquired businesses successfully or that the Company will not be required to make expenditures to enhance its systems. Failure of the Company to integrate acquired businesses successfully could have a material adverse effect on the Company's results of operations. Substantial growth in the Company's portfolio as a result of recent and possible future acquisitions of properties and businesses may involve similar burdens and risks.

Potential Acquisitions May Not Be Completed

   In the ordinary course of business, the Company engages in discussions and negotiations regarding the acquisition of apartment properties or interests in apartment properties. The Company frequently enters into contracts and nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. The Company believes that such contracts essentially result in the creation of an option on the subject properties and give the Company greater flexibility in seeking to acquire properties. As of July 28, 1998, the Company had under letter of intent or contract an aggregate of 66 multifamily apartment properties with a maximum aggregate purchase price of $841 million including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. In addition, the Company has entered into the Insignia Merger Agreement. See "Recent Developments -- Insignia Merger." No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive on a per share basis.

Results of Acquisition and Development Activities May Not Meet Expectations

   The Company has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of multifamily apartment properties. In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements, along with integration-related risks. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations. See also "--Risks Associated with Integrating Acquired Businesses."

Litigation Risks

   General. The Company also has engaged in, and intends to continue to engage in the selective acquisition of, or investment in, companies that own or manage apartment properties or own general or limited partnership or other interests therein, including tender offers for certain limited partnership interests. Risks associated with the Company's past and future acquisitions of general partnership interests, and tender offers for outstanding limited partnership interests, include the risks that, as the owner of the general partnership interest, the Company will be liable for breaches of fiduciary duty to limited partners or that the assets of the corporate general partner subsidiary of AIMCO may be subject to claims by creditors of the partnership if the partnership becomes insolvent.

   English Litigation. In November 1996, the Company acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, the Company purchased all of the general and limited partnership interests owned by the J.W. English Companies in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. The Company made tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships"). Two complaints were filed in Superior Court of the State of California (the "California Actions") against the Company and the J.W. English Companies, alleging, among other things, that the consideration the Company offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that the Company receives excessive fees in connection with its management of the properties owned by the English Partnerships, that the Company continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty. In addition to unspecified compensation and exemplary damages, the complaints in the California Actions seek an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing the Company from management of the English Partnerships or ordering disposition of the properties, and attorneys fees, expert fees and other costs. On January 9, 1998, the court granted the Company's demurrers in each of the three causes of actions against it in the complaints with leave to amend. Plaintiffs filed a consolidated amended complaint (the "Consolidated Amended Complaint") on February 25, 1998. The Consolidated Amended Complaint has added the general partners of the English Partnerships as defendants, and has added the English Partnerships themselves as nominal defendants. The Consolidated Amended Complaint seeks compensatory and punitive damages and alleges six causes of action for breach of fiduciary duty (two separate causes of action), for an accounting, for breach of contract, for breach of the implied covenant of good faith and fair dealing, and for inducing breach of contract. Plaintiffs have also added allegations of alleged wrongful conduct in connection with the Company's second group of tender offers commenced in late 1997. Defendants intend to defend the action vigorously. Trial is scheduled to begin on October 5, 1998. Plaintiffs have filed a motion for class certification which is scheduled to be heard on August 14, 1998. Trial in the action has been continued until April 12, 1999. The failure by the Company to prevail in the California Actions or to receive indemnification from the J. W. English Companies could have a material adverse effect on the Company's financial condition and results of operations.

   Insignia Litigation. On March 24, 1998, persons claiming to own limited partner interests in certain limited partnerships (the "Insignia Partnerships") whose general partners (the "Insignia GPs") are affiliates of Insignia filed a purported class and derivative complaint (the "Complaint") in California Superior Court in the County of San Mateo against Insignia, the Insignia GPs, AIMCO, certain persons and entities who purportedly formerly controlled the Insignia GPs, and additional entities affiliated with, and individuals who are officers, directors or principals of, several of the defendants. With respect to AIMCO, plaintiffs allege that (i) AIMCO aided and abetted Insignia's alleged breach of fiduciary duty in connection with Insignia's agreement to merge with AIMCO and (ii) AIMCO aided and abetted other alleged acts of mismanagement purportedly committed by the Insignia defendants. With respect to Insignia and the other defendants, plaintiffs allege purported violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The Complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the Insignia GPs to AIMCO and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. AIMCO served a separate demurrer to the Complaint which is scheduled to be heard by the court on August 6, 1998. Prior to the filing of an opposition brief, plaintiffs have indicated that they intend to file an amended complaint, which has yet to be received. Defendants Apollo Real Estate Advisors, L.P. and Michael L. Ashner have also each filed separate motions which seek, respectively, to dismiss the Complaint and quash service of the summons. Defendants intend to defend the action vigorously.

Risks Relating to the Consummation of Insignia Merger

   Consummation of the Insignia Merger does not require the approval of the stockholders of AIMCO. However, approval of the AIMCO stockholders is necessary for the issuance of $303 million of Class E Preferred Stock as consideration in the Merger. If AIMCO stockholders fail to approve the Insignia Merger, the transaction may be completed with the issuance of $203 million of Class E Preferred Stock and $100 million of Class F Preferred Stock, which has terms less favorable to AIMCO than Class E Preferred Stock. See "Description of Preferred Stock - Class E Preferred Stock" and "Description of Preferred Stock - Class F Preferred Stock."

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

   Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. Although AIMCO believes that it has operated since July 29, 1994, the date of its initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Federal Income Taxation of AIMCO and AIMCO Stockholders."

   In July 1998, AIMCO received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO ("Counsel"), concerning the qualification of AIMCO as a REIT. The opinion of Counsel is based on, and conditioned upon, representations and covenants made by AIMCO as to factual matters, including representations and covenants regarding the nature of AIMCO's properties and the historical and future conduct of its business. The opinion is expressed based upon facts, representations and assumptions as of its date, and Counsel has no obligation to advise the Company or its investors of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet the requirements for qualification as a REIT in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS"). Following the Insignia Merger, AIMCO's qualification as a REIT also depends on the REIT qualification of IPT. In addition, following the Insignia Merger, if Insignia is subsequently determined to have earnings and profits in excess of that distributed by AIMCO, effective on or before December 31, 1998, AIMCO would fail to qualify as a REIT. See "Federal Income Taxation of AIMCO and AIMCO Stockholders --General --Absence of Earnings and Profits."

   Certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of subsidiaries which are organized as Unconsolidated Subsidiaries without jeopardizing AIMCO's qualification as a REIT. See "Federal Income Taxation of AIMCO and AIMCO Stockholders." Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the AIMCO Board to revoke the REIT election. See "--Risks of Significant Indebtedness;" "--Risks Related to Investment in and Management of Real Estate" and "Federal Income Taxation of AIMCO and the AIMCO Stockholders."

   If, in any taxable year, AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends paid to stockholders in computing taxable income and would be subject to federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to the Company in order to pay the applicable tax, and AIMCO would not be required to make distributions to stockholders under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

   Also, if AIMCO fails to qualify as a REIT, the agreement pursuant to which AIMCO issued its Class B Preferred Stock (as defined below) provides that the original purchaser may require AIMCO to repurchase such investor's Class B Preferred Stock, in whole or in part, at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. Such investor acquired and currently owns 750,000 shares of Class B Preferred Stock.

OWNERSHIP LIMIT

   In order for AIMCO to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code). The Charter limits direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of Class A Common Stock or AIMCO's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause shares of AIMCO's Class A Common Stock and Class B Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by AIMCO, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares.

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

   Although each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, officers and/or directors of AIMCO, has entered into an employment agreement with the Company, the loss of any of their services could have an adverse effect on the operations of the Company.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

   The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIMCO or the AIMCO Operating Partnership. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Unconsolidated Subsidiaries. It cannot be predicted whether, when, in what form, or with what effective dates, the tax laws applicable to AIMCO or the AIMCO Operating Partnership, or an investment in AIMCO or the AIMCO Operating Partnership, will be changed.

SHARES AVAILABLE FOR FUTURE SALE

   As of March 31, 1998, there were outstanding options and warrants to purchase Class A Common Stock, and shares of Class B Preferred Stock and Class B Common Stock convertible into Class A Common Stock, that, if exercised or converted, would result in the issuance of approximately 7.7 million shares of Class A Common Stock. In addition, as of March 31, 1998, there were outstanding 5.7 million Common OP Units which, upon tender for redemption by the holders, may be acquired by AIMCO in exchange for an equal number of shares of Class A Common Stock. Consummation of the Ambassador Merger increased the amount of outstanding shares of Class A Common Stock by approximately 6.8 million shares. In addition, in the Insignia Merger, AIMCO will issue either (i) $303 million in Class E Preferred Stock or (ii) $203 million in Class E Preferred Stock and $100 million in Class F Preferred Stock. If $303 million in Class E Preferred Stock is issued, such shares will automatically convert into Class A Common Stock on a one-for-one basis, (subject to antidilution adjustments, if any), upon payment of a $50 million dividend. If $100 million of Class F Preferred Stock is issued, the Class F Preferred Stock will convert into Class A Common Stock, upon approval by stockholders of AIMCO, on a one-for-one basis (subject to antidilution adjustments, if any). All of the shares of Class A Common Stock described above will be available for sale in the public markets either immediately upon issuance or from time to time pursuant to exemptions from registration or upon registration. Sales of substantial amounts of shares of Class A Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of Class A Common Stock.


RISKS ASSOCIATED WITH AN INVESTMENT IN OP UNITS

Restrictions on Transferability of OP Units

   There is no public market for the OP Units. In addition, the AIMCO Operating Partnership Agreement restricts the transferability of OP Units. See "Description of OP Units--Transfers and Withdrawals." The AIMCO Operating Partnership has no plans to list the OP Units on a securities exchange. It is unlikely that any person will make a market in the OP Units, or that an active market for the OP Units will develop. If a market for the OP Units develops and the OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership for federal income tax purposes (a "publicly traded partnership"). See "-Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks."

Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance

   Although the AIMCO Operating Partnership makes quarterly distributions based on its Available Cash (as defined in the AIMCO Operating Partnership Agreement), there can be no assurance regarding the amounts of Available Cash that the partnership will generate or the portion that the AIMCO GP will choose to distribute. The actual amounts of Available Cash will depend upon numerous factors, including profitability of operations, required principal and interest payments on the AIMCO Operating Partnership's debt, the cost of acquisitions (including related debt service payments), the issuance of debt and equity securities by the AIMCO Operating Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, some of which may be beyond the control of the AIMCO GP. Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the AIMCO Operating Partnership records losses and may not be made during periods when the AIMCO Operating Partnership records profits. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends.

   The AIMCO Operating Partnership Agreement gives the AIMCO GP discretion in establishing reserves for the proper conduct of the partnership's business that will affect the amount of Available Cash. The AIMCO Operating Partnership is required to make reserves for the future payment of principal and interest under the Credit Facilities and other indebtedness of the AIMCO Operating Partnership. In addition, the Credit Facilities limit the AIMCO Operating Partnership's ability to distribute cash to its holders of OP Units ("Unitholders"). As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the AIMCO Operating Partnership, and the AIMCO Operating Partnership's ability to distribute cash may be limited during the existence of any events of default under any of the AIMCO Operating Partnership's debt instruments.

The AIMCO GP Manages and Operates the AIMCO Operating Partnership; Unitholders Have Limited Voting Rights

   The AIMCO GP manages and operates the AIMCO Operating Partnership. Unlike the holders of common Stock in a corporation, Unitholders have only limited voting rights on matters affecting the AIMCO Operating Partnership's business. Unitholders have no right to elect the AIMCO GP on an annual or other continuing basis, and the AIMCO GP may not be removed by Unitholders. As a result, Unitholders have limited influence on matters affecting the operation of the AIMCO Operating Partnership and third parties may find it difficult to attempt to gain control or influence the activities of the AIMCO Operating Partnership.

The AIMCO Operating Partnership May Issue Additional Interests, Diluting Unitholders' Interests

   The AIMCO Operating Partnership may issue an unlimited number of additional OP Units or other limited partner interests of the AIMCO Operating Partnership, for such consideration and on such terms as may be established by the AIMCO GP in its sole discretion, without the approval of the Unitholders. The effect of any such issuance may be to dilute the interests of Unitholders in distributions by the AIMCO Operating
Partnership.

Unitholders May Not Have Limited Liability in Certain Circumstances

   The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the AIMCO Operating Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to make certain amendments to the AIMCO Operating Partnership Agreement or to take other action pursuant to the AIMCO Operating Partnership Agreement constituted participation in the "control" of the AIMCO Operating Partnership's business, then a Unitholder could be held liable under certain circumstances for the AIMCO Operating Partnership's obligations to the same extent as the AIMCO GP.

Conflicts of Interest and Fiduciary Responsibility

   Conflicts of interest have arisen and could arise in the future as a result of the relationships between the AIMCO GP and its affiliates, on the one hand, and the AIMCO Operating Partnership or any partner thereof, on the other. The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO. Such conflicts of interest might arise in the following situations, among others:

   o Decisions of the AIMCO GP with respect to the amount and timing of cash expenditures, borrowings, issuances of additional interests and reserves in any quarter will affect whether or the extent to which there is Available Cash to make distributions in a given quarter.

   o Under the terms of the AIMCO Operating Partnership Agreement, the AIMCO Operating Partnership will reimburse the AIMCO GP and its affiliates for costs incurred in managing and operating the AIMCO Operating Partnership, including compensation of officers and employees.

   o Whenever possible, the AIMCO GP seeks to limit the AIMCO Operating Partnership's liability under contractual arrangements to all or particular assets of the AIMCO Operating Partnership, with the other party thereto to have no recourse against the AIMCO GP or its assets.

   o Any agreements between the AIMCO Operating Partnership and the AIMCO GP and its affiliates will not grant to the Unitholders, separate and apart from the AIMCO Operating Partnership, the right to enforce the obligations of the AIMCO GP and such affiliates in favor of the AIMCO Operating Partnership. Therefore, the AIMCO GP, in its capacity as the general partner of the AIMCO Operating Partnership, will be primarily responsible for enforcing such obligations.

   o Under the terms of the AIMCO Operating Partnership Agreement, the AIMCO GP is not restricted from causing the AIMCO Operating Partnership to pay the AIMCO GP or its affiliates for any services rendered on terms that are fair and reasonable to the AIMCO Operating Partnership or entering into additional contractual arrangements with any of such entities on behalf of the AIMCO Operating Partnership. Neither the AIMCO Operating Partnership Agreement nor any of the other agreements, contracts and arrangements between the AIMCO Operating Partnership, on the one hand, and the AIMCO GP and its affiliates, on the other, are or will be the result of arms'-length negotiations.

   Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.

   The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

   The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement.

Certain Tax Risks Associated with an Investment in the OP Units

   For a general discussion of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of OP Units, see "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders."

Tax Treatment is Dependent on Partnership Status; Publicly Traded Partnership Risks

   The availability to a Unitholder of the federal income tax benefits of an investment in the AIMCO Operating Partnership depends on the classification of the AIMCO Operating Partnership as a partnership for federal income tax purposes. In the opinion of Counsel, which opinion is based upon certain assumptions and representations by the AIMCO Operating Partnership and on opinions of local counsel, with respect to matters of local law, the AIMCO Operating Partnership will be classified as a partnership for federal income tax purposes. The opinion is expressed as of its date and Counsel has no obligation to advise Unitholders of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. No advance ruling has been or will be sought from the IRS as to the classification of the AIMCO Operating Partnership as a partnership. An opinion of Counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.

   If a market for the OP Units develops and the OP Units are considered "readily tradable" on a "secondary market (or the substantial equivalent thereof)," the AIMCO Operating Partnership would be classified as a publicly traded partnership. The AIMCO Operating Partnership believes and intends to take the position that it should not be classified as a publicly traded partnership because (i) the OP Units are not traded on an established securities market and (ii) the OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Although the Treasury regulations promulgated by the U.S. Treasury Department under the Code (the "Treasury Regulations") and an IRS pronouncement provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof, the AIMCO Operating Partnership may not have satisfied any of these safe harbors in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. Such safe harbors are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.

   If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. The AIMCO Operating Partnership believes that more than 90% of its gross income consists of qualifying income and expects that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each Unitholder would be subject to special rules under section 469 of the Code. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Limitations on Deductibility of Losses -- "Passive Activity Loss" Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.

   If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the Unitholders and the Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by a Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Partnership Status." No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.

Consequences of Exchanging Property for OP Units

   In general, no gain or loss will be recognized for federal income tax purposes by a person contributing property to the AIMCO Operating Partnership (the "Contributing Partner") in exchange for OP Units, and the Contributing Partner will take a tax basis in the OP Unit received equal to his adjusted tax basis in the contributed property. Notwithstanding this general rule of nonrecognition, a Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with the transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to such person as determined immediately after the transfer. Such excess is treated as a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership which, in turn, is treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Unit and thereafter as gain from the sale of such partnership interest. If the Contributing Partner transfers property to the AIMCO Operating Partnership and the adjusted tax basis of the property differs from its fair market value, then AIMCO Operating Partnership Tax Items must be allocated, for federal income tax purposes, in a manner such that the Contributing Partner is changed with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property of the time of the contribution. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders --Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership."

   There are a variety of transactions that the AIMCO Operating Partnership may in its sole discretion undertake following such contribution with respect to the contributed property or the debt securing such property which could cause the Contributing Partner to recognize taxable gain, even though little or no cash is distributable to him as a result thereof. Such transactions include but are not limited to (i) the sale of a particular property, which could result in an allocation of gain only to those Unitholders who received OP Units with respect to such property (even if cash attributable to sale proceeds were distributed proportionately to all Unitholders); and (ii) a reduction in the nonrecourse debt allocable to property (either because such debt becomes a recourse liability or is paid off with cash flow, new equity, or proceeds of debt secured by other property of the AIMCO Operating Partnership), which would result in a deemed distribution of money to the Unitholders who received OP Units with respect to such property as well as to the other Unitholders. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership" and "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Cash Distributions." The AIMCO Operating Partnership Agreement grants the AIMCO GP broad authority to undertake such transactions and does not grant the Unitholders affected by these actions any rights to prevent the AIMCO GP from taking such actions. Although the AIMCO GP does not currently intend to sell or otherwise dispose of contributed property or to reduce the debt, if any, securing such property during the three year period beginning on the date that the Contributing Partner transfers such property to the AIMCO Operating Partnership, it is possible that future economic, market, legal, tax or other considerations may cause the AIMCO Operating Partnership to dispose of the contributed property or to reduce its debt. In this regard, the AIMCO Operating Partnership Agreement provides that the AIMCO GP, while acting in its capacity as general partner of the AIMCO Operating Partnership, may, but is not required to, take into account the tax consequences to the Unitholders of its actions in such capacity. The AIMCO GP intends to make decisions in its capacity as general partner of the AIMCO Operating Partnership so as to maximize the profitability of the AIMCO Operating Partnership as a whole, independent of the tax effects on individual Unitholders.

Tax Liability Exceeding Cash Distribution

   A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes, on his allocable share of the AIMCO Operating Partnership's income, even if he receives no cash distributions from the AIMCO Operating Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the AIMCO Operating Partnership or even the tax liability to him resulting from that income. Further, upon the sale of his OP Units, a Unitholder may incur a tax liability in excess of the amount of cash received. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders --Taxation of Unitholders of AIMCO Operating Partnership," and "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Sale, Redemption, or Exchange of OP Units."

Deductibility of Losses

   A Unitholder's ability to use his allocable share of losses, if any, from the AIMCO Operating Partnership at the end of the taxable year in which the loss is incurred may be limited by certain provisions of the Code. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Limitations on Deductibility of Losses."

Potential Audits

   The AIMCO Operating Partnership's tax return may be audited, and any such audit could result in an audit of a Unitholder's tax return as well as increased liabilities for taxes because of adjustments resulting from the audit. No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or various state authorities or that tax adjustments will not be made. Any adjustments in the AIMCO Operating Partnership's tax return will lead to adjustments in a Unitholder's tax return and may lead to audits of a Unitholder's tax return and adjustments of items unrelated to the AIMCO Operating Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's tax return. See "Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Information Returns and Audit Procedures."

State, Local and Other Tax Considerations

   In addition to federal income taxes, the AIMCO Operating Partnerships and its Unitholders may be subject to state, local and foreign taxation in various jurisdictions in which the AIMCO Operating Partnership does business, owns property or resides. See "Other Tax Consequences - State, Local and Foreign Taxes."

Tax Gain or Loss on Disposition of OP Units

   A Unitholder who sells OP Units will recognize gain or loss equal to the difference between the amount realized (including his share of AIMCO Operating Partnership nonrecourse liabilities) and his adjusted tax basis in such OP Units. Thus, prior AIMCO Operating Partnership distributions in excess of cumulative net taxable income in respect of an OP Unit which decreased a Unitholder's tax basis in such OP Unit will, in effect, become taxable income if the OP Unit is sold at a price greater than the Unitholder's tax basis in such OP Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

Reporting of Partnership Tax Information and Audits

   The AIMCO Operating Partnership furnishes each Unitholder with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. The AIMCO Operating Partnership's tax return may be audited, and any such audit could result in an audit of Unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                     SECURITIES COVERED BY THIS PROSPECTUS

   The Securities covered by this Prospectus may be offered and issued from time to time by AIMCO or the AIMCO Operating Partnership in connection with acquisitions of businesses, properties, securities or other assets. Convertible Securities may also be offered and issued by AIMCO or the AIMCO Operating Partnership from time to time in connection with any such acquisition, including shares of Class A Common Stock and shares of Preferred Stock that may be issued by AIMCO in exchange for Common OP Units or Preferred OP Units, respectively, tendered for redemption pursuant to the AIMCO Operating Partnership Agreement.

   It is expected that the terms of acquisitions involving the issuance of the Securities will be determined by direct negotiations with owners or controlling persons of the business, properties, securities or other assets to be acquired or through exchange offers. It is expected that any shares of Class A Common Stock or Common OP Units issued will be valued at prices based on or related to market prices for the Class A Common Stock at or near the time the terms of such acquisition are established or at or near the time such Securities are delivered, or based on average market prices for periods ending at or near such times. No underwriting discounts or commissions will be paid, although brokers' or finders' fees may be paid from time to time with respect to specific acquisitions, and AIMCO or the AIMCO Operating Partnership may issue the Securities in full or partial payment of such fees. Any person receiving such fees may be deemed to be an "underwriter," within the meaning of the Securities Act.

   This Prospectus has also been prepared for use by the persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus (such persons being referred to under this caption as "Securityholders"); provided, however, that no Securityholder will be authorized to use this Prospectus for any offer of such Security without first obtaining the consent of AIMCO and the AIMCO Operating Partnership. AIMCO and the AIMCO Operating Partnership may consent to the use of this Prospectus for a limited period of time by the Securityholders and subject to limitations and conditions which may be varied by agreement between AIMCO and the AIMCO Operating Partnership and the Securityholders. Resales of such Securities may be made on the NYSE or such other exchange on which the Securities may be listed, in the over-the-counter market, in private transactions or pursuant to underwriting agreements.

   Agreements with Securityholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by AIMCO and the AIMCO Operating Partnership; that Securityholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required. The Securityholders may be deemed to be underwriters within the meaning of the Securities Act.

   When resales are to be made through a broker or dealer selected by AIMCO and the AIMCO Operating Partnership, it is anticipated that a member firm of the NYSE may be engaged to act as the Securityholders' agent in the sale of shares by such Securityholders. The member firm will be entitled to commissions (including negotiated commissions to the extent permissible). Sales of shares by the member firm may be made on the NYSE or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act.

   Upon AIMCO and the AIMCO Operating Partnership being notified by a Securityholder that any block trade has taken place, a supplementary prospectus, if required, will be filed pursuant to Rule 424 under the Securities Act, disclosing the name of the member firm, the number of shares involved, the price at which such shares were sold by such Securityholder, and the commissions to be paid by such Securityholder to such member firm.

   This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who received Securities for whom AIMCO and the AIMCO Operating Partnership have consented to the use of this Prospectus in connection with resales of such Securities.

   In addition to the Securities offered hereby, AIMCO and the AIMCO Operating Partnership may from time to time issue additional Securities through public offerings or private placements. AIMCO and the AIMCO Operating Partnership may make such future issuances of Securities in connection with its acquisition of other businesses, properties, securities or other assets in business combination transactions or for other purposes.


                               RATIO OF EARNINGS TO FIXED CHARGES



                                                                 COMPANY           COMPANY
                          THE COMPANY                         PREDECESSORS(1)     PRO FORMA(6)
              --------------------------------------------  -----------------  --------------------
                                                  For the   For the            For the
                                                  Period    Period    For the   Three     For the
              For the Three      For the Years    Jan. 10,  Jan. 1,    Year     Months      Year
              Months Ended          Ended         1994 to   1994 to    Ended     Ended     Ended
                March 31,        December 31,     Dec. 31,  July 28,  Dec. 31, March 31,  Dec. 31,
              -------------   ------------------  --------  --------  -------- ---------  ---------

               1998    1997   1997   1996   1995   1994     1994(3)   1993     1998       1997
               ----    ----   ----   ----   ----   ----     ----      ----     ----       ----
Ratio of
earning to
fixed
charges (2)..  2.2:1  1.6:1  2.3:1  1.6:1  2.1:1   5.8:1     N/A     1.2:1    1.6:1      1.8:1

Ratio of
earnings to
combined
fixed
charges and
preferred
stock divi-
dends(4)(5)... 1.7:1  1.6:1  2.2:1  1.6:1  1.5:1   2.0:1     N/A    1.2:1    1.3:1      1.5:1
------------


(1) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "Company Predecessors") engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and to expand the property management and related businesses of the Company Predecessors.

(2) The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized. The ratio of earnings to fixed charges for the Company Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges and "fixed charges" consists of interest expense (including amortization of loan costs).

(3) The earnings of the Company Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

(4) The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(5) The Company Predecessors did not have any shares of preferred stock outstanding during the period from January 1, 1993 through July 28, 1994.

(6) On a pro forma, as adjusted basis, to reflect the Ambassador Merger, the Insignia Merger and the issuance of 4,050,000 shares of Class G Preferred Stock, the ratio of earnings to fixed charges was 1.6:1 and 1.9:1 for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively. On a pro forma, as adjusted basis, the ratio of earnings to combined fixed charges and preferred stock dividends was 1.3:1 and 1.5:1 for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.


                     SELECTED HISTORICAL FINANCIAL DATA

            The following table sets forth selected historical financial and operating information for the Company. The Selected Historical Financial Data for the three months ended March 31, 1998 and 1997 is based on unaudited financial statements of AIMCO as included in AIMCO's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, incorporated by reference herein. Results for the quarter ended March 31, 1998 are not necessarily indicative of the results to be expected for a full year. The selected historical financial information for the years ended December 31, 1997, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The selected historical financial information for the period January 10, 1994 (the date of AIMCO's inception) through December 31, 1994 for AIMCO and for the period from January 1, 1994 through July 28, 1994 and for the year ended December 31, 1993 for the Company Predecessors is based on the audited financial statements of AIMCO and the Company Predecessors, respectively. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997 and in AIMCO's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998 and the historical financial statements of AIMCO and notes thereto incorporated by reference in this Prospectus.

                                                                                              COMPANY
                                                   THE COMPANY                            PREDECESSORS(A)
                           -------------------------------------------------------     --------------------
                                                                           FOR THE     FOR THE
                                                                           PERIOD      PERIOD
                                                                           JAN. 10,    JAN. 1,    FOR THE
                            FOR THE THREE                                    1994       1994        YEAR
                             MONTHS ENDED         FOR THE YEAR ENDED       THROUGH     THROUGH      ENDED
                              MARCH 31,              DECEMBER 31,          DEC. 31,    JULY 28,   DEC. 31,
                           --------------     --------------------------   --------    --------   --------
                           1998      1997       1997     1996      1995      1994       1994(B)    1993
                           ----      ----       ----     ----      ----      ----       -------    ----
                                                                         (RESTATED)  (RESTATED)
                                                                             (C)          (C)
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
OPERATING DATA:
RENTAL PROPERTY
OPERATIONS:
Rental and other
property revenues...... $71,336   $38,040   $193,006 $100,516   $74,947    $24,894     $5,805     $8,056
Property operating
expenses............... (26,309)  (14,456)   (76,168) (38,400)  (30,150)  (10,330)     (2,263)    (3,200)
Owned property
management expenses....  (2,132)   (1,321)    (6,620)  (2,746)   (2,276)     (711)         --        --
Depreciation and
amortization...........(13,977)   (7,455)   (37,741) (19,556)  (15,038)   (4,727)     (1,151)    (1,702)
                       --------  -------   --------   -------  --------   -------     -------    -------
Income from Rental
Property Operations.... 28,918    14,808     72,477   39,814    27,483     9,126       2,391      3,154
                       --------  -------   --------   -------  --------   -------     -------    -------

SERVICE COMPANY
BUSINESS:
Management fees and
other income...........   4,821    2,444     13,937    8,367     8,132     3,217       6,533      8,069
Management and other
expenses...............  (1,961)  (1,420)    (9,910)  (5,352)   (4,953)   (2,047)     (5,823)    (6,414)
Corporate overhead
allocation.............    (147)    (147)      (588)    (590)     (581)      --          --         --

Owner and seller
bonuses................ (1,717)    (237)       --        --         --        --        (204)      (468)
Depreciation and
amortization...........     (3)     (88)     (1,401)    (718)     (596)     (150)       (146)      (204)
                            ---    ----      -------    -----     -----    -----        -----      -----
Income from service
business...............    993      552       2,038    1,707     2,002     1,020         360        983
Minority interests in
service company
business...............     (1)      (1)       (10)       10       (29)      (14)         --        --
                            ---      ---       ----       --      ----      ----
Company's shares of
income from service
company business.......    992      551      2,028     1,717     1,973     1,006         360        983
                           ---      ---      -----     -----     -----     -----         ---        ---

General and
administrative expenses (1,974)    (351)    (5,396)   (1,512)   (1,804)     (977)        --         --
Interest income........  6,076      507      8,676       523       685       123         --         --
Interest expense...... (15,441)  (9,452)   (51,385)  (24,802)  (13,322)   (1,576)     (4,214)    (3,510)
Minority interest in
other partnerships.....   (582)    (369)     1,008      (111)      --         --         --         --
Equity in earnings of
other partnerships(d)..   (653)      --     (1,798)     --         --         --         --         --
Equity in earnings of
Unconsolidated
Subsidiaries (e).......  4,068       --      4,636      --         --         --         --         --
Income (loss) before
gain on disposition of
property,
extraordinary item,
income
taxes and minority
interest in AIMCO
Operating  Partnership.  21,404    5,694     30,246     15,629   14,988    7,702      (1,463)       627
Gain on disposition of
property...............   2,526      --       2,720         44      --        --         --         --
Extraordinary (loss)
gain - forgiveness of
debt...................     --      (269)     (269)        --       --        --         --         --
Provisions for income
taxes..................                          --        --       --        --         (36)      (336)
Income (loss) before
minority interest in
AIMCO Operating
Partnership............  23,930    5,425    32,697      15,673   14,988    7,702      (1,499)       291
Minority interest in
AIMCO Operating
Partnership............ (2,288)     (841)   (4,064)     (2,689)  (1,613)    (599)        --         --
                        -------    -----    -------    -------   -------   -----      -------     -----
Net income (loss)...... $21,642   $4,584   $28,633     $12,984   $13,375  $7,143     $(1,499)      $291
                        =======   ======   =======     =======   =======  ======     ========      ====

BALANCE SHEET DATA
(END OF PERIOD):
Real Estate, before
accumulated
depreciation.........$1,753,370 $869,931 $1,657,207   $865,222 $477,162 $406,067     $47,500    $46,819
Real Estate, net of
accumulated
depreciation..........1,537,646  742,399  1,503,922    745,145  448,425  392,368      32,270     33,701
                      --------- -------- ----------   -------- -------- --------     -------    -------
Total assets..........2,220,471  816,229  2,100,510    827,673  480,361  416,739      39,042     38,914
                      ========= ======== ==========   ======== ======== ========     =======    =======
Total mortgages and
notes payable..........811,496  475,444    808,503    522,146  268,692  141,315      40,873     41,893
Mandatory redeemable
1994 Cumulative
Convertible Senior
Preferred Stock........     --      --       --           --      --     96,600         --      --
Stockholder's equity.1,155,063  280,247  1,045,300    215,749  169,032  140,319      (9,345)    (7,556)
                      --------- -------- ----------   -------- -------- --------     -------    -------

OTHER DATA:
Total owned properties     153       94        147         94       56       48           4          4
(end of  period)
Total owned apartment
units (end of
period)................ 41,866   23,764     40,039     23,764   14,453   12,513       1,711      1,711
Equity Owned Properties.75,109      --      83,431         --      --       --           --        --
Units under management
(end of  period)....... 67,665   17,731     69,587     19,045   19,594   20,758      29,343     28,422
Funds from
operations(f)..........$39,087  $12,512   $81,155     $35,185  $25,285   $9,391        N/A       N/A
Weighted average
number of common
shares and OP Units
outstanding(g)          49,069   19,626    29,119      14,994   11,461   10,920        N/A       N/A



(a)On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock and issued 966,000 shares of convertible preferred stock and 513,514 unregistered shares of Class A Common Stock. On such date, the Company and the Company Predecessors engaged in a business combination and consummated a series of related transactions which enabled the Company to continue and expand the property management and related businesses of the Company Predecessors. The 966,000 shares of convertible preferred stock and 513,514 shares of Class A Common Stock were repurchased by AIMCO in 1995.

(b)Represents the period January 1, 1994 through July 28, 1994, the date of the completion of the business combination with the Company.

(c)In the second quarter of 1996, the Company reorganized the ownership of the service company, whereby the AIMCO Operating Partnership (i) owns all of the non-voting preferred stock of the service company, PAMS Inc., representing a 95% economic interest, and (ii) owns the 1% general partnership interest in PAMS LP. PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the AIMCO Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, the Company reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. The Company has restated the balance sheet as of December 31, 1995 and 1994, and the statements of income and statements of cash flows for the year ended December 31, 1995 and the period from January 10, 1994 through December 31, 1994 to reflect the change.

(d)Represents the Company's share of earnings from 83,431 units in which the Company purchased an equity interest from the NHP Real Estate Companies.

(e)Represents the Company's equity earnings in the Unconsolidated
   Subsidiaries.

(f)The Company's management believes that the presentation of funds from operations ("FFO"), when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides a useful measure of the Company's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to the Company, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO consistent with the NAREIT definition, adjusted for AIMCO's minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payments of dividends on preferred stock. The Company's management believes that presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of the Company's ability to make required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

The following is a reconciliation of income before minority interest in the AIMCO Operating Partnership to FFO:


                           FOR THE THREE MONTHS     FOR THE YEAR ENDED
                              ENDED MARCH 31,           DECEMBER 31,
                           --------------------  ----------------------------
                             1998      1997      1997     1996      1995
                             ----      ----      ----     ----      ----
                                            (IN THOUSANDS)
Income before  minority
interest in AIMCO
Operating  Partnership.....  $23,930    $5,425   $32,697  $15,673   $14,988
Gain on disposition of
    property...............   (2,526)     --      (2,720)     (44)      --
Extraordinary item.........                269       269       --       --
Real estate depreciation,
net of minority interests..   12,799     6,581    33,751   19,056    15,038
Amortization of goodwill...    2,389       237       948      500       428
Equity in earnings of
  Unconsolidated
  Subsidiaries:
  Real estate depreciation.      890      --       3,584     --        --
  Amortization of management
     contracts.............    1,379      --       1,587     --        --
  Deferred taxes...........      309      --       4,894     --        --
Equity in earnings of other
  partnerships:
  Real estate depreciation.    2,301      --       6,280     --        --
  Preferred stock
     dividends.............   (2,364)               (135)            (5,169)
                              ------   -------    ------  -------   ------
Funds from operations......  $39,107   $12,512   $81,155  $35,185   $25,285
                            ========   =======   =======  =======   =======




(g) Generally, after a one-year holding period, Common OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Common OP Unit (subject to adjustment).


                          PER SHARE AND PER UNIT DATA

PER SHARE DATA

   Set forth below are historical earnings per share of Class A Common Stock, cash dividends per share of Class A Common Stock and book value per share of Class A Common Stock data of AIMCO. The data set forth below should be read in conjunction with the AIMCO audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.




                                   AIMCO
                               -----------------------------------
                                THREE MONTHS         YEAR ENDED
                                    ENDED           DECEMBER 31,
                               MARCH 31, 1998           1997
                               ---------------     ---------------

Basic  earnings  per  weighted
average share of Class A
  Common Stock outstanding....      $0.44               $1.09
Diluted earnings per weighted
average share of Class
  A Common Stock outstanding..      $0.43               $1.08
Cash dividends per weighted
average share of Class
A Common Stock outstanding...       $0.56               $1.85
Book value per weighted
average share of Class A
Common Stock outstanding......     $22.15              $22.51



PER UNIT DATA

   Set forth below are historical earnings per Common OP Unit, cash distributions per Common OP Unit and book value per Common OP Unit. The data set forth below should be read in conjunction with the AIMCO Operating Partnership audited financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference herein.



                                   AIMCO OPERATING PARTNERSHIP
                               -----------------------------------

                                THREE MONTHS         YEAR ENDED
                                    ENDED           DECEMBER 31,
                               MARCH 31, 1998           1997
                               ---------------     ---------------

Basic  earnings  per  weighted
average Common OP
Unit outstanding.............       $0.44               $1.09

Diluted earnings per weighted
average Common OP
 Unit outstanding............       $0.43               $1.08

Cash distributions  per
Common OP Unit
  outstanding................       $0.56               $1.85

Book value per Common OP Unit
  outstanding................       $22.15             $22.51


STOCK PRICES, DIVIDENDS AND DISTRIBUTIONS

   The Class A Common Stock is listed and traded on the NYSE under the symbol "AIV." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Class A Common Stock, as reported on the NYSE Composite Tape, dividends per share declared on Class A Common Stock for the same periods, and distributions per unit declared on Common OP Units for the same periods. Common OP Units are subject to restrictions on transfer, and there is no trading market for the Common OP Units.


                                       CLASS A                      COMMON
                                      COMMON STOCK                 OP UNITS
                          ----------------------------------       --------
   CALENDAR QUARTERS        HIGH          LOW       DIVIDEND     DISTRIBUTION
   -----------------        ----          ---       --------     ------------
1998
  Third Quarter
(through July 24, 1998)     $41         $38 3/4         -             -
  Second Quarter.......      39 7/8      36 1/2     0.56250         0.5625
  First Quarter........      38 5/8      34 1/4     0.56250         0.5625
1997
  Fourth Quarter.......      38          32         0.56250         0.5625

  Third Quarter........      36 3/16     28 1/8     0.46250         0.4625
  Second Quarter.......      29 3/4      26         0.46250         0.4625
  First Quarter........      30 1/2      25 1/2     0.46250         0.4625
1996
  Fourth Quarter.......      28 3/8      21 1/8     0.46250         0.4625
  Third Quarter........      22          18 3/8     0.42500         0.4250
  Second Quarter.......      21          18 3/8     0.42500         0.4250
  First Quarter........      21 1/8      19 3/8     0.42500         0.4250


   Because AIMCO has elected to be taxed for federal income tax purposes as a REIT, it is required to distribute annually to its stockholders at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability and pays regular dividends to its stockholders based on its operating results during the relevant period. The future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including financial condition, capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors the AIMCO Board deems relevant. See "Business of the Company -- Operating and Financial Strategies -- Dividend Policy."

   On January 22, 1998, the AIMCO Board voted to increase the annual dividend rate on the Class A Common Stock to $2.25 per share. Such dividend increase was effective commencing with the dividend with respect to the fourth quarter of 1997 paid on February 13, 1998 and is subject to the factors described above, including AIMCO's future results of operations. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends. See "Risk Factors-Risks Associated With an Investment in OP Units."


                          BUSINESS OF THE COMPANY

   The Company is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1998. As of March 31, 1998, the Company owned or managed 184,660 apartment units, owned or controlled a total of 41,886 units in 153 apartment properties, had an equity interest in non-consolidated partnerships that owned 75,109 units in 480 apartment properties and managed 67,665 units in 356 apartment communities for third parties and affiliates. In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. AIMCO has elected to be taxed as a REIT for federal income tax purposes. AIMCO conducts substantially all of its operations through the AIMCO Operating Partnership and its subsidiaries. As of March 31, 1998, AIMCO held approximately an 88% interest in the AIMCO Operating Partnership. Certain terms used herein are defined below in "-- Accounting Policies and Definitions."

OPERATING AND FINANCIAL STRATEGIES

   The Company uses the following operating and financing strategies to attempt to meet its objective of providing long-term, predictable FFO per share:

 o Acquisition of Properties at Less Than Replacement Cost. The Company attempts to acquire properties at a significant discount to their replacement cost, which the Company believes will provide it with a competitive cost advantage in comparison to newly constructed properties.

 o Geographic Diversification. The Company operates in 42 states, the District of Columbia and Puerto Rico. This geographic diversification insulates the Company, to some degree, from inevitable downturns in any one market. Among Owned Properties and Equity Properties, Houston, Texas, the Company's largest single regional market, and Dallas, Texas, the Company's second largest regional market, accounted for approximately 13.9% and 8.0%, respectively, of the properties in which the Company has an ownership interest, on a pro rata basis.

 o Market Growth. The Company seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. The average annual population and employment growth rates from 1990 to 1995 in The Company's five largest regional markets were 2.3% and 2.6%, respectively, compared to national averages of 1.1% and 1.7%, respectively. For the 1996 to 1999 period, average annual population and employment growth rates in The Company's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

 o Product Diversification. The Company's portfolio of apartment properties also span a range of apartment community types, both within and among markets. The Company's properties are located in both urban and suburban areas and range from garden apartments to high rises and from luxury townhomes to affordable properties.

 o Capital Replacement. The Company believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. The Company also believes that a program of regular maintenance of the quality of its apartments, rather than episodic renovation, contributes to the reliability of earnings per share. The Company presently allocates approximately $300 annually per owned apartment unit for Capital Replacements and reserves unexpended amounts for future Capital Replacements. From time to time, the Company reevaluates its Capital Replacement requirements and updates the amount of its budgeted Capital Replacements per owned apartment unit accordingly. For the three months ended March 31, 1998, the Company charged approximately $2.9 million for Capital Replacements to its reserve, of which approximately $2.8 million was spent, and had aggregate cumulative unexpended Capital Replacement reserves of approximately $2.4 million at March 31, 1998.

 o Debt Financing. The Company's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. The Company seeks to match debt maturities to the character of the assets financed. Accordingly, the Company uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings. The Company also uses short-term debt financing to fund acquisitions and generally expects to refinance such borrowings with proceeds from equity offerings or long-term debt financings. As of March 31, 1998, approximately 5% of The Company's outstanding debt was short-term debt and 95% was long-term debt.

 o Dispositions. From time to time, the Company sells properties that do not meet its return on investment criteria or that are located in areas where the Company does not believe that the long-term real estate values justify the continued investment in the properties. Three properties in Houston and one property in each of Dallas and Phoenix were sold in October 1997. The Company recognized a net gain of approximately $2.8 million on the sales.

 o Dividend Policy. The Company pays dividends and distributions to share its profitability with its stockholders and limited partners. For the years ended December 31, 1997, 1996 and 1995, AIMCO distributed 66.5%, 72.3% and 75.1% of FFO to its stockholders. Amounts not distributed are available for reinvestment, stock repurchases, amortization of debt and provide a margin to insulate annual dividends from fluctuations in the Company's business. AIMCO's dividend for 1997 was $1.85 per share. It is the present policy of AIMCO to increase the dividend annually in an amount equal to one-half the rate of the projected increase in FFO, adjusted for capital replacements. In January 1998, AIMCO increased its dividend to $0.5625 per share per quarter, commencing with the February 13, 1998 dividend payment which is equivalent to an annualized dividend of $2.25 per share of Class A Common Stock. The minimum annual distribution requirement for REITs, which require the distribution of approximately 95% of "REIT taxable income" (see "Federal Income Taxation of AIMCO and AIMCO Stockholders-General"), may result in dividends increasing at a greater rate in the future.

GROWTH STRATEGIES

   The Company seeks growth through two primary sources -- acquisition and internal expansion.

   Acquisition Strategies. The Company believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide traditional ancillary services to tenants at the AIMCO Properties. Since AIMCO's initial public offering in July 1994 (the "AIMCO IPO"), the Company has completed 31 acquisition transactions involving a total of 112 properties for an aggregate purchase price of approximately $1,072 million, including the assumption and incurrence of $591 million of indebtedness, through March 31, 1998.

   The Company believes that its demonstrated ability to evaluate and complete acquisitions, its property management record and its economies of scale, to the extent that the Company can operate a property more efficiently than the existing owner or some competing purchasers, all provide credibility and advantage in negotiating acquisitions. In addition, the ability to issue OP Units to sellers of properties may provide tax deferral opportunities to sellers and could give the Company an advantage over competing buyers that cannot offer such tax deferral opportunities. The Company acquires additional properties primarily in three ways:

  o Direct Acquisitions. The Company may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the year ended December 31, 1997, the Company has directly acquired 44 apartment properties for a total consideration of $467.4 million, consisting of $191.0 million in cash, approximately 1.9 million Common OP Units valued at $56.0 million and the assumption or incurrence of $220.4 million of indebtedness. See "-- Recent Property Acquisitions and Dispositions."

  o Acquisition of Managed Properties. The Company believes that its property management operations support its acquisition activities. Its relationships with owners of the Managed Properties may provide it with a means of learning of acquisition opportunities at an early stage of the sale process. In addition, its familiarity with the property and its ability to quickly evaluate the property give it an advantage in pursuing and completing any such acquisition in a timely fashion. Since the AIMCO IPO, the Company has acquired 12 properties comprising 3,530 units from its managed portfolio for $129.0 million.

  o Increasing its Interest in Partnerships. For properties where the Company owns a general partnership interest in the property-owning partnership, the Company may seek to acquire, subject to its fiduciary duties, the outstanding limited partnership interests for cash or, in some cases, in exchange for Common OP Units. After consummation of the Insignia merger, the AIMCO Operating Partnership intends to offer to purchase limited partnership interests in syndicated real estate limited partnerships in which AIMCO holds partnership interests. The AIMCO Operating Partnership, subject to applicable law, plans to offer to purchase certain of such limited partnership interests in exchange for (i) equity securities of the AIMCO Operating Partnership to be issued pursuant to the Registration Statement of which this Prospectus forms a part, (ii) cash or (iii) a combination of such equity securities and cash. Such offers are expected to include terms that allow limited partners to continue to hold their limited partnership interests.

  o In November 1996, the Company acquired the English Partnerships, which owned 22 apartment properties. The Company subsequently purchased pursuant to tender offers to acquire all of the outstanding limited partnership interests of 25 of the English Partnerships, approximately 46%, in the aggregate, of the outstanding limited partnership interests in such partnerships for $15.0 million in cash and approximately 71,500 OP Units valued at $1.7 million.

  o As of December 31, 1997, the Company has also commenced tender offers to acquire all of the outstanding limited partnership interests in 26 partnerships owning 25 properties for an aggregate amount of approximately $79.0 million. Through September 30, 1997, pursuant to such tender offers, the Company has purchased approximately 20.2%, in the aggregate, of the outstanding limited partnership interests for $16.0 million in cash.

  Internal Growth Strategies. The Company pursues internal growth through the following strategies:

  o Revenue Increases. The Company increases rents where feasible and seeks to improve occupancy rates. The Company believes that its policy of capital improvements, amenities and customer service allows it to maintain demand and to increase its rents above the rate of inflation in the local market. The Company's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 3.3% from the fiscal year ended December 31, 1995 to that ended December 31, 1996, and by 2.1% from the year ended December 31, 1996 to that ended December 31, 1997, compared to an urban consumer price inflation rate of 2.8% and 2.3% over the same periods.

  o Redevelopment of Properties. The Company believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation. Recently the Company acquired and redeveloped Sun Katcher, a 360-unit property in Jacksonville, Florida, at a cost of $8.9 million, including $4.9 million in redevelopment costs. The Company also recently commenced the renovation and upgrading of Bay West, a 376-unit property in Tampa, Florida, for a projected cost of $4.8 million, to reposition the property in the marketplace. In addition, the Company expects to undertake a major renovation of the Morton Towers apartments, a 1,277 unit property located in Miami Beach, Florida, at an estimated cost of $35 million. The Company generally finances redevelopment initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

  o Expansion of Properties. The Company believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the expanded property. Recently the Company constructed 92 additional units at Fairways, in Phoenix, Arizona, at a cost of $6.5 million. The Company is planning the construction of 42 additional units at Township, in Littleton, Colorado, for a projected cost of more than $3.0 million. In addition, the Company owns or controls approximately 136 acres of vacant land, adjacent to existing Owned Properties or Equity Properties, which the Company believes is suitable for the development of approximately 1,300 apartment units. The Company generally finances expansions initially with borrowings from the Credit Facilities, and subsequently arranges permanent financing.

  o Conversion of Affordable Properties; Improvement of Performance. The Company believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties. While management of the Company has commenced review of the affordable properties, it has not yet made any determination as to the conversion of any affordable property.

  o Ancillary Services. The Company's management believes that its ownership and management of the AIMCO Properties provides it with unique access to a customer base for the sale of additional services which generate incremental revenues. The Company currently provides cable television, telephone services and carport, garage and storage space rental at certain AIMCO Properties. For example, as of March 31, 1998, the Company has installed cable television service to 12,000 units and currently has more than 6,000 subscribers.

  o Controlling Expenses. Cost reductions are accomplished by exploiting economies of scale. As a result of the size of its portfolio and its creation of regional concentrations of properties, the Company has the ability to leverage fixed costs for general and administrative expenditures and certain operating functions, such as insurance, information technology and training, over a larger property base. For example, the Company's insurance subsidiary provides workers' compensation and employer liability insurance company-wide, without incurring material incremental costs as the Company's property assets grow.

   The Company also instills cost discipline in its property managers by benchmarking their operations against the local market and other AIMCO Properties.

PROPERTY MANAGEMENT STRATEGIES

   Regional Hubs. The Company's property management strategy is to achieve improvements in operating results by combining centralized financial control and uniform operating procedures with localized property management decision making and market knowledge. The Company's management operations are organized into 13 regional hubs, each supervised by a Regional Vice President, who have on average 17 years of experience in apartment management.



                                          APARTMENT         APARTMENT
                                            UNITS          COMMUNITIES
                     REGIONAL HUBS        MANAGED(1)         MANAGED(1)

                  East.................      21,247             99
                  Florida..............      24,762            104
                  Mid Atlantic.........      22,952            113
                  Midwest..............      15,921             94
                  North Texas..........      19,657            105
                  North Midwest........      15,415             86
                  Northeast............      13,409             82
                  Rocky Mountain.......       6,968             46
                  South Texas..........       9,260             41
                  South Atlantic.......       8,339             51
                  Southeast............       9,049             62
                  Southwest............      10,481             46
                  West.................       7,200             60
                                              -----             --
                                            184,660            989
                                            =======            ---
----------
   (1) Includes only units and apartment communities managed by the Company as of March 31, 1998. Does not include 8,942 units in 116 apartment communities in which the Company has an ownership interest but does not manage and 2,332 senior living units, all of which are managed as a separate portfolio.


   Customer Service. The Company believes that resident satisfaction is directly related to the experience and training of on-site management personnel. The Company provides on-site management trained to respond promptly to residents' needs. To improve customer service, the Company conducts annual resident satisfaction surveys, guarantees that material defects will be corrected in 24 hours and refunds related rent if that commitment is not met.

   Personnel Policies. The Company has attempted to reduce turnover and retain experienced personnel by establishing an employee mentoring program and providing managers with incentive-based compensation. In addition, managing properties for third parties, the Company believes, improves performance at Managed Properties and Owned Properties alike by subjecting property managers to market-based pricing and service standards.

   START. Properties that are behind budget or face other significant operating difficulties receive direct supervision and intervention from START, a team of professionals, led by Executive Vice President Steven Ira, a founder of the Company. Members of START focus on not more than 10 to 15 properties at any one time, which allows them to focus sharply on the subject properties. START also oversees due diligence on acquisitions and major construction activities.

   Management Incentives. The Company believes that equity ownership by management and equity- and incentive- based compensation are important factors in attracting, retaining and motivating the most qualified and experienced personnel and directors. The Company's goal is to align management's interests with those of stockholders through the use of equity-based compensation plans to direct management's efforts towards enhancing shareholder value.

   The following table reflects the ownership of Class A Common Stock and OP Units by senior management of the Company, which, as of June 30, 1998 (assuming full conversion of OP Units), represented approximately 7.5% of the outstanding Class A Common Stock.


                          TOTAL SHARES OF
                          COMMON STOCK AND
                          OP UNITS OWNED BY   PERCENTAGE
                            MANAGEMENT(1)       OWNED      INVESTMENT
                          -----------------   ----------   ----------
AIMCO IPO...............     926,000             8.6%      $17 million
December 31, 1995.......   1,067,000             7.7%      $21 million
December 31, 1996.......   2,303,000            12.5%      $65 million
December 31, 1997.......   3,843,000             8.4%     $141 million
June 30, 1998...........   4,045,000             7.5%     $160 million

----------

   (1) Encumbered by outstanding secured partially recourse notes in the amount of $45.5 million as of May 31, 1998.

   o On July 25, 1997, eleven senior managers of the Company purchased
     1.1 million shares of Class A Common Stock at a price of $30 per share in exchange for promissory notes secured by such Stock, which notes are recourse as to 25% of the principal owed.

   o The Company pays a majority of the compensation to its outside directors in Class A Common Stock.

   o The Company issues all Stock options at the then-current market price, and requires that employees own Class A Common Stock before receiving their options. As of May 31, 1998, the number of outstanding options was 5,235,997.

   On January 21, 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 OP Units designated as Class I High Performance Units (the "High Performance Units") to a joint venture formed by fourteen of the Company's officers, and to three of AIMCO's non-employee directors for an aggregate purchase price of $2,070,000, of which $1,980,300 was paid by the joint venture and an aggregate of $89,700 was paid by three non-employee directors. The purchase price of the High Performance Units was determined by the AIMCO Board, based upon the advice of an independent valuation expert that this purchase price represented the fair market value of the High Performance Units. The sale of the High Performance Units was ratified by the stockholders on May 8, 1998.

   Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the date (the "Valuation Date") that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock from January 1, 1998 to the Valuation Date (the "Measurement Period") exceeds 115% of the cumulative Total Return (as defined below) of a peer group index over the same period, and is at least the equivalent of a 30% cumulative Total Return over three years (the "Minimum Return"), then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of the Company's equity capitalization (including Class A Common Stock and OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 OP Units. For purposes of determining the market value of Class A Common Stock or OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts, will be used as the peer group index for purposes of the High Performance Units.

   "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by
(i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return" shall be equal to zero.

   Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

ACCOUNTING POLICIES AND DEFINITIONS

   The Company has the following accounting policies and definitions:

   The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in a manner consistent with the NAREIT definition, which includes adjustments for minority interest in the AIMCO Operating Partnership, plus amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payment of dividends on non-convertible preferred stock. The Company's management believes that presentation of FFO provides investors with industry accepted measurements which help facilitate understanding of the Company's ability to meet required dividend payments, capital expenditures, and principal payments on its debt. There can be no assurance that the Company's basis of computing FFO is comparable with that of other REITs.

   The Company capitalizes spending for items which generally cost more than $250 and have a useful life of more than one year, such as carpet replacement, new appliances, new roofs or parking lot repaving. Capitalized spending which maintains a property is termed a "Capital Replacement." In the experience of the Company's management, this spending is better considered a recurring cost of preserving an asset rather than an additional investment.

   For financial reporting purposes, the Company consolidates entities in which it owns both a general partnership interest and controls investment decisions with respect to the underlying assets. The Company generally has a 30% to 51% economic interest in such entities. Entities in which the Company has less than a 30% economic interest or limited control are accounted for on the equity method.

   The Company policy is generally to hold Class C properties and affordable properties (substantially all of which are Class C properties) in unconsolidated partnerships. The Company accounts for these properties on the equity method in accordance with GAAP.

POLICIES OF THE COMPANY WITH RESPECT TO CERTAIN OTHER ACTIVITIES

   The following is a discussion of certain other investment objectives and policies, financing policies and other policies of the Company. These policies are determined by the officers and directors of AIMCO and may be amended or revised from time to time at their discretion without a vote of AIMCO's stockholders. As the sole general partner of the AIMCO Operating Partnership, AIMCO also determines the investment policies of the AIMCO Operating Partnership.

   Investment in Others. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Any such equity investment may be subject to existing mortgage financing and other indebtedness which would have priority over the equity of the Company in that property.

   Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. The Company may also acquire securities of or interests in pesons engaged in the acquisition, redevelopment and/or management of multifamily apartment properties.

   Investments in Real Estate Mortgages. While the Company generally emphasizes direct real estate investments, it may, in its discretion and subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, invest in mortgage and other indirect real estate interests, including securities of other real estate investment trusts. The Company has not previously invested in mortgages or securities of other real estate investment trusts and the Company does not presently intend to invest to a significant extent in mortgages or securities of other real estate investment trusts.

   Operating and Financing Policies. The Company seeks to maintain a ratio of EBITDA (less a provision of approximately $300 per owned apartment unit) to debt (the "Debt Coverage Ratio") of at least 2 to 1, and to match debt maturities to the character of the assets financed. See "-- Operating and Financial Strategies -- Debt Financing." The Company, however, may from time to time re-evaluate borrowing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Company may modify its borrowing policy and may increase or decrease its Debt Coverage Ratio policy.

   To the extent that the AIMCO Board determines to seek additional capital, the Company may raise such capital through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or through a combination of these sources. The Company presently anticipates that any additional borrowings will be made through the AIMCO Operating Partnership, although AIMCO might incur borrowings that would be reloaned to the AIMCO Operating Partnership. The AIMCO Operating Partnership cannot incur indebtedness that is recourse to AIMCO without AIMCO's approval. AIMCO may approve the AIMCO Operating Partnership's incurring additional debt that is recourse to the AIMCO Operating Partnership. Borrowings may be unsecured or may be secured by any or all assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property and may have full or limited recourse to all or any portion of the assets of AIMCO, the AIMCO Operating Partnership, or any existing or new property.

   The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

   The Company may also determine to issue securities senior to the Class A Common Stock, including preferred stock and debt securities (either of which may be convertible into capital stock or be accompanied by warrants to purchase capital stock). The Company may also determine to finance acquisitions through the exchange of properties or issuance of additional OP Units, shares of Class A Common Stock or other securities.

   If the AIMCO Board determines to raise additional equity capital, the AIMCO Board has the authority, without stockholder approval, to issue additional shares of Class A Common Stock or other capital stock (including securities senior to the Class A Common Stock) in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. Such issuances might cause a dilution of a stockholder's investment in AIMCO. If the AIMCO Board determines to raise additional equity capital to fund investments by the AIMCO Operating Partnership, AIMCO will contribute such funds to the AIMCO Operating Partnership as a contribution to capital and purchase of additional general partnership interests. AIMCO may issue additional shares of Class A Common Stock in connection with the acquisition of OP Units that are tendered to the AIMCO Operating Partnership for redemption.

   The AIMCO Board also has the authority to cause the AIMCO Operating Partnership to issue additional OP Units in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Any such new OP Units will be redeemable at the option of the holder, which redemption AIMCO intends to cause to be made in Class A Common Stock pursuant to the redemption rights.

   Conflict of Interest Policies. The Company has adopted certain policies designed to minimize or eliminate conflicts of interests between the Company and its executive officers and directors. Without the approval of a majority of the disinterested directors, the Company will not (i) acquire from or sell to any director, officer or employee of the Company or any entity in which a director, officer or employee of the Company owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any assets or other property of the Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) engage in any material transaction with the foregoing. In addition, the Company has entered in to employment agreements with Messrs. Considine, Kompaniez and Ira which include provisions intended to eliminate or minimize potential conflicts of interest, and which provide that those persons will be prohibited from engaging directly or indirectly in the acquisition, development, operation or management of other multifamily apartment properties outside of the Company, except with respect to certain investments currently held by such persons, as to which investments those persons have committed to an orderly liquidation. There can be no assurance, however, that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of AIMCO's stockholders as a whole.

   Policies with Respect to Other Activities. The Company has authority to offer shares of its capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities, has done so, and may engage in such activities in the future. From its inception, the Company has made loans aggregating $5.1 million to certain entities owning properties subsequently acquired by the Company. No balances remain outstanding on such loans. In the same period, the Company has made loans aggregating $73.6 million to its officers for the purchase of Class A Common Stock and $5.1 million to its officers and other entities to acquire interests in subsidiaries of the Company. The outstanding balances on such loans as of March 31, 1998 were $41.6 million and $3.2 million, respectively. Messrs. Considine and Kompaniez have repaid in part, using $2.0 million in proceeds distributed to them from the sale of NHP Common Stock by AIMCO/NHP Holdings, Inc. ("ANHI") to AIMCO, outstanding promissory notes payable by them to ANHI in an aggregate amount of $3.2 million, which loan was made to them by ANHI to acquire their interest in ANHI. In addition, the Company from time to time advances amounts for relocation and other expenses. The Company has not engaged in underwriting securities of other issuers. Each of AIMCO and the AIMCO Operating Partnership intend to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

   The Company may invest in the securities of other issuers engaged in the ownership, acquisition or management of multifamily apartment properties for the purpose of exercising control.

   At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for AIMCO to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the AIMCO Board determines that it is no longer in the best interest of AIMCO to qualify as a REIT.

   AIMCO, as a REIT, is required to distribute annually to holders of Class A Common Stock at least 95% of its "REIT taxable income," which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income. AIMCO measures its economic profitability, and intends to pay regular dividends to its stockholders, based on earnings during the relevant period. However, the future payment of dividends by AIMCO will be at the discretion of the AIMCO Board and will depend on numerous factors, including AIMCO's financial condition, its capital requirements, the annual distribution requirements under the provisions of the Code applicable to REITs and such other factors as the AIMCO Board deems relevant.

RECENT PROPERTY ACQUISITIONS AND DISPOSITIONS

   During the year ended December 31, 1997, the Company purchased or acquired control of 59 properties consisting of 17,191 apartment units. The cash portion of the purchase price for the acquisitions was funded with proceeds from equity offerings by AIMCO (which were contributed to the AIMCO Operating Partnership in exchange for Common OP Units), borrowings under the Credit Facilities, other short-term and long-term financings, and with working capital.

   The following are descriptions of property acquisitions completed by the Company since December 31, 1997:

   Crossings at Bell. In January 1998, the Company acquired the Crossings at Bell Apartments, a 160-unit apartment community located in Amarillo, Texas for $3.2 million in cash.

   Steeplechase. In February 1998, the Company acquired the Steeplechase Apartments, a 484-unit apartment community located in Tyler, Texas. Total consideration paid of $9.9 million consisted of $3.7 million in cash and the assumption of $6.2 million in mortgage indebtedness.

   Cirque Portfolio. In March 1998, the Company acquired Casa Anita, a 224-unit apartment complex, and San Marina, a 399-unit apartment complex, in Phoenix, Arizona and three apartment complexes named Cobble Creek (301 units), Rio Cancion (379 units) and Sundown Village (330 units), in Tucson, Arizona from Cirque Properties of Salt Lake City. Total consideration paid of $62.4 million consisted of 0.7 million Common OP Units valued at $21.9 million and the assumption of $40.5 million of mortgage indebtedness.

   Arbor Station. In April 1998, the Company acquired all but 24 units of a 288-unit apartment complex in Montgomery, Alabama called Arbor Station Apartments (the remaining 24 units will be acquired over the next five years). Total consideration paid of $11.4 million was comprised of $9.9 million in cash and 38,237 Common OP Units, valued at $1.5 million.

   Heather Ridge. In April 1998, the Company purchased Heather Ridge II, a 72-unit apartment community located in Arlington, Texas. Total consideration paid of $2.0 million was comprised of $0.8 million in cash and the assumption of $1.2 million in mortgage indebtedness.

   Landmark. In May 1998, the Company purchased Landmark Apartments, a 101-unit apartment community located in Albuquerque, New Mexico. Total consideration paid of $5.2 million was comprised of $1.8 million in cash and 89,964 OP Units valued at $3.4 million.

   Citrus Grove. In June 1998, the Company purchased Citrus Grove
Apartments, a 198-unit apartment community located in Redlands, California, for $7.5 million in cash.

   Villa La Paz. Also in June 1998, the Company purchased Villa La Paz Apartments, a 96-unit apartment community located in Sun City, California, for $3.8 million in cash.

   Sunset Village. In July 1998, the Company acquired Sunset Village Apartments, a 114-unit apartment community located in Oceanside, California. Total consideration paid of $7.3 million consisted of $1.6 million in cash, 1,985 Common OP Units and the assumption of $5.6 million of mortgage indebtedness.

   Sunset Citrus. Also in July 1998, the Company acquired Sunset Citrus Apartments, a 97-unit apartment community located in Vista, California. Total consideration paid of $4.1 million consisted of $0.4 million in cash, 1,110 Common OP Units and the assumption of $3.6 million of mortgage indebtedness.

   Rancho Escondido. Also in July 1998, the Company acquired Rancho Escondido Apartments, a 334-unit apartment community located in Escondido, California. Total consideration paid of $20.0 million consisted of $5.9 million in cash, 5,491 Common OP Units and the assumption of $13.8 million of mortgage indebtedness.

   Property Dispositions. In October 1997, the the Company sold the Meadowbrook, Ashwood, Parkside, Chimney Ridge and Cobble Creek apartment properties, which consisted of an aggregate of 916 units located in Texas and Arizona, to an unaffiliated third party. Cash proceeds from the sale of approximately $22.7 million were used to repay a portion of the Company's outstanding short-term indebtedness. The Company recognized a gain of approximately $2.8 million on the disposition of these five properties.

   In January 1998, the Company sold the Sun Valley Apartments, an apartment community containing 430 apartment units located in Salt Lake City, Utah, for $11.5 million, less selling costs of $0.3 million. The Company recognized a $3.3 million gain on the sale. Cash proceeds from the sale were used to repay a portion of the Company Operating Partnership's outstanding short-term indebtedness.

   Properties Subject to Letter of Intent or Contract. In the ordinary course of the Company's business, the Company is engaged in discussions and negotiations with property owners regarding the purchase of apartment properties or interests in apartment properties. The Company frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property which are subject to certain conditions which permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. The Company's management believes that such contracts essentially result in the creation of an option on the property subject to the contract and give the Company greater flexibility in seeking to acquire properties. As of July 28, 1998, the Company had under letter of intent or contract an aggregate of 66 multifamily apartment properties with a maximum aggregate purchase price of $841 million, including estimated capital improvements, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any transaction will occur or that they will occur on the terms currently contemplated.

RECENT CONTRACTS

   On January 31, 1998, AIMCO entered into the CK Contribution Agreement with CK and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and Peter Kompaniez, AIMCO's President and Vice Chairman.

   It is AIMCO's intent to use CK as a vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a REIT. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be at market rates and approved by the independent members of the AIMCO Board, and if market rates are difficult to ascertain, there can be no assurance that the pricing will favor AIMCO. It is anticipated that the assets to be contributed to CK will be immaterial compared to total assets held by AIMCO.

   Pursuant to the CK Contribution Agreement, AIMCO will contribute certain assets of AIMCO to CK and, in return, the stock of CK will be contributed to AIMCO or a subsidiary of AIMCO. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity meeting the requirements for listing on the NYSE or NASDAQ National Market, and if AIMCO is successful in listing the CK stock on the NYSE or NASDAQ National Market, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. No prediction can be made as to whether or when any spinoff to AIMCO stockholders will occur. Consummation of the transaction is subject to the approval of AIMCO's independent members of the AIMCO Board.

RECENT CREDIT AGREEMENTS

   In January 1998, the Company replaced its $100 million revolving credit facility with Bank of America with the New Credit Facility. The AIMCO Operating Partnership is the borrower under the New Credit Facility, and all obligations thereunder are guaranteed by AIMCO and certain of its subsidiaries. On May 5, 1998, the AIMCO Operating Partnership entered into the Amended and Restated Credit Agreement with Bank of America and the lenders from time to time party thereto and increased its borrowing capacity under the New Credit Facility to $155.0 million for a six-month period. At the conclusion of the six-month period, the maximum borrowing capacity returns to its original $50.0 million. The additional borrowing capacity was used to facilitate the closing of the Ambassador Merger and will be further utilized to complete the Insignia Merger.

   In February 1998, the AIMCO Operating Partnership, as borrower, and AIMCO and certain single asset wholly-owned subsidiaries of AIMCO, as guarantors, entered into the five year, $50 million secured WMF Credit Facility with Washington Mortgage, which provides for the conversion of all or a portion of such revolving credit facility to a base loan facility. The WMF Credit Facility provides that all the rights of Washington Mortgage are assigned to FNMA, but FNMA does not assume Washington Mortgage's obligations under the WMF Credit Facility. At the Company's request, the commitment amount under the WMF Credit Facility may be increased to an amount not to exceed $250 million, subject to the consent of Washington Mortgage and FNMA in their sole and absolute discretion. See "Risk Factors -- Risks of Significant Indebtedness."

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

   AIMCO may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock that may be issued and sold pursuant hereto, and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Charter relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

   The Charter authorizes the issuance of up to 510,750,000 shares of its capital Stock. As of July 30, 1998, 498,327,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock, 750,000 shares were classified as Class B Cumulative Convertible Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), 2,760,000 shares were classified as Class C Cumulative Preferred Stock, par value $.01 per share ("Class C Preferred Stock"), 4,600,000 shares were classified as Class D Cumulative Preferred Stock, par value $.01 per share ("Class D Preferred Stock"), and 4,050,000 shares were classified as Class G Cumulative Preferred Stock, par value $.02 per share ("Class G Preferred Stock"). Under the Charter, the AIMCO Board has the authority to classify and reclassify any of its unissued capital Stock into shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit with respect to each series or class of capital Stock, and the number of shares constituting each series or class, and to increase or decrease the number of shares of any such series or class, to the extent permitted by the Maryland General Corporation Law (the "MGCL").

   The AIMCO Board shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to each series that may be issued and sold pursuant hereto: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of AIMCO, (iii) the dividend periods (or the method of calculation thereof),
(iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of AIMCO and any other rights of the shares of such series upon any liquidation or winding-up of AIMCO, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of AIMCO, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of AIMCO, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (ix) any special United States federal income tax considerations applicable to such series, and (x) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the MGCL.

DIVIDENDS

   Holders of shares of Preferred Stock, shall be entitled to receive, when and as declared by the AIMCO Board, out of funds of AIMCO legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

   Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock that may be issued and sold pursuant hereto, will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time AIMCO has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, AIMCO may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by AIMCO.

   Unless otherwise set forth herein or in the applicable Prospectus Supplement relating to any class or series of Preferred Stock that may be issued and sold pursuant hereto, no dividends (other than in Class A Common Stock or Class B Common Stock (collectively, the "Common Stock") or other capital Stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any Common Stock or any other capital stock of AIMCO ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by AIMCO (except by conversion into or exchange for other capital stock of AIMCO ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or Common Stock may be converted into or exchanged for stock of AIMCO ranking junior to the Preferred Stock as to dividends.

   The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

   No series of Preferred Stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

REDEMPTION AND SINKING FUND

   No series of Preferred Stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

LIQUIDATION RIGHTS

   Unless otherwise set forth herein or in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of AIMCO, the holders of shares of each series of Preferred Stock that may be issued and sold pursuant hereto are entitled to receive out of assets of AIMCO available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of Preferred Stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of Common Stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of AIMCO's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of AIMCO, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by AIMCO. Neither a consolidation or merger of AIMCO with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of AIMCO.


VOTING RIGHTS

   Holders of Preferred Stock that may be issued and sold pursuant hereto will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of AIMCO at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock that may be issued and sold pursuant hereto will have one vote for each share held.

   So long as any shares of any series of Preferred Stock remain outstanding, AIMCO shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of AIMCO upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Common Stock or authorized preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

   The holders of Preferred Stock will have no preemptive rights. The Preferred Stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by AIMCO shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by AIMCO. The accompanying Prospectus Supplement will describe any material contractual restrictions on such dividend payments.

NO OTHER RIGHTS

   The shares of a series of Preferred Stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for each series of Preferred Stock that may be issued and sold pursuant hereto will be designated in the applicable Prospectus Supplement.

CLASS B PREFERRED STOCK

   On August 4, 1997, AIMCO issued 750,000 shares of its Class B Preferred Stock, to an institutional investor (the "Preferred Share Investor") in a private transaction. The Class B Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, with respect to dividends, liquidation, dissolution, and winding-up, and has an aggregate liquidation value of $75 million and (b) ranks on parity with the Class C Preferred Stock, the Class D Preferred Stock and the Class G Preferred Stock, and will rank on a parity with the Class F Preferred Stock, if any, to be issued in the Insignia Merger, and the Class H Preferred Stock. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the AIMCO Board, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. On or after August 4, 1998, each share of Class B Preferred Stock may be converted at the option of the holder into
3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

   Holders of Class B Preferred Stock, voting as a class with the holders of all AIMCO capital stock that ranks on a parity with the Class B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution, winding up or otherwise ("Class B Parity Stock"), will be entitled to elect (i) two directors of AIMCO if six quarterly dividends (regardless of whether consecutive) on the Class B Preferred Stock or any Class B Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the Class A Common Stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Class B Preferred Stock will be required to amend The Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a REIT in accordance with Sections 856 through 860 of the Code, the Base Rate for the quarterly cash dividends on the Class B Preferred Stock would increase to $3.03125 per share.

   The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of 105% of the liquidation preference thereof, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a REIT pursuant to Sections 856 through 860 of the Code, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the AIMCO Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before interest, taxes, depreciation and amortization to aggregate consolidated fixed charges for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

   Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class B Preferred Stock, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, shares of Class B Preferred Stock with a value in excess of the excess of
(i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder (the "Class B Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class B Preferred Stock in excess of the Class B Preferred Ownership Limit, or shares of Class B Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class B Preferred Stock transferred in excess of the Class B Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class B Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and
(b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class B Preferred Stock bear a legend referring to the restrictions described above.

CLASS C PREFERRED STOCK

   On December 23, 1997, AIMCO issued 2,400,000 shares of its 9% Class C Preferred Stock, in an underwritten public offering, for net proceeds of approximately $57.9 million. The Class C Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO if the holders of the Class C Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class C Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class D Preferred Stock and the Class G Preferred Stock and will rank on parity with the Class F Preferred Stock, if any, to be issued in the Insignia Merger, and the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class C Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock ("Class C Senior Stock").

   Holders of Class C Preferred Stock are entitled to receive cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class C Junior Stock, the holders of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class C Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class C Parity Stock, then such proceeds shall be distributed among the holders of Class C Preferred Stock and any such other Class C Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Class C Parity Stock if all amounts payable thereon were paid in full.

   On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class C Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking find or mandatory redemption provisions.

   Holders of shares of Class C Preferred Stock have no voting rights, except that if distributions on Class C Preferred Stock or any series or class of Class C Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class C Preferred Stock (voting together as a single class with all other shares of Class C Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock called for such purpose. The affirmative vote of the holders of two thirds of the outstanding shares of Class C Preferred Stock will be required to amend The Charter in any manner that would adversely affect the rights of the holders of Class C Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class C Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

   Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class C Preferred Stock, no holder may own shares of Class C Preferred Stock with a value in excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class C Preferred Stock that are owned by such holder (the "Class C Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class C Preferred Stock in excess of the Class C Preferred Ownership Limit, or shares of Class C Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class C Preferred Stock transferred in excess of the Class C Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class C Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and
(b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class C Preferred Stock bear a legend referring to the restrictions described above.

CLASS D PREFERRED STOCK

   On February 19, 1998, AIMCO issued 4,200,000 shares of its 8 3/4% Class D Preferred Stock, in an underwritten public offering, for net proceeds of approximately $101.5 million. The Class D Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO if the holders of the Class D Preferred Stock are to be entitled to the receipt of dividends of or amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class D Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock and the Class G Preferred Stock and will rank on a parity with the Class F Preferred Stock, if any, to be issued in the Insignia Merger, and the Class H Preferred Stock, and with any other class or series of capital stock of AIMCO if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class D Parity Stock") and (c) ranks junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class D Preferred Stock ("Class D Senior Stock").

   Holders of Class D Preferred Stock are entitled to receive cash dividends at the rate of 8 3/4% per annum of the $25 liquidation preference (equivalent to $2.1875 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class D Junior Stock, the holders of Class D Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class D Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class D Parity Stock, then such proceeds shall be distributed among the holders of Class D Preferred Stock and any such other Class D Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Class D Parity Stock if all amounts payable thereon were paid in full.

   On and after February 19, 2003, AIMCO may redeem shares of Class D Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class D Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class D Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

   Holders of shares of Class D Preferred Stock have no voting rights, except that if distributions on Class D Preferred Stock or any series or class of Class D Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class D Preferred Stock (voting together as a single class with all other shares of Class D Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class D Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class D Preferred Stock will be required to amend the Charter in any manner that would adversely affect the rights of the holders of Class D Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class D Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

   Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class D Preferred Stock, no holder may own shares of Class D Preferred Stock with a value in excess of the excess of
(i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class D Preferred Stock that are owned by such holder (the "Class D Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class D Preferred Stock in excess of the Class D Preferred Ownership Limit, or shares of Class D Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Class D Preferred Stock transferred in excess of the Class D Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class D Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and
(b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class D Preferred Stock bear a legend referring to the restrictions described above.

CLASS E PREFERRED STOCK

   If the Insignia Merger is approved by the stockholders of AIMCO, upon consummation of the Insignia Merger, AIMCO will issue to Insignia stockholders, in the aggregate, a number of shares of Class E Preferred Stock, par value $.01 per share ("Class E Preferred Stock"), approximately equal to $303 million divided by the AIMCO Index Price, or, if AIMCO stockholders do not approve the Insignia Merger, a number of shares of Class E Preferred Stock approximately equal to $203 million divided by the AIMCO Index Price, in both cases less the Aggregate Cash Amount, if any. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the AIMCO Class E Preferred Stock. The Class E Preferred Stock (a) ranks prior to Common Stock, and any other class or series of capital stock of AIMCO if holders of the Class E Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class E Junior Stock"), (b) ranks on a parity with any class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class E Parity Stock") and (c) ranks junior to the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class F Preferred Stock, if any, to be issued in the Insignia Merger, the Class G Preferred Stock, the Class H Preferred Stock and any other class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class E Preferred Stock ("Class E Senior Stock").

   On any date (each, a "Dividend Payment Date") on which cash dividends are paid on the Class A Common Stock prior to the Class E Conversion Date (as defined below), holders of Class E Preferred Stock are entitled to receive cash dividends payable in an amount per share of Class E Preferred Stock equal to the per share dividend payable on Class A Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class E Junior Stock, the holders of Class E Preferred Stock shall be entitled to receive a liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders (collectively, the "Class E Liquidation Preference"), and thereafter each share of Class E Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of Class A Common Stock.

   On or after the twentieth anniversary of the Effective Time, AIMCO may redeem shares of Class E Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price (as defined below) of the Class A Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock (the "Class E Call Date") or (B) the AIMCO Index Price, but determined without giving effect to the limitation of $38.00 per share, plus (ii) all accrued and unpaid dividends to the Call Date. The Class E Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

   "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

   Holders of shares of Class E Preferred Stock shall be entitled to one-half (1/2) of one vote with respect to all matters in which holders of Class A Common Stock shall be entitled to vote thereon. In addition, if any portion of the Special Dividend has yet to be declared and paid to the holders of Class E Preferred Stock on January 15, 1999, or if distributions on Class E Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class E Preferred Stock (voting together as a single class with all other shares of Class E Parity Stock which are entitled to similar voting rights) will be entitled to vote for the election of such additional directors. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of Preferred Stock, including any shares of Class E Preferred Stock, have been paid or declared and set apart for payment.

   On any date which the Special Dividend, or any portion thereof, is paid (which may be declared by the AIMCO Board in its sole discretion), the holders of Class E Preferred Stock shall be entitled to receive an amount per share of Class E Preferred Stock equal to the Special Dividend divided by the Series E Conversion Ratio (as defined in the Insignia Merger Agreement). After January 15, 1999, if any portion of the Special Dividend or any other dividend has yet to be declared and paid to the holders of Class E Preferred Stock, no dividends shall be declared or paid or set apart for payment by AIMCO on any other class or series of AIMCO capital stock.

   On the close of business on the day on which the Special Dividend (or any remaining unpaid portion thereof) is paid to the holders of the Class E Preferred Stock, each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share (the "Class E Conversion Date"). If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding Class A Common Stock, then AIMCO will contemporaneously do the same with respect to the Class E Preferred Stock.

CLASS F PREFERRED STOCK

   If the Insignia Merger is not approved by the stockholders of AIMCO, but the Distribution and the Insignia Merger Agreement are approved by the stockholders of Insignia, upon consummation of the Insignia Merger, AIMCO will issue to Insignia stockholders, in the aggregate, a number of shares of Class F Preferred Stock, par value $.01 per share ("Class F Preferred Stock"), approximately equal to $100 million divided by the AIMCO Index Price. The AIMCO Index Price is not intended to and will not necessarily represent the fair market value of the Class F Preferred Stock. AIMCO will not issue any shares of Class F Preferred Stock in the event that AIMCO stockholders approve the Insignia Merger. The Class F Preferred Stock (a) ranks prior to the Common Stock, the Class E Preferred Stock and any other class or series of capital Stock of AIMCO if holders of the Class F Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class F Junior Stock") and (b) ranks on a parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and the Class G Preferred Stock and will rank on a parity with the Class H Preferred Stock, and any other class or series of capital Stock of AIMCO if the holders of such class or series of Stock and the Class F Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class F Parity Stock").

   On any Dividend Payment Date prior to the date on which each share of Class F Preferred Stock will be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share, holders of Class F Preferred Stock are entitled to receive dividends payable in cash in an amount per share of Class F Preferred Stock equal to the greater of (i) 2.5% of the AIMCO Index Price (determined without giving effect to the limitation of $38.00), increasing by 0.25% after each anniversary of the Effective Time through the fifth anniversary thereof, subject to a maximum of 3.75%, and (ii) the per share dividend payable on Class A Common Stock on such Dividend Payment Date. Such dividends shall be cumulative from the date of original issue, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the date of original issue. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class F Junior Stock, the holders of Class F Preferred Stock shall be entitled to receive an amount per share of Class F Preferred Stock equal to the AIMCO Index Price (determined without giving effect to the limitation of $38.00), and thereafter each share of Class F Preferred Stock shall have the same rights with respect to assets of AIMCO as one share of Class A Common Stock.

   On and after the twentieth anniversary of the Effective Time of the Insignia Merger, AIMCO may redeem shares of Class F Preferred Stock, in whole or in part, at a cash redemption price equal to the sum of (i) the greater of (A) the Current Market Price of the Class A Common Stock on the date specified for redemption by AIMCO in a notice sent to holders of Class F Preferred Stock (the "Class F Call Date") or (B) the AIMCO Index Price, plus (ii) all accrued and unpaid dividends to the Call Date. The Class F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

   Holders of shares of Class F Preferred Stock have no voting rights, except that if distributions on Class F Preferred Stock or any series or class of Class F Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class F Preferred Stock (voting together as a single class with all other shares of Class F Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of such additional directors. Such right shall continue until full cumulative dividends for all past dividend periods on all shares of Preferred Stock, including any shares of Class F Preferred Stock, have been paid or declared and set apart for payment.

   Each share of Class F Preferred Stock shall be automatically converted into one share of Class A Common Stock without any action on the part of AIMCO or the holder of such share immediately upon the approval of such conversion by the holders of two-thirds of the outstanding shares of Class A Common Stock. If AIMCO at any time following the Effective Time pays a dividend or makes a distribution, subdivides, combines, reclassifies, issues rights, options or warrants or makes any other distribution in securities in relation to its outstanding Class A Common Stock, then AIMCO will contemporaneously do the same with respect to the Class F Preferred Stock.

CLASS G PREFERRED STOCK

   On July 15, 1998, AIMCO issued 4,050,000 shares of its Class G Preferred Stock, in an underwritten public offering for net proceeds of approximately $101.2 million. The Class G Preferred Stock (a) ranks prior to the Common Stock and will rank prior to the Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital Stock of AIMCO if the holders of the Class G Preferred Stock are to be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series ("Class G Junior Stock"), (b) ranks on parity with the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and will rank on parity with the Class F Preferred Stock, if any, to be issued in the Insignia Merger, and the Class H Preferred Stock, and with any other class or series of capital Stock of AIMCO if the holders of such class of Stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Class G Parity Stock") and (c) ranks junior to any class or series of capital Stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of the Class G Preferred Stock ("Class G Senior Stock").

   Holders of Class G Preferred Stock are entitled to receive cash dividends at the rate of 93/8% per annum of the $25 liquidation preference (equivalent to $2.34375 per annum per share). Such dividends are cumulative from the date of original issue, and are payable quarterly on or before January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998. Upon any liquidation, dissolution or winding up of AIMCO, before payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class G Junior Stock, the holders of Class G Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Class G Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If proceeds available for distribution shall be insufficient to pay the preference described above and any liquidating payments on any other shares of any class or series of Class G Parity Stock, then such proceeds shall be distributed among the holders of Class G Preferred Stock and any such other Class G Parity Stock ratably in the same proportion as the respective amount that would be payable on such Class G Preferred Stock and any such other Class G Parity Stock if all amounts payable thereon were paid in full.

   On and after July 15, 2008, AIMCO may redeem shares of Class G Preferred Stock, in whole or in part, at a cash redemption price equal to 100% of the Class G Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption. The Class G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

   Holders of shares of Class G Preferred Stock have no voting rights, except that if distributions on Class G Preferred Stock or any series or class of Class G Parity Stock shall be in arrears for six or more quarterly periods, the number of directors constituting the AIMCO Board shall be increased by two and the holders of Class G Preferred Stock (voting together as a single class with all other shares of Class G Parity Stock, which are entitled to similar voting rights) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class G Preferred Stock called for the purpose. The affirmative vote of the holders of two-thirds of the outstanding shares of Class G Preferred Stock will be required to amend The Charter in any manner that would adversely affect the rights of the holders of Class G Preferred Stock, and to approve the issuance of any capital Stock that ranks senior to the Class G Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise.

   Subject to certain exceptions specified in the provisions of the Charter establishing the terms of the Class G Preferred Stock, no holder may own shares of Class G Preferred Stock with a value in excess of the excess of
(i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital Stock of AIMCO over (ii) the aggregate value of all shares of capital Stock of AIMCO other than Class G Preferred Stock that are owned by such holder (the "Class G Preferred Ownership Limit"). The AIMCO Board may waive such ownership limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. If shares of Class G Preferred Stock in excess of the Class G Preferred Ownership Limit, or shares of Class G Preferred Stock which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the Stock. Shares of Class G Preferred Stock transferred in excess of the Class G Preferred Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Class G Preferred Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and
(b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of Stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the Stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the Stock on the date that AIMCO determines to purchase the Stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class G Preferred Stock bear a legend referring to the restrictions described above.

                        DESCRIPTION OF COMMON STOCK

GENERAL

   The Charter authorizes the issuance of up to 510,750,000 shares of capital Stock with a par value of $.01 per share , of which 498,327,500 shares were classified as Class A Common Stock and 262,500 shares were classified as Class B Common Stock as of July 30, 1998. As of May 7, 1998, there were 41,344,072 shares of Class A Common Stock issued and outstanding. In addition, up to 150,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1994 Stock Option Plan, up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's 1996 Stock Award and Incentive Plan, and up to 500,000 shares of Class A Common Stock have been reserved for issuance under AIMCO's Non-Qualified Stock Option Plan. Under AIMCO's 1997 Stock Award and Incentive Plan, AIMCO may issue up to 10% of the shares of Class A Common Stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares of Class A Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the Class A Common Stock. The Charter authorizes 750,000 shares of Class B Preferred Stock, all of which are issued and outstanding, 2,760,000 shares of Class C Preferred Stock, of which 2,400,000 shares are issued and outstanding, and 4,600,000 shares of Class D Preferred Stock, of which 4,200,000 shares are issued and outstanding. In addition, the Charter authorizes 262,500 shares of Class B Common Stock, which number is subject to reduction by the number of shares of Class B Common Stock that have been converted into shares of Class A Common Stock. As of May 7, 1998, 162,500 shares of Class B Common Stock were issued and outstanding. See "-- Class B Common Stock."

CLASS A COMMON STOCK

   Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the AIMCO Board, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by AIMCO at a subsequent date.

RESTRICTIONS ON TRANSFER

   For AIMCO to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO Board believes that it is essential for AIMCO to continue to qualify as a REIT and to provide additional protection for AIMCO's stockholders in the event of certain transactions, the AIMCO Board has adopted, and the stockholders have approved, provisions of The Charter restricting the acquisition of shares of Common Stock.

   Subject to certain exceptions specified in The Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock. For purposes of calculating the amount of stock owned by a given individual, the individual's Common Stock and Common OP Units are aggregated. The AIMCO Board may waive the Ownership Limit if evidence satisfactory to the AIMCO Board and AIMCO's tax counsel is presented that such ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the AIMCO Board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. The foregoing restrictions on transferability and ownership will not apply if the AIMCO Board determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to quality as a REIT and a resolution terminating AIMCO's status as a REIT and amending The Charter to remove the foregoing restrictions is duly adopted by the AIMCO Board and a majority of AIMCO's stockholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO Board determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

   All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file a written statement or an affidavit with AIMCO containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO Board deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

   The ownership limitations may have the effect of precluding acquisition of control of AIMCO by a third party unless the AIMCO Board determines that maintenance of REIT status is no longer in the best interests of AIMCO.

CLASS B COMMON STOCK

   In connection with the initial formation of AIMCO, Terry Considine, Peter Kompaniez, Steven Ira and Robert P. Lacy (a former officer of AIMCO) acquired an aggregate of 650,000 shares of Class B Common Stock. The Charter, which initially authorized 750,000 shares of Class B Common Stock, was amended in June 1998 to authorize 262,500 shares of Class B Common Stock, of which 162,500 shares are issued and outstanding. The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by AIMCO as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once Class B Common Stock has been converted into Class A Common Stock, holders of such shares of converted Class A Common Stock will have voting and dividend rights of Class A Common Stock generally. Once converted or forfeited, the Class B Common Stock may not be reissued by AIMCO.

   The Eligible Class B Shares convert to Class A Common Stock if (i) AIMCO's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90 calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

   Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:


                              Annual FFO   Cumulative
                                 Per          FFO          Average
                  Eligible      Share      Per Share       Market
    YEAR-END       Class B      Growth      Growth         Price
 TESTING DATE      Shares(1)     Target      Target        Target
 ------------     ----------  ----------   ----------      -------

December 31, 1998  162,500        8.5%        $2.760       $26.373


-------------------
(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1997 remain outstanding until converted into shares of Class A Common Stock.

   If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by AIMCO at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in The Charter). The AIMCO Board may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

   All of the 65,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1994 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of the December 31, 1995 Year-End Testing Date, all of the 130,000 shares of Class B Common Stock eligible for conversion as of December 31, 1996 and all of the 162,500 shares of Class B Common Stock eligible for conversion as of December 31, 1997, have been converted into shares of Class A Common Stock. As of December 31, 1997, the outstanding Class B Common Stock was held as follows: 93,428 shares by Mr. Considine, 41,438 shares by Mr. Kompaniez, 13,821 shares by Mr. Ira and 13,813 shares by Mr. Lacy.

BUSINESS COMBINATIONS

   Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder, ownership of Common OP Units will be treated as beneficial ownership of the shares of Common Stock for which the Common OP Units may be redeemed. The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The AIMCO Board has not passed such a resolution.

CONTROL SHARE ACQUISITIONS

   The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

   A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. No such exemption appears in the Charter or in AIMCO's bylaws (the "Bylaws"). The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

                          DESCRIPTION OF OP UNITS

   The following description sets forth certain general terms and provisions of the OP Units and the AIMCO Operating Partnership Agreement. The AIMCO Operating Partnership Agreement is included as Appendix B-1 hereto, and this description is qualified in its entirety by the terms thereof.


GENERAL

   The AIMCO Operating Partnership is a limited partnership organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the "Delaware LP Act") and upon the terms and subject to the conditions set forth in the AIMCO Operating Partnership Agreement. AIMCO GP, a Delaware corporation and a wholly owned subsidiary of AIMCO, is the sole general partner of the AIMCO Operating Partnership. Another wholly owned subsidiary of AIMCO, the Special Limited Partner, is a limited partner in the AIMCO Operating Partnership. The term of the AIMCO Operating Partnership commenced on May 16, 1994, and will continue until December 31, 2093, unless the AIMCO Operating Partnership is dissolved sooner pursuant to the provisions of the AIMCO Operating Partnership Agreement or as otherwise provided by law.

PURPOSE AND BUSINESS

   The purpose and nature of the AIMCO Operating Partnership is to conduct any business, enterprise or activity permitted by or under the Delaware LP Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Delaware LP Act, or to own interests in any entity engaged in any business permitted by or under the Delaware LP Act, (iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit AIMCO, in the sole and absolute discretion of the AIMCO GP, at all times to be classified as a REIT.

MANAGEMENT BY THE AIMCO GP

   Except as otherwise expressly provided in the AIMCO Operating Partnership Agreement, all management powers over the business and affairs of the AIMCO Operating Partnership are exclusively vested in the AIMCO GP. None of the limited partners of the AIMCO Operating Partnership or any other person to whom one or more OP Units have been transferred (each, an "Assignee") will take part in the operations, management or control (within the meaning of the Delaware LP Act) of the AIMCO Operating Partnership's business, transact any business in the AIMCO Operating Partnership's name or have the power to sign documents for or otherwise bind the AIMCO Operating Partnership. The AIMCO GP may not be removed by the Unitholders with or without cause, except with the consent of the AIMCO GP. In addition to the powers granted a general partner of a limited partnership under applicable law or that are granted to the AIMCO GP under any other provision of the AIMCO Operating Partnership Agreement, the AIMCO GP, subject to the other provisions of the AIMCO Operating Partnership Agreement, has full power and authority to do all things deemed necessary or desirable by it to conduct the business of the AIMCO Operating Partnership, to exercise all powers of the AIMCO Operating Partnership and to effectuate the purposes of the AIMCO Operating Partnership. The AIMCO Operating Partnership may incur debt or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of properties) upon such terms as the AIMCO GP determines to be appropriate. The AIMCO GP is authorized to execute, deliver and perform certain agreements and transactions on behalf of the AIMCO Operating Partnership without any further act, approval or vote of the Unitholders.

   Restrictions on AIMCO GP's Authority. The AIMCO GP may not take any action in contravention of the AIMCO Operating Partnership Agreement. The AIMCO GP may not, without the prior consent of the Unitholders, undertake, on behalf of the AIMCO Operating Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions: (i) except as provided in the AIMCO Operating Partnership Agreement, amend, modify or terminate the AIMCO Operating Partnership Agreement other than to reflect the admission, substitution, termination or withdrawal of Unitholders; (ii) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the AIMCO Operating Partnership; (iii) institute any proceeding for bankruptcy on behalf of the AIMCO Operating Partnership; or (iv) subject to certain exceptions, approve or acquiesce to the transfer of the AIMCO Operating Partnership interest of the AIMCO GP, or admit into the AIMCO Operating Partnership any additional or successor general partners of the AIMCO Operating Partnership.

   Issuance of Additional OP Limited Partnership Interests. The AIMCO GP is authorized to admit additional limited partners to the AIMCO Operating Partnership from time to time, on terms and conditions and for such capital contributions as may be established by the AIMCO GP in its reasonable discretion. The net capital contribution need not be equal for all Unitholders. No action or consent by the Unitholders is required in connection with the admission of any additional Unitholder. The AIMCO GP is expressly authorized to cause the AIMCO Operating Partnership to issue additional interests (i) upon the conversion, redemption or exchange of any debt, OP Units or other securities issued by the AIMCO Operating Partnership, (ii) for less than fair market value, so long as the AIMCO GP concludes in good faith that such issuance is in the best interests of the AIMCO GP and the AIMCO Operating Partnership, and (iii) in connection with any merger of any other entity into the AIMCO Operating Partnership if the applicable merger agreement provides that persons are to receive interests in the AIMCO Operating Partnership in exchange for their interests in the entity merging into the AIMCO Operating Partnership. Subject to Delaware law, any additional partnership interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the AIMCO GP, in its sole and absolute discretion without the approval of any Unitholder, and set forth in a written document thereafter attached to and made an exhibit to the AIMCO Operating Partnership Agreement. Without limiting the generality of the foregoing, the AIMCO GP shall have authority to specify
(a) the allocations of items of partnership income, gain, loss, deduction and credit to each such class or series of partnership interests; (b) the right of each such class or series of partnership interests to share in distributions by the AIMCO Operating Partnership; (c) the rights of each such class or series of partnership interests upon dissolution and liquidation of the AIMCO Operating Partnership; (d) the voting rights, if any, of each such class or series of partnership interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of partnership interests. Interests in the AIMCO Operating Partnership that have distribution rights, or rights upon liquidation, winding up or dissolution, that are superior or prior to the Common OP Units are Preferred OP Units. No person will be admitted as an additional Unitholder without the consent of the AIMCO GP, which consent may be given or withheld in the AIMCO GP's sole and absolute discretion.

MANAGEMENT LIABILITY AND INDEMNIFICATION

   Notwithstanding anything to the contrary set forth in the AIMCO Operating Partnership Agreement, the AIMCO GP is not liable to the AIMCO Operating Partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law of any act or omission if the AIMCO GP acted in good faith. The AIMCO Operating Partnership Agreement provides for indemnification of AIMCO, or any director or officer of AIMCO (in its capacity as the previous general partner of the AIMCO Operating Partnership), the AIMCO GP, any officer or director of AIMCO GP or the AIMCO Operating Partnership and such other persons as the AIMCO GP may designate from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO Operating Partnership, as set forth in the AIMCO Operating Partnership Agreement. The Delaware Revised Uniform Limited Partnership Act provides that subject to the standards and restrictions, if any, set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

COMPENSATION AND FEES

   The AIMCO GP does not receive compensation for its services as general partner of the AIMCO Operating Partnership. However, the AIMCO GP is entitled to payments, allocations and distributions in its capacity as general partner of the AIMCO Operating Partnership. In addition, the AIMCO Operating Partnership is responsible for all expenses incurred relating to the AIMCO Operating Partnership's ownership of its assets and the operation of the AIMCO Operating Partnership and reimburses the AIMCO GP for such expenses paid by the AIMCO GP. The employees of the AIMCO Operating Partnership receive compensation for their services.


FIDUCIARY RESPONSIBILITIES

   The directors and officers of the AIMCO GP have fiduciary duties to manage the AIMCO GP in a manner beneficial to AIMCO, as the sole stockholder of the AIMCO GP. At the same time, the AIMCO GP, as general partner, has fiduciary duties to manage the AIMCO Operating Partnership in a manner beneficial to the AIMCO Operating Partnership and its partners. The duties of the AIMCO GP, as general partner, to the AIMCO Operating Partnership and its partners, therefore, may come into conflict with the duties of the directors and officers of the AIMCO GP to its sole stockholder, AIMCO.

   Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The AIMCO Operating Partnership Agreement expressly authorizes the AIMCO GP to enter into, on behalf of the AIMCO Operating Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various affiliates of the AIMCO Operating Partnership and the AIMCO GP, on such terms as the AIMCO GP, in its sole and absolute discretion, believes are advisable. The latitude given in the AIMCO Operating Partnership Agreement to the AIMCO GP in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty. The AIMCO GP believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the AIMCO Operating Partnership without undue risk of liability.

   The AIMCO Operating Partnership Agreement expressly limits the liability of the AIMCO GP by providing that the AIMCO GP, and its officers and directors will not be liable or accountable in damages to the AIMCO Operating Partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if the AIMCO GP or such director or officer acted in good faith. In addition, the AIMCO Operating Partnership is required to indemnify the AIMCO GP, its affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by the AIMCO GP or such other persons, provided that the AIMCO Operating Partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) for any transaction for which such person received an improper personal benefit in violation or breach of any provision of the AIMCO Operating Partnership Agreement.

   The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the AIMCO GP has not obtained an opinion of counsel covering the provisions set forth in the AIMCO Operating Partnership Agreement that purport to waive or restrict the fiduciary duties of the AIMCO GP that would be in effect under common law were it not for the AIMCO Operating Partnership Agreement. See "Risk Factors - Risks Associated With an Investment in OP Units - Conflicts of Interest and Fiduciary Responsibility."

CLASS B PARTNERSHIP PREFERRED UNITS

   On August 4, 1997, in connection with AIMCO's issuance of 750,000 shares of Class B Preferred Stock, the AIMCO Operating Partnership issued 750,000 Class B Partnership Preferred Units (the "Class B Partnership Preferred Units") to the Special Limited Partner. The terms of the Class B Partnership Preferred Units are substantially the same as the terms of the Class B Preferred Stock. The Class B Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $1.78125 per unit or, if greater, the distributions then payable on Common OP Units into which such Class B Partnership Preferred Units are convertible. On or after August 4, 1998, upon the conversion of Class B Preferred Stock into Class A Common Stock, a number of Class B Partnership Preferred Units equal to the number of shares of Class B Preferred Stock so converted will be converted into Common OP Units. The number of Common OP Units issued upon conversion of Class B Partnership Preferred Units is determined by dividing the Class B Partnership Preferred Unit's liquidation preference of $100 per unit by $30.45. In addition, each Class B Partnership Preferred Unit has a priority in liquidation equal to $100 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class B Preferred Stock.


CLASS C PARTNERSHIP PREFERRED UNITS

   On December 23, 1997, in connection with AIMCO's issuance of 2,400,000 shares of Class C Preferred Stock, the AIMCO Operating Partnership issued 2,400,000 Class C Partnership Preferred Units (the "Class C Partnership Preferred Units") to the Special Limited Partner. The terms of the Class C Partnership Preferred Units are substantially the same as the terms of the Class C Preferred Stock. The Class C Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5625 per unit ($2.25 per annum). In addition, each Class C Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class C Preferred Stock.

CLASS D PARTNERSHIP PREFERRED UNITS

   On February 19, 1998, in connection with AIMCO's issuance of 4,200,000 shares of Class D Preferred Stock, the AIMCO Operating Partnership issued 4,200,000 Class D Partnership Preferred Units (the "Class D Partnership Preferred Units") to the Special Limited Partner. The terms of the Class D Partnership Preferred Units are substantially the same as the terms of the Class D Preferred Stock. The Class D Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.546875 ($2.1875 per annum). In addition, each Class D Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class D Preferred Stock.

CLASS E PARTNERSHIP PREFERRED UNITS

   If Class E Preferred Stock is issued in connection with the Insignia Merger, the AIMCO Operating Partnership will concurrently issue an equal number of Class E Partnership Preferred Units (the "Class E Partnership Preferred Units") to the Special Limited Partner. The terms of the Class E Partnership Preferred Units will be substantially the same as the terms of the Class E Preferred Stock.

CLASS F PARTNERSHIP PREFERRED UNITS

   If Class F Preferred Stock is issued in connection with the Insignia Merger, the AIMCO Operating Partnership will concurrently issue an equal number of Class F Partnership Preferred Units (the "Class F Partnership Preferred Units") to the Special Limited Partner. The terms of the Class F Partnership Preferred Units will be substantially the same as the terms of the Class F Preferred Stock.

CLASS G PARTNERSHIP PREFERRED UNITS

   On July 15, 1998, in connection with AIMCO's issuance of 3,600,000 shares of Class G Preferred Stock, the AIMCO Operating Partnership issued 3,600,000 Class G Partnership Preferred Units (the "Class G Partnership Preferred Units") to the Special Limited Partner. The terms of the Class G Partnership Preferred Units are substantially the same as the terms of the Class G Preferred Stock. The Class G Partnership Preferred Units entitle the Special Limited Partner to receive preferred quarterly cash distributions of $0.5859375 ($2.34375 per annum). In addition, each Class G Partnership Preferred Unit has a priority in liquidation equal to $25 per unit plus an amount equal to the accumulated, accrued and unpaid dividends on a share of Class G Preferred Stock.

HIGH PERFORMANCE UNITS

   In January 1998, the AIMCO Operating Partnership sold an aggregate of 15,000 High Performance Units to a joint venture formed by fourteen of AIMCO's officers and to three of AIMCO's independent directors, Messrs. Martin, Rhodes and Smith. Holders of High Performance Units have no rights to receive distributions or allocations of income or loss, or to redeem their High Performance Units prior to the Valuation Date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control (as defined in the AIMCO Operating Partnership Agreement) occurs. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock during the Measurement Period exceeds the Minimum Return, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the AIMCO Operating Partnership) as would holders of a number of Common OP Units equal to the quotient obtained by dividing (i) the product of (A) 15% of the amount by which the cumulative Total Return of the Class A Common Stock over the Measurement Period exceeds the greater of 115% of the peer group index or the Minimum Return, multiplied by (B) the weighted average market value of AIMCO's equity capitalization (including Class A Common Stock and Common OP Units) by (ii) the market value of one share of Class A Common Stock on the Valuation Date. If, on the Valuation Date, the cumulative Total Return of the Class A Common Stock does not satisfy these criteria, then, on and after the Valuation Date, holders of the 15,000 High Performance Units will be entitled to receive distributions and allocations of income and loss from the AIMCO Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon a liquidation of the AIMCO Operating Partnership) as would holders of 150 Common OP Units. For purposes of determining the market value of Class A Common Stock or Common OP Units as of any date, the average closing price of the Class A Common Stock for the 20 trading days immediately preceding such date is used. It is expected that the Morgan Stanley REIT Index, a capitalization-weighted index with dividends reinvested of the most actively traded REITs, will be used as the peer group index for purposes of the High Performance Units.

   Upon the occurrence of a change of control, any holder of High Performance Units may, subject to certain restrictions, require the AIMCO Operating Partnership to redeem all or a portion of the High Performance Units held by such party in exchange for a cash payment per unit equal to the market value of a share of Class A Common Stock at the time of redemption. However, in the event that any High Performance Units are tendered for redemption, the AIMCO Operating Partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire such High Performance Units in exchange for an equal number of shares of Class A Common Stock (subject to certain adjustments).

DISTRIBUTIONS

   Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to distribution as set forth in the Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units, Class F Partnership Preferred Units and Class G Partnership Preferred Units, see "-Class B Partnership Preferred Units; -Class C Partnership Preferred Units; -Class D Partnership Preferred Units; -Class E Partnership Preferred Units; -Class F Partnership Preferred Units; -Class G Partnership Preferred Units."

   High Performance Units. On and after the Valuation Date, holders of High Performance Units may be entitled to receive distributions in accordance with the terms of the High Performance Units. See "--High Performance Units."

   Common OP Units. Subject to the rights of holders of any outstanding Preferred OP Units, the AIMCO Operating Partnership Agreement requires the AIMCO GP to cause the AIMCO Operating Partnership to distribute quarterly all, or such portion as the AIMCO GP may in its sole and absolute discretion determine, of Available Cash (as defined in the AIMCO Operating Partnership Agreement) generated by the AIMCO Operating Partnership during such quarter to the AIMCO GP, the Special Limited Partner and the holders of Common OP Units ("Common Unitholders") on the record date established by the AIMCO GP with respect to such quarter, in accordance with their respective interests in the AIMCO Operating Partnership on such record date. Holders of any other Preferred OP Units issued in the future may have priority over the AIMCO GP, the Special Limited Partner and holders of Common OP Units with respect to distributions of Available Cash, distributions upon liquidation or other distributions.

   Distributions payable with respect to any interest in the AIMCO Operating Partnership that was not outstanding during the entire quarterly period in respect of which any distribution is made will be prorated based on the portion of the period that such interest was outstanding. The AIMCO GP in its sole and absolute discretion may distribute to the Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The AIMCO Operating Partnership Agreement requires the AIMCO GP to take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with AIMCO's qualification as a REIT, to cause the AIMCO Operating Partnership to distribute sufficient amounts to enable the AIMCO GP to transfer funds to AIMCO and enable AIMCO to pay stockholder dividends that will (i) satisfy the requirements (the "REIT Requirements") for qualifying as a REIT under the Code, and the Treasury Regulations and (ii) avoid any federal income or excise tax liability of AIMCO.

   While certain of the debt instruments to which the AIMCO Operating Partnership is a party, including, but not limited to, the New Credit Facility and the WMF Credit Facility, contain restrictions on the payment of distributions to Common Unitholders of the AIMCO Operating Partnership, the debt instruments allow the AIMCO Operating Partnership to distribute sufficient amounts to enable the AIMCO GP to transfer funds to AIMCO which are then used to pay stockholder dividends thereby allowing AIMCO to maintain its status as a REIT under the Code.

   No Common Unitholder has any right to demand or receive property other than cash as provided in the AIMCO Operating Partnership Agreement. The AIMCO GP may determine, in its sole and absolute discretion, to make a distribution in kind of assets of the AIMCO Operating Partnership to the Common Preferred OP Unitholders, and such assets will be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with the AIMCO Operating Partnership Agreement.

   Subject to the rights of holders of any outstanding Partnership Preferred Units, net proceeds from the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership (a "Terminating Capital Transaction"), and any other cash received or reductions in reserves made after commencement of the liquidation of the AIMCO Operating Partnership, will be distributed to the Common Unitholders in accordance with the AIMCO Operating Partnership Agreement.

   The AIMCO Operating Partnership Agreement prohibits the AIMCO Operating Partnership and the AIMCO GP, on behalf of the AIMCO Operating Partnership, from making a distribution to any Common Unitholder on account of its interest in Common OP Units if such distribution would violate Section 17-607 of the Delaware LP Act or other applicable law.

ALLOCATIONS OF NET INCOME AND NET LOSS

   Preferred OP Units. With respect to the Class B Partnership Preferred Units, the Class C Partnership Preferred Units, the Class D Partnership Preferred Units, the Class E Partnership Preferred Units (if and when issued), the Class F Partnership Preferred Units (if and when issued), the Class G Partnership Preferred Units and any similar class of Preferred OP Unit that may be subsequently issued, gross income and, if necessary, gain will be allocated to the holders of the Preferred OP Units for any fiscal year (and, if necessary, subsequent fiscal years) to the extent that the holders of the Preferred OP Units receive a distribution on any Preferred Units (other than an amount included in any redemption of Preferred OP Units). If any Preferred OP Units are redeemed, for the fiscal year that includes such redemption (and, if necessary, for subsequent fiscal years)
(i) gross income and gain (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the redemption amounts paid or payable with respect to the Preferred OP Units so redeemed exceeds the aggregate capital contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed and (ii) deductions and losses (in such relative proportions as the AIMCO GP in its discretion will determine) will be allocated to the holders of such class of Preferred OP Units to the extent that the aggregate Capital Contributions (net of liabilities assumed or taken subject to by the AIMCO Operating Partnership) per Preferred OP Unit allocable to the Preferred OP Units so redeemed exceeds the redemption amount paid or payable with respect to the Preferred OP Units so redeemed.

   High Performance Units. On and after the Valuation Date, holders of High Performance Units may be allocated income and loss in accordance with the terms of the High Performance Units. See "-- High Performance Units."

   Common OP Units. Net Income (as defined in the AIMCO Operating Partnership Agreement) and Net Loss (as defined in the AIMCO Operating Partnership Agreement) of the AIMCO Operating Partnership will be determined and allocated with respect to each fiscal year of the AIMCO Operating Partnership as of the end of each such year. Except as otherwise provided in the AIMCO Operating Partnership Agreement, an allocation to a Common Unitholder of a share of Net Income or Net Loss will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, Net Income and Net Loss will be allocated to the holders of Common OP Units in accordance with their respective Common OP Units at the end of each fiscal year. The AIMCO Operating Partnership Agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Partnership Preferred Units, for income tax purposes under the Code and the Treasury Regulations, each Partnership item of income, gain, loss and deduction will be allocated among the Common Unitholders in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to the AIMCO Operating Partnership Agreement.

WITHHOLDING

   The AIMCO Operating Partnership is authorized to withhold from or pay on behalf of or with respect to each Unitholder any amount of federal, state, local or foreign taxes that the AIMCO GP determines that the AIMCO Operating Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Unitholder pursuant to the AIMCO Operating Partnership Agreement.

RETURN OF CAPITAL

   No Partner ("Partner" means the AIMCO GP or a Unitholder, and "Partners" means the AIMCO GP and the Unitholders) is entitled to interest on its capital contribution or on such Partner's capital account. Except (i) pursuant to the rights of Redemption (as defined below) set forth in the AIMCO Operating Partnership Agreement, (ii) as provided by law, or (iii) pursuant to the terms of any outstanding Preferred OP Units, no Partner has any right to demand or receive the withdrawal or return of its capital contribution from the AIMCO Operating Partnership, except to the extent of distributions made pursuant to the AIMCO Operating Partnership Agreement or upon termination of the AIMCO Operating Partnership. Except to the extent otherwise expressly provided in the AIMCO Operating Partnership Agreement and subject to the terms of any outstanding Preferred OP Units, no Unitholder or Assignee will have priority over any other Unitholder or Assignee either as to the return of capital contributions or as to profits, losses or distributions.

REDEMPTION RIGHTS

   Preferred OP Units. Holders of Preferred OP Units to be issued hereunder will have rights to redemption as set forth in the Prospectus Supplement. With respect to rights of holders of Class B Partnership Preferred Units, Class C Partnership Preferred Units, Class D Partnership Preferred Units, Class E Partnership Preferred Units, Class F Partnership Preferred Units and Class G Partnership Preferred Units, see "-Class B Partnership Preferred Units; -Class C Partnership Preferred Units; -Class D Partnership Preferred Units; -Class E Partnership Preferred Units; -Class F Partnership Preferred Units; -Class G Partnership Preferred Units."

   High Performance Units. In the event of a change of control, holders of High Performance Units will have the same redemption rights as holders of Common OP Units. See "--High Performance Units."

   Common OP Units. After the first anniversary of becoming a holder of Common OP Units, each Common Unitholder and certain Assignees have the right, subject to the terms and conditions set forth in the AIMCO Operating Partnership Agreement, to require the AIMCO Operating Partnership to redeem all or a portion of the Common OP Units held by such party in exchange for a cash amount based on the value of shares of Class A Common Stock (a "Redemption"). The AIMCO Operating Partnership's obligation to effect a Redemption, however, will not arise or be binding against the AIMCO Operating Partnership until and unless AIMCO declines or fails to exercise its right to purchase such Common OP Units pursuant to the AIMCO Operating Partnership Agreement.

   On or before the close of business on the fifth business day after a Common Unitholder gives the AIMCO GP a notice of Redemption, the AIMCO GP may, in its sole and absolute discretion but subject to the restrictions on the ownership of Class A Common Stock imposed under the Charter and the transfer restrictions and other limitations thereof, elect to cause AIMCO to acquire some or all of the tendered Common OP Units from the tendering party in exchange for Class A Common Stock, based on an exchange ratio of one share of Class A Common Stock for each Common OP Unit, subject to adjustment as provided in the AIMCO Operating Partnership Agreement.

PARTNERSHIP RIGHT TO CALL COMMON OP UNITS

   Notwithstanding any other provision of the AIMCO Operating Partnership Agreement, on and after the date on which the aggregate percentage interests of the Unitholders, other than the Special Limited Partner, are less than one percent (1%), the AIMCO Operating Partnership will have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding limited partner interests (other than the Special Limited Partner's interest) in the AIMCO Operating Partnership by treating any Unitholder as if such Unitholder had tendered for Redemption pursuant to the AIMCO Operating Partnership Agreement the amount of Common OP Units specified by the AIMCO GP, in its sole and absolute discretion, by notice to the Unitholder.

TRANSFERS AND WITHDRAWALS

   Restrictions on Transfer. The AIMCO Operating Partnership Agreement restricts the transferability of OP Units. Any transfer or purported transfer of an OP Unit not made in accordance with the AIMCO Operating Partnership Agreement will be null and void ab initio. Until the expiration of one year from the date on which a Unitholder acquired OP Units, subject to certain exceptions, such Unitholder may not transfer all or any portion of its OP Units to any transferee without the consent of the AIMCO GP, which consent may be withheld in its sole and absolute discretion. After the expiration of one year from the date on which a Unitholder acquired OP Units, such Unitholder has the right to transfer all or any portion of its OP Units to any person, subject to the satisfaction of certain conditions specified in the AIMCO Operating Partnership Agreement, including the AIMCO GP's right of first refusal. It is a condition to any transfer (regardless of whether such transfer is effected before or after the one year holding period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Unitholder under the AIMCO Operating Partnership Agreement with respect to such OP Units, and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) will relieve the transferor Partner of its obligations under the AIMCO Operating Partnership Agreement without the approval of the AIMCO GP, in its sole and absolute discretion.

   In connection with any transfer of OP Units, the AIMCO GP will have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the AIMCO Operating Partnership or the OP Units transferred.

   No transfer by a Unitholder of its OP Units (including any Redemption or any acquisition of OP Units by the AIMCO GP or by the AIMCO Operating Partnership) may be made to any person if (i) in the opinion of legal counsel for the AIMCO Operating Partnership, it would result in the AIMCO Operating Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

   Substituted Unitholders. No Unitholder will have the right to substitute a transferee as a Unitholder in its place. A transferee of the interest of a Unitholder may be admitted as a substituted Unitholder only with the consent of the AIMCO GP, which consent may be given or withheld by the AIMCO GP in its sole and absolute discretion. If the AIMCO GP, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted Unitholder, such transferee will be considered an Assignee for purposes of the AIMCO Operating Partnership Agreement. An Assignee will be entitled to all the rights of an assignee of a limited partnership interest under the Delaware LP Act, including the right to receive distributions from the AIMCO Operating Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the AIMCO Operating Partnership attributable to the OP Units assigned to such transferee and the rights to transfer the OP Units provided in the AIMCO Operating Partnership Agreement, but will not be deemed to be a Unitholder for any other purpose under the AIMCO Operating Partnership Agreement, and will not be entitled to effect a consent or vote with respect to such OP Units on any matter presented to the Unitholders for approval (such right to consent or vote, to the extent provided in this Agreement or under the Delaware LP Act, fully remaining with the transferor Unitholder).

   Withdrawals. No Unitholder may withdraw from the AIMCO Operating Partnership other than as a result of a permitted transfer of all of such Unitholder's OP Units in accordance with the AIMCO Operating Partnership Agreement, with respect to which the transferee becomes a substituted Unitholder, or pursuant to a Redemption (or acquisition by AIMCO) of all of such Unitholder's OP Units.

   Restrictions on AIMCO GP. The AIMCO GP may not transfer any of its general partner interest or withdraw from the AIMCO Operating Partnership unless (i) the Unitholders consent or (ii) immediately after a merger of the AIMCO GP into another entity, substantially all of the assets of the surviving entity, other than the AIMCO General Partner Interest held by the AIMCO GP, are contributed to the AIMCO Operating Partnership as a capital contribution in exchange for OP Units.


ISSUANCE OF CAPITAL STOCK BY AIMCO

   Pursuant to the AIMCO Operating Partnership Agreement, upon the issuance of its capital Stock, AIMCO is generally obligated to contribute the cash proceeds or other consideration received from such issuance to the AIMCO Operating Partnership in exchange for, in the case of Class A Common Stock, Common OP Units, or in the case of an issuance of Preferred Stock, Preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Stock.

DILUTION

   The AIMCO GP has the power, without the consent of the Unitholders, to cause the AIMCO Operating Partnership to issue additional Common OP Units and Preferred OP Units without the approval of the Unitholders. Any such issuance may dilute the interests of existing Unitholders. In addition, the terms of the Preferred OP Units entitle the Common Unitholder to receive preferential distributions of cash and a priority in liquidation, as well as certain class voting rights.

AMENDMENT OF THE AIMCO OPERATING PARTNERSHIP AGREEMENT

   By the AIMCO GP Without the Consent of the Unitholders. The AIMCO GP has the power, without the consent of the Unitholders, to amend the AIMCO Operating Partnership Agreement as may be required to facilitate or implement any of the following purposes: (1) to add to the obligations of the AIMCO GP or surrender any right or power granted to the AIMCO GP or any affiliate of the AIMCO GP for the benefit of the Unitholders; (2) to reflect the admission, substitution or withdrawal of Unitholders or the termination of the AIMCO Operating Partnership in accordance with the AIMCO Operating Partnership Agreement; (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the AIMCO Operating Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the AIMCO Operating Partnership Agreement that will not be inconsistent with law or with the provisions of the AIMCO Operating Partnership Agreement; (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (5) to reflect such changes as are reasonably necessary for AIMCO to maintain its status as a REIT; and (6) to modify the manner in which capital accounts are computed (but only to the extent set forth in the definition of "Capital Account" in the AIMCO Operating Partnership Agreement or contemplated by the Code or the Treasury Regulations).

   With the Consent of the Unitholders. With the exception of the circumstances described above whereby the AIMCO GP may, without the consent of the Unitholders, amend the AIMCO Operating Partnership Agreement, amendments to the AIMCO Operating Partnership Agreement require the Unitholders' consent. Amendments to the AIMCO Operating Partnership Agreement may be proposed by the AIMCO GP or by holders of a majority of the outstanding Common OP Units, excluding the Special Limited Partner (a "Majority in Interest"). Following such proposal, the AIMCO GP will submit any proposed amendment to the Unitholders. The AIMCO GP will seek the written consent of the Unitholders on the proposed amendment or will call a meeting to vote thereon and to transact any other business that the AIMCO GP may deem appropriate. For purposes of obtaining a written consent, the AIMCO GP may require a written response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the AIMCO GP's recommendation with respect to the proposal, provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS

   Meetings of the Unitholders may be called by the AIMCO GP and will be called upon the receipt by the AIMCO GP of a written request by a Majority in Interest of the Unitholders. Notice of any such meeting will be given to all Unitholders not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Unitholders may vote in person or by proxy at such meeting. Each meeting of Unitholders will be conducted by the AIMCO GP or such other person as the AIMCO GP may appoint pursuant to such rules for the conduct of the meeting as the AIMCO GP or such other person deems appropriate in its sole and absolute discretion. Any action required or permitted to be taken at a meeting of the Unitholders may be taken without a meeting if a written consent setting forth the action so taken is signed by Unitholders holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Unitholders holding a majority of outstanding Common OP Units (or such other percentage as is expressly required by the AIMCO Operating Partnership Agreement for the action in question). Such consent shall be filed with the AIMCO GP. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

RECORDS AND ACCOUNTING; FISCAL YEAR

   The AIMCO Operating Partnership Agreement requires the AIMCO GP to keep or cause to be kept at the principal office of the AIMCO Operating Partnership those records and documents required to be maintained by the Delaware LP Act and other books and records deemed by the AIMCO GP to be appropriate with respect to the AIMCO Operating Partnership's business. The books of the AIMCO Operating Partnership will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the AIMCO GP determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the AIMCO Operating Partnership, the AIMCO GP and AIMCO may operate with integrated or consolidated accounting records, operations and principles. The fiscal year of the AIMCO Operating Partnership is the calendar year.

REPORTS

   As soon as practicable, but in no event later than one hundred five
(105) days after the close of each calendar quarter and each Fiscal Year, the AIMCO GP will cause to be mailed to each Unitholder, of record as of the last day of the calendar quarter or as of the close of the Fiscal Year, as the case may be, a report containing financial statements of the AIMCO Operating Partnership, or of AIMCO if such statements are prepared solely on a consolidated basis with AIMCO, for such calendar quarter or Fiscal Year, as the case may be, presented in accordance with generally accepted accounting principles, and such other information as may be required by applicable law or regulation or as the AIMCO GP determines to be appropriate. Statements included in quarterly reports are not audited. Statements included in annual reports are audited by a nationally recognized firm of independent public accountants selected by the AIMCO GP.

TAX MATTERS

   The AIMCO GP is the "Tax Matters Partner" of the AIMCO Operating Partnership for federal income tax purposes. The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters. In addition, the AIMCO GP will arrange for the preparation and timely filing of all returns with respect to the AIMCO Operating Partnership's income, gains, deductions, losses and other items required of the AIMCO Operating Partnership for federal and state income tax purposes and will use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Unitholders for federal and state income tax reporting purposes. The Unitholders will promptly provide the AIMCO GP with such information as may be reasonably requested by the AIMCO GP from time to time.

DISSOLUTION AND WINDING UP

   Dissolution. The AIMCO Operating Partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (each a "Liquidating Event") (i) December 31, 2093; (ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole AIMCO GP unless, within ninety (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining Unitholders agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor AIMCO GP; (iii) an election to dissolve the AIMCO Operating Partnership made by the AIMCO GP in its sole and absolute discretion, with or without the consent of the Unitholders; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act;
(v) the occurrence of a Terminating Capital Transaction; or (vi) the Redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.

   Winding Up. Upon the occurrence of a Liquidating Event, the AIMCO Operating Partnership will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Unitholders. The AIMCO GP (or, in the event that there is no remaining AIMCO GP or the AIMCO GP has dissolved, become bankrupt within the meaning of the Delaware LP Act or ceased to operate, any person elected by a Majority in Interest of the Unitholders) will be responsible for overseeing the winding up and dissolution of the AIMCO Operating Partnership and will take full account of the AIMCO Operating Partnership's liabilities and property, and the AIMCO Operating Partnership's property will be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the AIMCO GP, include Class A Common Stock) will be applied and distributed in the following order: (i) first, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to creditors other than the Unitholders and their Assignees (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the satisfaction of all the AIMCO Operating Partnership's debts and liabilities to the AIMCO GP (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under the AIMCO Operating Partnership Agreement; (ii) third, to the satisfaction of all of the AIMCO Operating Partnership's debts and liabilities to the other Unitholders and any Assignees (whether by payment or the making of reasonable provision for payment thereof); (iv) fourth, to the satisfaction of all liquidation preferences of outstanding Preferred OP Units, if any, and (v) the balance, if any, to the AIMCO GP, the Unitholders and any Assignees in accordance with and in proportion to their positive capital account balances, after giving effect to all contributions, distributions and allocations for all periods.

            COMPARISON OF THE AIMCO OPERATING PARTNERSHIP AND AIMCO

   Generally, the nature of an investment in the Class A Common Stock is substantially equivalent economically to an investment in the Common OP Units. The AIMCO Operating Partnership makes quarterly distributions to holders of Common OP Units (on a per unit basis) that generally are equal to the dividends paid on the Class A Common Stock (on a per share basis). However, such distributions will not necessarily continue to be equal to such dividends. Common Unitholders generally share in the risks and rewards of ownership in the enterprise being conducted by AIMCO (through the AIMCO Operating Partnership). However, there are some differences between ownership of Common OP Units and ownership of Class A Common Stock, some of which may be material to investors.

   The information below highlights a number of the significant differences between the AIMCO Operating Partnership and AIMCO relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Common OP Units and Class A Common Stock, respectively. These comparisons are intended to assist Unitholders in understanding how their investment will be changed if their Common OP Units are exchanged for Class A Common Stock. COMMON UNITHOLDERS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT AND THE EXHIBITS THERETO OF WHICH THIS PROSPECTUS IS A PART AND ANY APPLICABLE PROSPECTUS SUPPLEMENT FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.




      AIMCO OPERATING PARTNERSHIP                        AIMCO

                   Form of Organization and Assets Owned

The AIMCO Operating Partnership is      AIMCO is a Maryland corporation.
organized as a Delaware limited         AIMCO has elected to be taxed as a
partnership. The AIMCO Operating        REIT under the Code, commencing
Partnership owns interests (either      with its taxable year ended
directly or through subsidiaries)       December 31, 1994, and intends to
in the apartment properties.            maintain its election as a REIT.
                                        With certain limited exceptions,
                                        AIMCO's only significant assets are
                                        its equity interests in the AIMCO
                                        GP and the Special Limited Partner,
                                        which in turn collectively hold a
                                        controlling interest in the AIMCO
                                        Operating Partnership.

                           Duration of Existence

The term of the AIMCO Operating         AIMCO has a perpetual existence,
Partnership continues until             unless liquidated or dissolved.
December 31, 2093, unless the AIMCO
Operating Partnership is dissolved
sooner pursuant to the terms of the
AIMCO Operating Partnership
Agreement or as provided by law.
See "Description of OP Units -
General" and "Description of OP
Units - Dissolution and Winding
Up."

                      Purpose and Permitted Activities

The purpose of the AIMCO Operating      Under its Charter, AIMCO may engage
Partnership is to conduct any           in any lawful activity permitted to
business that may be lawfully           be engaged in by a Maryland
conducted by a limited partnership      corporation pursuant to Maryland
organized pursuant to the Delaware      law. The Charter prohibits the
LP Act, provided that such business     AIMCO Board from taking any action
is to be conducted in a manner that     to terminate AIMCO's status as a
permits AIMCO to be qualified as a      REIT, unless the AIMCO Board
REIT, unless AIMCO ceases to            recommends such action and the
qualify as a REIT. The AIMCO            holders of a majority of the shares
Operating Partnership is authorized     entitled to vote on such matter
to perform any and all acts for the     approve such action. The Code
furtherance of the purposes and         defines a REIT as a corporation,
business of the AIMCO Operating         trust or association (1) that is
Partnership, provided that the          managed by one or more trustees or
AIMCO Operating Partnership may not     directors; (2) the beneficial
take, or refrain from taking, any       ownership of which is evidenced by
action which, in the judgment of        transferable shares, or by
the AIMCO GP could (i) adversely        transferable certificates of
affect the ability of AIMCO to          beneficial interest; (3) which
continue to qualify as a REIT, (ii)     would be taxable as a domestic
subject AIMCO to certain income and     corporation, but for the special
excise taxes, or (iii) violate any      Code provisions applicable to
law or regulation of any                REITs; (4) that is neither a
governmental body or agency (unless     financial institution nor an
such action, or inaction, is            insurance company subject to
specifically consented to by            certain provisions of the Code; (5)
AIMCO). Subject to the foregoing,       the beneficial ownership of which
the AIMCO Operating Partnership may     is held by 100 or more persons; (6)
invest in or enter into                 in which, during the last half of
partnerships, joint ventures, or        each taxable year, not more than
similar arrangements.                   50% in value of the outstanding
                                        stock is owned, directly or
                                        indirectly, by five or fewer
                                        individuals (as defined in the Code
                                        to include certain entities); and
                                        (7) which meets certain other tests
                                        described in this Prospectus
                                        (including with respect to the
                                        nature of its income and assets).
                                        See "Federal Income Taxation of
                                        AIMCO and AIMCO Stockholders -
                                        General." The Code provides that
                                        conditions (1) through (4) must be
                                        met during the entire taxable year,
                                        and that condition (5) must be met
                                        during at least 335 days of a
                                        taxable year of 12 months, or
                                        during a proportionate part of a
                                        taxable year of less than 12
                                        months. The Charter also contains
                                        certain restrictions regarding
                                        transfers of its shares, which
                                        provisions are intended to assist
                                        AIMCO in satisfying the share
                                        ownership requirements described in
                                        conditions (5) and (6) above. See
                                        "Federal Income Taxation of AIMCO
                                        and AIMCO Stockholders -- General."

                             Additional Equity

The AIMCO GP is authorized to admit     Under the Charter, the AIMCO Board
additional limited partners to the      has the authority to classify and
AIMCO Operating Partnership from        reclassify any of its unissued
time to time, on terms and              capital Stock into shares of
conditions and for such capital         Preferred Stock by setting or
contributions as may be established     changing in any one or more
by the AIMCO GP in its reasonable       respects the preferences,
discretion. The net capital             conversion or other rights, voting
contribution need not be equal for      powers, restrictions, limitations
all Unitholders. No action or           as to dividends, qualifications or
consent by the Unitholders is           terms or conditions of redemption
required in connection with the         of such shares of capital stock
admission of any additional             including, but not limited to,
Unitholder. See "Description of OP      ownership restrictions consistent
Units-Management by the AIMCO GP."      with the Ownership Limit with
Subject to Delaware law, any            respect to each series or class of
additional partnership interests        capital stock, and the number of
may be issued in one or more            shares constituting each series or
classes, or one or more series of       class, and to increase or decrease
any of such classes, with such          the number of shares of any such
designations, preferences and           series or class, to the extent
relative, participating, optional       permitted by the MGCL. AIMCO is
or other special rights, powers and     authorized to issue, in its
duties as shall be determined by        discretion, additional equity
the AIMCO GP, in its sole and           securities including Class A Common
absolute discretion without the         Stock or Preferred Stock; provided,
approval of any Unitholder, and set     however, that the total number of
forth in a written document             equity securities outstanding may
thereafter attached to and made an      not exceed the total number of
exhibit to the AIMCO Operating          authorized shares set forth in the
Partnership Agreement.                  Charter (i.e., not more than
                                        510,750,000 shares of capital
                                        Stock). Additionally, AIMCO may
                                        issue additional Class A Common
                                        Stock upon exchange of Common OP
                                        Units for Class A Common Stock, and
                                        upon exercise of options granted
                                        pursuant to AIMCO's stock incentive
                                        plan. Pursuant to the AIMCO
                                        Operating Partnership Agreement,
                                        upon the issuance of its capital
                                        stock, AIMCO is generally obligated
                                        to contribute the cash proceeds or
                                        other consideration received from
                                        such issuance to the AIMCO
                                        Operating Partnership in exchange
                                        for, in the case of Class A Common
                                        Stock, Common OP Units, or in the
                                        case of an issuance of Preferred
                                        Stock, Preferred OP Units with
                                        designations, preferences and other
                                        rights, terms and provisions that
                                        are substantially the same as the
                                        designations, preferences and other
                                        rights, terms and provisions of
                                        such Preferred Stock. See
                                        "Description of OP Units --
                                        Issuance of Class A Common Stock by
                                        AIMCO."


                             Borrowing Policies

The AIMCO Operating Partnership         AIMCO is not restricted under its
Agreement contains no restrictions      Charter or Bylaws from incurring
on borrowings, and the AIMCO GP has     borrowings. The New Credit Facility
full power and authority to borrow      restricts, among other things,
money on behalf of the AIMCO            AIMCO's ability to incur
Operating Partnership. The New          indebtedness. See "Risk Factors --
Credit Facility restricts, among        Risks of Significant Indebtedness."
other things, the AIMCO Operating
Partnership's ability to incur
indebtedness. See "Risk Factors --
Risks of Significant Indebtedness."

                          Review of Investor Lists

Each Unitholder has the right, upon     Under Maryland law, a stockholder
written demand with a statement of      holding at least 5% of the
the purpose of such demand and at       outstanding stock of a corporation
such Unitholder's own expense, to       may, upon written request, inspect
obtain a current list of the name       and copy during usual business
and last known business, residence      hours the list of the stockholders
or mailing address of the AIMCO GP      of such corporation.
and each other Unitholder.

                             Management Control

All management powers over the          The AIMCO Board has exclusive
business and affairs of the AIMCO       control over AIMCO's business and
Operating Partnership are vested in     affairs subject only to the
the AIMCO GP. No Unitholder has any     restrictions in the Charter and the
right to participate in or exercise     Bylaws and the AIMCO Operating
control or management power over        Partnership Agreement. The policies
the business and affairs of the         adopted by the AIMCO Board may be
AIMCO Operating Partnership. The        altered or eliminated without a
Unitholders have the right to vote      vote of AIMCO's stockholders.
on certain matters described under      Accordingly, except for their vote
"Voting Rights" below. The AIMCO GP     in the election of directors,
may not be removed by the               holders of Class A Common Stock
Unitholders with or without cause.      have no control over the ordinary
                                        business policies of AIMCO.

                  Management Liability and Indemnification

Notwithstanding anything to the         The Charter limits the liability of
contrary set forth in the AIMCO         AIMCO's directors and officers to
Operating Partnership Agreement,        AIMCO and its stockholders to the
the AIMCO GP is not liable to the       fullest extent permitted from time
AIMCO Operating Partnership for         to time by Maryland law. Maryland
losses sustained, liabilities           law presently permits the liability
incurred or benefits not derived as     of directors and officers to a
a result of errors in judgment or       corporation or its stockholders for
mistakes of fact or law of any act      money damages to be limited, except
or omission if the AIMCO GP acted       (i) to the extent that it is proved
in good faith. The AIMCO Operating      that the director or officer
Partnership Agreement provides for      actually received an improper
indemnification of AIMCO, or any        benefit or profit in money,
director or officer of AIMCO (in        property or services actually
its capacity as the previous            received, or (ii) if a judgment or
general partner of the AIMCO            other final adjudication is entered
Operating Partnership), the AIMCO       in a proceeding based on a finding
GP, any officer or director of          that the director's or officer's
AIMCO GP or the AIMCO Operating         action, or failure to act, was the
Partnership and such other persons      result of active and deliberate
as the AIMCO GP may designate from      dishonesty and was material to the
and against all losses, claims,         cause of action adjudicated in the
damages, liabilities, joint or          proceeding. This provision does not
several, expenses (including legal      limit the ability of AIMCO or its
fees), fines, settlements and other     stockholders to obtain other
amounts incurred in connection with     relief, such as an injunction or
any actions relating to the             recission.
operations of the AIMCO Operating
Partnership, as set forth in the        The Charter and Bylaws require
AIMCO Operating Partnership             AIMCO to indemnify its directors,
Agreement. The Delaware Revised         officers and certain other parties
Uniform Limited Partnership Act         to the fullest extent permitted
provides that subject to the            from time to time by Maryland law.
standards and restrictions, if any,     The MGCL permits a corporation to
set forth in its partnership            indemnify its directors, officers
agreement, a limited partnership        and certain other parties against
may, and shall have the power to,       judgments, penalties, fines,
indemnify and hold harmless any         settlements and reasonable expenses
partner or other person from and        actually incurred by them in
against any and all claims and          connection with any proceeding
demands whatsoever. It is the           toAwhich they may be made a party
position of the Commission that         by reason of their service to or at
indemnification of directors and        the request of the corporation,
officers for liabilities arising        unless it is established that (i)
under the Securities Act is against     the act or omission of the
public policy and is unenforceable      indemnified party was material to
pursuant to Section 14 of the           the matter giving rise to the
Securities Act.                         proceeding and (x) was committed in
                                        bad faith or (y) was the result of
                                        active and deliberate dishonesty,
                                        (ii) the indemnified party actually
                                        received an improper personal
                                        benefit in money, property or
                                        services of (iii) in the case of
                                        any criminal proceeding, the
                                        indemnified party had reasonable
                                        cause to believe that the act or
                                        omission was unlawful.
                                        Indemnification may be made against
                                        judgments, penalties, fines,
                                        settlements and reasonable expenses
                                        actually incurred by the director
                                        or officer in connection with the
                                        proceeding; provided however, that
                                        if the proceeding is one by or in
                                        the right of the corporation,
                                        indemnification may not be made
                                        with respect to any proceeding in
                                        which the director or officer has
                                        been adjudged to be liable to the
                                        corporation. In addition, a
                                        director or officer may not be
                                        indemnified with respect to any
                                        proceeding charging improper
                                        personal benefit to the director or
                                        officer was adjudged to be liable
                                        on the basis that personal benefit
                                        was improperly received. The
                                        termination of any proceeding by
                                        conviction, or upon a plea of nolo
                                        contendere or its equivalent, or an
                                        entry of any order of probation
                                        prior to judgment, creates a
                                        rebuttable presumption that the
                                        director or officer did not meet
                                        the requisite standard or conduct
                                        required for indemnification to be
                                        permitted. It is the position of
                                        the Securities and Exchange
                                        Commission that indemnification of
                                        directors and officers for
                                        liabilities arising under the
                                        Securities Act is against public
                                        policy and is unenforceable
                                        pursuant to Section 14 of the
                                        Securities Act.

                                        AIMCO has entered into agreements
                                        with certain of its officers,
                                        pursuant to which AIMCO has agreed
                                        to indemnify such officers to the
                                        fullest extent permitted by
                                        applicable law.

                          Anti-Takeover Provisions

Except in limited circumstances,        The Charter and Bylaws of AIMCO
the AIMCO GP has exclusive              contain a number of provisions that
management power over the business      may have the effect of delaying or
and affairs of the AIMCO Operating      discouraging an unsolicited
Partnership. The AIMCO GP may not       proposal for the acquisition of
be removed as general partner of        AIMCO or the removal of incumbent
the AIMCO Operating Partnership by      management. These provisions
the Unitholders with or without         include, among others: (1)
cause. Under the AIMCO Operating        authorized shares of stock that may
Partnership Agreement, the AIMCO        be issued, in the discretion of the
GP, as a general partner, may, in       AIMCO Board, as Preferred Stock
its sole discretion, prevent a          with superior voting rights to the
transferee of an OP Unit from           Class A Common Stock; (2) a
becoming a substituted Unitholder       requirement that directors may be
pursuant to the AIMCO Operating         removed only for cause and by a
Partnership Agreement. The AIMCO GP     vote of holders of at least
may exercise this right of approval     two-thirds of the votes entitled
to deter, delay or hamper attempts      to be cast in the election of
by persons to acquire a controlling     directors; (3) advance notice
interest in the AIMCO Operating         required in order to nominate
Partnership. Additionally, the OP       persons for election to the AIMCO
Limited Partnership Agreement           Board or to propose business to be
contains restrictions on the            considered by stockholders at a
ability of Unitholders to transfer      stockholder's meeting; and (4)
their OP Units. See "Description of     provisions designed to avoid
OP Units-Transfers and                  concentration of stock ownership in
Withdrawals."                           a manner that would jeopardize
                                        AIMCO's status as a REIT under the
                                        Code. See "Description of Common
                                        Stock-- Restrictions on Transfer"
                                        and "Risk Factors -- Ownership
                                        Limit."

                                        The MGCL contains provisions
                                        concerning certain "business
                                        combinations" and "control share
                                        acquisitions" (each as defined in
                                        the MGCL) that could have the
                                        effect of discouraging offers to
                                        acquire AIMCO and of increasing the
                                        difficulty of consummating any such
                                        offer. See "Description of Common
                                        Stock -- Business Combinations" and
                                        "Description of Common Stock --
                                        Control Share Acquisitions."

      Amendment of the Partnership Agreement or the Charter and Bylaws

With the exception of certain           AIMCO may amend, alter or repeal
circumstances set forth in the          any provision contained in its
AIMCO Operating Partnership             Charter upon (i) adoption by the
Agreement, whereby the AIMCO GP         AIMCO Board of a resolution
may, without the consent of the         recommending such amendment,
Unitholders, amend the AIMCO            alteration, or repeal, (ii)
Operating Partnership Agreement,        presentation by the AIMCO Board to
amendments to the AIMCO Operating       the stockholders of a resolution at
Partnership Agreement require the       an annual or special meeting of the
consent of the holders of a             stockholders and (iii) approval of
majority of the outstanding Common      such resolution by the affirmative
OP Units, excluding the Special         vote of the holders of a majority
Limited Partner and certain other       (or, in certain cases, two-thirds)
limited exclusions (a "Majority in      of the aggregate number of votes
Interest"). Amendments to the AIMCO     entitled to be cast generally in
Operating Partnership Agreement may     the election of directors.
be proposed by the AIMCO GP or by
holders of a Majority in Interest.      Under the MGCL, unless otherwise
Following such proposal, the AIMCO      provided in a corporation's
GP will submit any proposed             charter, a proposed charter
amendment to the Unitholders. The       amendment requires an affirmative
AIMCO GP will seek the written          vote of two-thirds of the
consent of the Unitholders on the       outstanding stock entitled to be
proposed amendment or will call a       cast on the matter. However, the
meeting to vote thereon. See            Charter provides that it may be
"Description of OP Units --             amended upon the affirmative vote
Amendment of the AIMCO Operating        of a majority (or, as applicable,
Partnership Agreement."                 two-thirds) of the stock entitled
                                        to be cast generally in the
                                        election of directors ("voting
                                        stock"). Under the MGCL, the power
                                        to adopt, alter, and repeal the
                                        bylaws is vested in the
                                        stockholders, except to the extent
                                        that the charter or bylaws vest it
                                        in the board of directors. The
                                        Bylaws provide that they may be
                                        amended by vote of a majority of
                                        the AIMCO Board. An amendment to
                                        any provision of the Bylaws
                                        relating to their repeal or the
                                        removal of directors may be
                                        effected only by the vote of
                                        two-thirds of the voting stock.

                           Compensation and Fees

The AIMCO GP does not receive           The employees, officers and
compensation for its services as        directors of AIMCO receive
general partner of the AIMCO            compensation for their services.
Operating Partnership. However, the
AIMCO GP is entitled to payments,
allocations and distributions in
its capacity as general partner of
the AIMCO Operating Partnership. In
addition, the AIMCO Operating
Partnership is responsible for all
expenses incurred relating to the
AIMCO Operating Partnership's
ownership of its assets and the
operation of the AIMCO Operating
Partnership and reimburses the
AIMCO GP for such expenses paid by
the AIMCO GP. The employees of the
AIMCO Operating Partnership receive
compensation for their services.

                           Liability of Investors

Except for fraud, willful               The MGCL provides that no
misconduct or gross negligence, no      stockholder of a corporation will
Unitholder has personal liability       be personally liable for any
for the AIMCO Operating                 obligations of such corporation.
Partnership's debts and                 Generally the liability of
obligations, and liability of the       stockholders for AIMCO's debts and
Unitholders for the AIMCO Operating     obligations is limited to the
Partnership's debts and obligations     amount of their investment in
is generally limited to the amount      AIMCO.
of their investment in the AIMCO
Operating Partnership. However, the
limitations on the liability of
limited partners for the
obligations of a limited
partnership have not been clearly
established in some states. If it
were determined that the AIMCO
Operating Partnership had been
conducting business in any state
without compliance with the
applicable limited partnership
statute, or that the right or the
exercise of the right by the
holders of OP Units as a group to
make certain amendments to the
AIMCO Operating Partnership
Agreement or to take other action
pursuant to the AIMCO Operating
Partnership Agreement constituted
participation in the "control" of
the AIMCO Operating Partnership's
business, then a Unitholder could
be held liable under certain
circumstances for the AIMCO
Operating Partnership's obligations
to the same extent as the AIMCO GP.

                              Fiduciary Duties

Unless otherwise provided for in        Under Maryland law, the members of
the relevant partnership agreement,     the AIMCO Board must perform their
Delaware law generally requires a       duties in good faith, in a manner
general partner of a Delaware           that they reasonably believe to be
limited partnership to adhere to        in the best interests of AIMCO and
fiduciary duty standards under          with the care of an ordinarily
which it owes its limited partners      prudent person in a like position.
the highest duties of good faith,       Members of the AIMCO Board who act
fairness and loyalty and which          in such a manner will generally not
generally prohibit such general         be liable to AIMCO for monetary
partner from taking any action or       damages arising from their
engaging in any transaction as to       activities as members of the AIMCO
which it has a conflict of              Board.
interest. The AIMCO Operating
Partnership Agreement expressly
authorizes the AIMCO GP to enter
into, on behalf of the AIMCO
Operating Partnership, a right of
first opportunity arrangement and
other conflict avoidance agreements
with various affiliates of the
AIMCO Operating Partnership and the
AIMCO GP, on such terms as the
AIMCO GP, in its sole and absolute
discretion, believes are advisable.
The AIMCO Operating Partnership
Agreement expressly limits the
liability of the AIMCO GP by
providing that the AIMCO GP, and
its officers and directors will not
be liable or accountable in damages
to the AIMCO Operating Partnership,
the limited partners or assignees
for errors in judgment or mistakes
of fact or law or of any act or
omission if the AIMCO GP or such
director or officer acted in good
faith. See "Risk Factors -- Risks
Associated With an Investment in OP
Units -- Conflicts of Interest and
Fiduciary Responsibility."

                          Federal Income Taxation

The AIMCO Operating Partnership is      AIMCO has elected to be taxed as a
not subject to federal income           REIT beginning with its fiscal year
taxes. Instead, each Unitholder         ended December 31, 1994. So long as
includes in income its allocable        it qualifies as a REIT, AIMCO will
share of the AIMCO Operating            be permitted to deduct
Partnership's taxable income or         distributions paid to its
loss when it determines its             stockholders, which effectively
individual federal income tax           will reduce the "double taxation"
liability.                              that typically results when a
                                        corporation earns income and
                                        distributes that income to its
                                        stockholders in the form of
                                        dividends. A qualified REIT,
                                        however, is subject to federal
                                        income tax on income that is not
                                        distributed and also may be subject
                                        to federal income and excise taxes
                                        in certain circumstances. The
                                        maximum federal income tax rate for
                                        corporations under current law is
                                        35%, but in certain circumstances a
                                        REIT is subject to a 100% tax on
                                        certain kinds of income.

Income and loss from the AIMCO          Dividends paid by AIMCO will be
Operating Partnership may be            treated as "portfolio" income and
subject to the passive activity         cannot be offset with losses from
limitations. If an investment in an     "passive activities."
OP Unit is treated as a passive
activity, income and loss from the
AIMCO Operating Partnership
generally can be offset against
income and loss from other
investments that constitute
"passive activities" (unless the
AIMCO Operating Partnership is
considered a "publicity traded
partnership", in which case income
and loss from the AIMCO Operating
Partnership can only be offset
against other income and loss from
the AIMCO Operating Partnership).
Income of the AIMCO Operating
Partnership, however, attributable
to dividends from the Management
Subsidiaries (as defined below) or
interest paid by the Management
Subsidiaries does not qualify as
passive activity income and cannot
be offset against losses from
"passive activities."

Cash distributions by the AIMCO         Distributions by AIMCO to its
Operating Partnership are not           taxable domestic stockholders out
taxable to a Unitholder except to       of current or accumulated earnings
the extent they exceed such             and profits will be taxed as
Partner's basis in its interest in      ordinary income. Distributions that
the AIMCO Operating Partnership         are designated as capital gain
(which will include such                dividends generally will be taxed
Unitholder's allocable share of the     as long-term capital gain, subject
AIMCO Operating Partnership's           to certain limitations. A
nonrecourse debt).                      distribution in excess of current
                                        or accumulated earnings and profits
                                        will be treated as a non-taxable
                                        return of basis to the extent of a
                                        stockholder's adjusted basis in its
                                        shares of stock of AIMCO with
                                        respect to which such distribution
                                        is received, with the excess, if
                                        any, taxed as capital gain.

Each year, Unitholders will receive     Each year, stockholders of AIMCO
a Schedule K-1 tax form containing      will receive a Form 1099 used by
tax information for inclusion in        REITs to report dividends paid to
preparing their federal income tax      their stockholders.
returns.

Unitholders are required, in some       Stockholders who are individuals
cases, to file state income tax         generally will not be required to
returns and/or pay state income         file state income tax returns
taxes in the states in which the        and/or pay state income taxes
AIMCO Operating Partnership owns        outside of their states of
property or transacts business,         residence solely as a result of the
even if they are not residents of       fact that AIMCO owns property or
those states. AIMCO Operating           transacts business in various
Partnership may be required to pay      jurisdictions. AIMCO may be
state income taxes in certain           required to pay state income taxes
states.                                 in various states.


            COMPARISON OF COMMON OP UNITS AND CLASS A COMMON STOCK

            COMMON OP UNITS                      CLASS A COMMON STOCK

                            Nature of Investment

The Common OP Units constitute          The Class A Common Stock constitute
equity interests entitling each         equity interests in AIMCO.
Unitholder to such partner's pro        Dividends are paid, when and as
rata share of cash distributions        declared by The AIMCO Board. In
made from Available Cash (as such       order to qualify as a REIT, AIMCO
term is defined in the AIMCO            is required to distribute dividends
Operating Partnership Agreement) to     (other than capital gain dividends)
the partners of the AIMCO Operating     to its stockholders in an amount at
Partnership.                            least equal to (A) the sum of (i)
                                        95% of AIMCO's "REIT taxable
                                        income" (computed without regard to
                                        the dividends paid deduction and
                                        AIMCO's net capital gain) and (ii)
                                        95% of the net income (after tax),
                                        if any, from foreclosure property,
                                        minus (B) the sum of certain items
                                        of noncash income.

                               Voting Rights

Under the AIMCO Operating               Each outstanding share of Class
Partnership A Agreement, the            Common Stock entitles the holder
Unitholders have voting rights only     thereof to one vote on all matters
with respect to certain limited         submitted to stockholders for vote,
matters such as certain amendments      including the election of
and termination of the AIMCO            directors. See "Description of
Operating Partnership Agreement and     Common Stock -- Class A Common
certain transactions such as the        Stock." Holders of Class A Common
institution of bankruptcy               Stock have the right to vote on,
proceedings, an assignment for the      among other things, a merger of
benefit of creditors and certain        AIMCO, amendments to the Charter
transfers by the AIMCO GP of its        and the dissolution of AIMCO.
interest in the AIMCO Operating         Certain amendments to the Charter
Partnership or the admission of a       require the affirmative vote of not
successor general partner.              less than two-thirds of votes
                                        entitled to be cast on the matter.
                                        The Charter permits the AIMCO Board
                                        to classify and issue capital stock
                                        in one or more series having voting
                                        power which may differ from that of
                                        the Class A Common Stock.

                               Distributions

Subject to the rights of holders of     Holders of the Class A Common Stock
any outstanding Preferred OP Units,     are entitled to received dividends,
the AIMCO Operating Partnership         when and as declared by the AIMCO
Agreement requires the AIMCO GP to      Board, out of funds legally
cause the AIMCO Operating               available therefor. See "Per Share
Partnership to distribute quarterly     and Per Unit Data."
all, or such portion as the AIMCO
GP may in its sole and absolute         Holders of Class B Common Stock do
discretion determine, of Available      not have dividend rights. A certain
Cash (as defined in the AIMCO           number of shares of Class B Common
Operating Partnership Agreement)        Stock are eligible for conversion
generated by the AIMCO Operating        into an equal number of shares of
Partnership during such quarter to      Class A Common Stock. Once Class B
the AIMCO GP, the Special Limited       Common Stock has been converted
Partner and the holders of Common       into Class A Common Stock, holders
OP Units on the record date             of such shares of converted Class A
established by the AIMCO GP with        Common Stock will have dividend
respect to such quarter, in             rights of Class A Common Stock
accordance with their respective        generally. See "Description of
interests in the AIMCO Operating        Common Stock -- Class B Common
Partnership on such record date.        Stock."
Holders of any other Preferred OP
Units issued in the future may have     AIMCO, in order to qualify as a
priority over the AIMCO GP, the         REIT, is required to distribute
Special Limited Partner and holders     dividends (other than capital gain
of Common OP Units with respect to      dividends) to its stockholders in
distributions of Available Cash,        an amount at least equal to (A) the
distributions upon liquidation or       sum of (i) 95% of AIMCO's "REIT
other distributions. See "Per Share     taxable income" (computed without
and Per Unit Data."                     regard to the dividends paid
                                        deduction and AIMCO's net capital
The AIMCO GP in its sole and            gain) and (ii) 95% of the net
absolute discretion may distribute      income (after tax), if any, from
to the Unitholders Available Cash       foreclosure property, minus (B) the
on a more frequent basis and            sum of certain items of noncash
provide for an appropriate record       income. See "Federal Income
date. The AIMCO Operating               Taxation of AIMCO and AIMCO
Partnership Agreement requires the      Stockholders -- General."
AIMCO GP to take such reasonable
efforts, as determined by it in its
sole and absolute discretion and
consistent with AIMCO's
qualification as a REIT, to cause
the AIMCO Operating Partnership to
distribute sufficient amounts to
enable the AIMCO GP to transfer
funds to AIMCO and enable AIMCO to
pay stockholder dividends that will
(i) satisfy the requirements for
qualifying as a REIT under the
Code, and the Treasury Regulations
and (ii) avoid any federal income
or excise tax liability of AIMCO.
See "Description of OP Units --
Distributions."

                   Liquidity and Transferability/Redemption

There is no public market for the       The Class A Common Stock is
OP Units. The AIMCO Operating           transferable as registered
Partnership Agreement restricts the     securities under the Securities
transferability of the OP Units.        Act, subject to the Ownership Limit
The OP Units are restricted             restrictions pursuant to exemptions
securities under the Securities Act     from registration or upon
and applicable state securities         registration. The Class A Common
laws and may not be resolved unless     Stock is listed on the NYSE.
they are registered under the
Securities Act and applicable state
securities laws, or exemptions from
such laws are available.

After the first anniversary of
becoming a holder of Common OP
Units, a Unitholder has the right,
subject to the terms and conditions
of the AIMCO Operating Partnership
Agreement, to require the AIMCO
Operating Partnership to redeem all
or a portion of the Common OP Units
held by such party in exchange for
a cash amount based on the value of
shares of Class A Common Stock. See
"Description of OP Units-
Redemption Rights." Upon receipt of
a notice of redemption, the AIMCO
GP may, in its sole and absolute
discretion but subject to the
restrictions on the ownership of
Class A Common Stock imposed under
the Charter and the transfer
restrictions and other limitations
thereof, elect to cause AIMCO to
acquire some or all of the tendered
Common OP Units in exchange for
Class A Common Stock, based on an
exchange ratio of one share of
Class A Common Stock for each
Common OP Unit, subject to
adjustment as provided in the AIMCO
Operating Partnership Agreement.


            FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS

   The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of Class A Common Stock and the Preferred Stock (collectively, the Class A Common Stock and the Preferred Stock are referred to herein as the "AIMCO Stock"). This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the Subsidiary Partnerships will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their AIMCO Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

      THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETA TIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PUR POSES, AS A REAL ESTATE INVESTMENT TRUST.

GENERAL

      The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

      AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. In the opinion of Counsel, commencing with the AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by AIMCO as to factual matters (including representations of AIMCO concerning its business and properties as set forth in this Registration Statement). The opinion is expressed as of its date and Counsel has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

      Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to federal income tax as follows: First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation (such as the assets acquired from Insignia in the Insignia Merger), under Treasury Regulations not yet promulgated, the subchapter C corporation would be required to recognize any net built-in gain that would have been realized if the Subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on such gain to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and will acquire in the Insignia Merger) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for Qualification

      The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

      To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual owner ship of the shares and certain other information.

      In addition, a corporation may not elect to become a REIT unless its taxable-year is the calendar year. AIMCO satisfies this requirement. Ownership of Partnership Interests

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has ownership interests (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

Income Tests

      In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transac tions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

      Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

      PAMS LP and the other subsidiaries of the Company that manage the Managed Properties (collectively, the "Management Subsidiaries") receive management fees and other income. A portion of such fees and other income accrue to AIMCO through the AIMCO Operating Partnership's general partnership interest in PAMS LP. Such fees and other income generally will not qualify under the 95% gross income test. AIMCO also indirectly receives distributions from the Management Subsidiaries that will be classified as dividend income to the extent of the earnings and profits of the Management Subsidiaries. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

      If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

Asset Tests

      AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

      AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the Management Subsidiaries qualify under these rules. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO Operating Partnership's total assets and the value of the AIMCO Operating Partnership's interest in the Management Subsidiaries and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO Operating Partnership's ownership interests in the Management Subsidiaries disqualifies AIMCO from treatment as a REIT.

      AIMCO's indirect interests in the AIMCO Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiar ies are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

Annual Distribution Requirements

      AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and
(iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

      It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO Operating Partnership) and (ii) the inclusion of certain items in income by AIMCO for federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

      Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Absence of Earnings and Profits

      The Code provides that when a REIT acquires a corporation that is currently a C corporation (such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Insignia Merger, AIMCO will succeed to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. Insignia has retained independ ent certified public accountants to determine Insignia's earnings and profits for purposes of this requirement. The determination of the independent certified public accountants will be based upon Insignia's tax returns as filed with the IRS and other assumptions and qualifications set forth in the reports issued by such accountants. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia Merger, including as a result of an examination of its returns by the IRS and the receipt of certain indemnity or other payments, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determin ing the amount of such earnings and profits. Additionally, if the Insignia Merger does not qualify as a tax-free reorganization, Insignia would recognize a taxable gain in an amount equal to the excess of the fair market value of its assets over the tax basis in its assets. Such gain would result in AIMCO succeeding to a substantial amount of corporate earnings and profits of Insignia (in addition to a substantial corporate income tax). Moreover, if the Special Dividend is not treated as a dividend under the Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia Merger, fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

Failure to Qualify

      If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provi sions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

General

      Substantially all of AIMCO's investments are held indirectly through the AIMCO Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."

Entity Classification

      AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Asset Tests" and "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

Tax Allocations with Respect to the Properties

      Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book - Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. See "-- Federal Income Taxation of the AIMCO Operating Partnership and Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO Operating Partnership." The AIMCO Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO Operating Partnership of the cash proceeds received in any offerings of its stock.

      In general, certain Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO Operating Partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Annual Distribution Requirements."

      With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

Sale of the Properties

      AIMCO's share of any gain realized by the AIMCO Operating Partnership or other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO and AIMCO Stockholders -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The AIMCO Operating Partnership and the other Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Owned Properties and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

      A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the Management Subsidiaries to the AIMCO Operating Partnership, distributions paid to the AIMCO Operating Partnership as the general partner of PAMS LP, and interest paid by the Management Subsidiaries on certain notes held by the AIMCO Operating Partnership. In general, the Management Subsidiaries pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the Management Subsidiaries are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

Distributions

      Provided AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

Dispositions of AIMCO Stock

      In general, under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of AIMCO Stock will be subject to a maximum federal income tax rate of 20% if the AIMCO Stock is held for more than 12 months and will be taxed at ordinary income rates if the AIMCO Stock is held for 12 months or less. Capital losses recognized by a stockholder upon the disposition of AIMCO Stock held for more than one year at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

      A redemption of the Preferred Stock will be treated under Section 302 of the Code as a dividend subject to tax at ordinary income tax rates (to the extent of AIMCO's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Preferred Stock. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only the Preferred Stock is redeemed, since it generally does not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in AIMCO, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Preferred Stock would be transferred to the holder's remaining stockholdings in AIMCO. If, however, the stockholder has no remaining stockholdings in AIMCO, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

TAXATION OF FOREIGN STOCKHOLDERS

      The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to Non-U.S. Holders of AIMCO Stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discus sion addresses only certain and not all aspects of U.S. federal income and estate taxation.

Ordinary Dividends

      The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

Non-Dividend Distributions

      Unless AIMCO Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently deter mined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withhold ing and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

Capital Gain Dividends

      Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

Dispositions of AIMCO Stock

      Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because the Class A Common Stock is publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

      If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the Stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

      If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresi dent alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

      Gain from the sale of AIMCO Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home' in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Estate Tax

      AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

      AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors in AIMCO Stock should consult their tax advisors regarding the application of these Treasury Regulations.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more that 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

   FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND
                                UNITHOLDERS

   The following is a summary of certain federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of OP Units. This discussion is based upon the Code, the Treasury Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this Registration Statement and all of which are subject to change, possibly retroactively. Such summary is also based on the assumptions that the operation of AIMCO, the AIMCO Operating Partnership and the Subsidiary Partnerships will be in accordance with their respective organizational documents and partnership agreements. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their OP Units as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this Registration Statement.

   THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OP UNITS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH PRO SPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OP UNITS AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PUR POSES, AS A REAL ESTATE INVESTMENT TRUST.

PARTNERSHIP STATUS

   In the opinion of Counsel, the AIMCO Operating Partnership will be classified as a partnership for federal income tax purposes, and not as an association taxable as a corporation. It must be emphasized that this opinion of Counsel is based on and conditioned upon ceratin assumptions and representations and on opinions of local counsel with respect to matters of local law. The opinion is expressed as of its date and Counsel has no obligation to advise holders of OP Units of any subse quent change in matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of Counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the AIMCO Operating Partnership as a partnership.

   Some partnerships are, for federal income tax purposes, characterized not as a partnership but as an association taxable as a corporation or as a "publicly traded partnership" taxable as a corporation. A partnership will be classified as a publicly traded partnership if interests therein are traded on an "established securities market" or are "readily tradable" on a "secondary market (or the substantial equivalent thereof)."

   The AIMCO Operating Partnership believes and intends to take the position that the AIMCO Operating Partnership should not be classified as a publicly traded partnership because (i) the OP Units are not traded on an established securities market and (ii) the OP Units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. The determination of whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof, however, depends on various facts and circumstances (including facts that are not within the control of the AIMCO Operating Partnership). Treasury Regulations generally effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") provide limited safe harbors, which, if satisfied, will prevent a partnership's interests from being treated as readily tradable on a secondary market or the substantial equivalent thereof. Under a grandfather rule, certain existing partnerships may rely on safe harbors contained in IRS Notice 88-75 rather than on the safe harbors contained in the PTP Regulations for all taxable years of the partnership beginning before January 1, 2006. The AIMCO Operating Partnership believes that it is subject to such grandfather rule and that it cannot rely on the safe harbors contained in the PTP Regulations. The AIMCO Operating Partnership may not have satisfied any of the safe harbors in Notice 88-75 in its previous tax years. In addition, because the AIMCO Operating Partnership's ability to satisfy a safe harbor in Notice 88-75 (or to the extent applicable, a safe harbor in the PTP Regulations) may involve facts that are not within its control, it is impossible to predict whether the AIMCO Operating Partnership will satisfy a safe harbor in future tax years. The safe harbors in Notice 88-75 are not intended to be substantive rules for the determination of whether partnership interests are readily tradable on a secondary market or the substantial equivalent thereof, and consequently, the failure to meet these safe harbors will not necessarily cause the AIMCO Operating Partnership to be treated as a publicly traded partnership. No assurance can be given, however, that the IRS will not assert that partnerships such as the AIMCO Operating Partnership constitute publicly traded partnerships, or that facts and circumstances will not develop which could result in the AIMCO Operating Partnership being treated as a publicly traded partnership.

   If the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would nevertheless not be taxable as a corporation as long as 90% or more of its gross income consists of "qualifying income." In general, qualifying income includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. The AIMCO Operating Partnership believes that more than 90% of its gross income consists of qualifying income and expects that more than 90% of its gross income in future tax years will consist of qualifying income. In such event, even if the AIMCO Operating Partnership were characterized as a publicly traded partnership, it would not be taxable as a corporation. If the AIMCO Operating Partnership were characterized as a publicly traded partnership, however, each Unitholder would be subject to special rules under section 469 of the Code. See "Limitations on Deductibility of Losses -- Passive Activity Loss Limitation." No assurance can be given that the actual results of the AIMCO Operating Partnership's operations for any one taxable year will enable it to satisfy the qualifying income exception.

   If the AIMCO Operating Partnership were characterized as an association or publicly traded partnership taxable as a corporation (because it did not meet the qualifying income exception discussed above), it would be subject to tax at the entity level as a regular corporation and Unitholders would be subject to tax in the same manner as stockholders of a corporation. Thus, the AIMCO Operating Partnership would be subject to federal tax (and possibly state and local taxes) on its net income, determined without reduction for any distributions made to the Unitholders, at regular federal corporate income tax rates, thereby reducing the amount of any cash available for distribution to the Unitholders, which reduction could also materially and adversely impact the liquidity and value of the OP Units. In addition, the AIMCO Operating Partnership's items of income, gain, loss, deduction and credit would not be passed through to the Unitholders and the Unitholders would not be subject to tax on the income earned by the AIMCO Operating Partnership. Distributions received by a Unitholder from the AIMCO Operating Partnership, however, would be treated as dividend income for federal income tax purposes, subject to tax as ordinary income to the extent of current and accumulated earnings and profits of the AIMCO Operating Partnership, and the excess, if any, as a nontaxable return of capital to the extent of the Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest (without taking into account Partnership liabilities), and thereafter as gain from the sale of a capital asset. Characterization of the AIMCO Operating Partnership as an association or publicly traded partnership taxable as a corporation would also result in the termination of AIMCO's status as a REIT for federal income tax purposes which would have a material adverse impact on AIMCO. See "Federal Income Taxation of AIMCO and AIMCO Stockholders -- Tax Aspects of AIMCO's Investments in Partnerships."

   No assurances can be given that the IRS would not challenge the status of the AIMCO Operating Partnership as a "partnership" which is not "publicly traded" for federal income tax purposes or that a court would not reach a result contrary to such positions. Accordingly, each prospective investor is urged to consult his tax advisor regarding the classification and treatment of the AIMCO Operating Partnership as a "partnership" for federal income tax purposes.

   The following discussion assumes that the AIMCO Operating Partnership is, and will continue to be, classified and taxed as a partnership for federal income tax purposes.

TAXATION OF UNITHOLDERS OF AIMCO OPERATING PARTNERSHIP

   In general, a partnership is treated as a "pass-through" entity for federal income tax purposes and is not itself subject to federal income taxation. Each partner of a partnership, however, is subject to tax on his allocable share of partnership tax items, including partnership income, gains, losses, deductions, and credits ("Partnership Tax Items") for each taxable year of the partnership ending within or with such taxable year of the partner, regardless of whether he receives any actual distribu tions from the partnership during the taxable year. Generally, the characterization of any particular Partnership Tax Item is determined at the partnership, rather than at the partner level, and the amount of a partner's allocable share of such item is governed by the terms of the partnership agreement.

   No federal income tax will be payable by the AIMCO Operating Partnership. Instead, each Unitholder will be (i) required to include in income his allocable share of any AIMCO Operating Partnership income or gains and (ii) entitled to deduct his allocable share of any AIMCO Operating Partnership deductions or losses, but only to the extent of the Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest and subject to the "at risk" and "passive activity loss" rules discussed below under the heading "Limitations on the Deductibility of Losses." A Unitholder's allocable share of the AIMCO Operating Partnership's taxable income may exceed the cash distribu tions to the Unitholder for any year if the AIMCO Operating Partnership retains its profits rather than distributing them.

ALLOCATIONS OF AIMCO OPERATING PARTNERSHIP PROFITS AND LOSSES

   For federal income tax purposes, a Unitholder's allocable share of the AIMCO Operating Partnership's Partnership Tax Items will be determined by the AIMCO Operating Partnership Agreement if such allocations either have "substantial economic effect" or are determined to be in accordance with the Unitholder's interests in the AIMCO Operating Partnership. The manner in which Partnership Tax Items of the AIMCO Operating Partnership are allocated is described above under the heading "Description of OP Units--Allocations of Net Income and Net Loss." If the allocations provided by the AIMCO Operating Partnership Agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular Unitholder for federal income tax purposes may be less favorable than the allocation set forth in the AIMCO Operating Partnership Agreement.

TAX BASIS OF A PARTNERSHIP INTEREST

   A partner's adjusted tax basis in his partnership interest is relevant, among other things, for determining (i) gain or loss upon a taxable disposition of his partnership interest, (ii) gain upon the receipt of partnership distributions, and (iii) the limitations imposed on the use of partnership deductions and losses allocable to such partner. Generally, the adjusted tax basis of a Unitholder's interest in the AIMCO Operating Partnership is equal to (A) the sum of the adjusted tax basis of the property contributed by the Unitholder to the AIMCO Operating Partnership in exchange for an interest in the AIMCO Operating Partnership and the amount of cash, if any, contributed by the Unitholder to the AIMCO Operating Partnership, (B) reduced, but not below zero, by the Unitholder's allocable share of AIMCO Operating Partnership distributions, deductions, and losses, (C) increased by the Unitholder's allocable share of AIMCO Operating Partnership income and gains, and (D) increased by the Unitholder's allocable share of the AIMCO Operating Partnership liabilities and decreased by the Unitholder's liabilities assumed by the AIMCO Operating Partnership.

CASH DISTRIBUTIONS

   Cash distributions received from a partnership do not necessarily correlate with income earned by the partnership as determined for federal income tax purposes. Thus, a Unitholder's federal income tax liability in respect of his allocable share of the AIMCO Operating Partnership taxable income for a particular taxable year may exceed the amount of cash, if any, received by the Unitholder from the AIMCO Operating Partnership during such year.

   If cash distributions, including a "deemed" cash distribution as discussed below, received by a Unitholder in any taxable year exceed his allocable share of the AIMCO Operating Partnership taxable income for the year, the excess will constitute, for federal income tax purposes, a return of capital to the extent of such Unitholder's adjusted tax basis in his AIMCO Operating Partnership interest. Such return of capital will not be includible in the taxable income of the Unitholder, for federal income tax purposes, but it will reduce, but not below zero, the adjusted tax basis of the AIMCO Operating Partnership interest held by the Unitholder. If a Unitholder's tax basis in his AIMCO Operating Partnership interest is reduced to zero, a subsequent cash distribution received by the Unitholder will be subject to tax as capital gain income, but only if, and to the extent that, such distribution exceeds the subsequent positive adjustments, if any, to the tax basis of the Unitholder's AIMCO Operating Partnership interest as determined at the end of the taxable year during which such distribution is received. A decrease in a Unitholder's share of the AIMCO Operating Partnership liabilities resulting from the payment or other settlement of such liabilities is generally treated, for federal income tax purposes, as a deemed cash distribution. A decrease in a Unitholder's percentage interest in the AIMCO Operating Partnership, because of the issuance by the AIMCO Operating Partnership of additional OP Units, or otherwise, will decrease a Unitholder's share of nonrecourse liabilities of the AIMCO Operating Partnership, if any, and thus, will result in a corresponding deemed distribution of cash.

   A non-pro rata distribution (or deemed distribution) of money or property may result in ordinary income to a Unitholder, regardless of such Unitholder's tax basis in his OP Units, if the distribution reduces such Unitholder's share of the AIMCO Operating Partnership's "Section 751 Assets." "Section 751 Assets" are defined by the Code to include "unrealized receivables" or "substantially appreciated inventory". For this purpose, inventory is substantially appreciated if its value exceeds 120% of its adjusted basis. Among other things, "unrealized receivables" include amounts attribut able to previously claimed depreciation deductions on certain types of property. To the extent that such a reduction in a Unitholder's share of Section 751 Assets occurs, the AIMCO Operating Partnership will be deemed to have distributed a proportionate share of the
Section 751 Assets to the Unitholder followed by a deemed exchange of such assets with the AIMCO Operating Partnership in return for the non-pro rata portion of the actual distribution made to such Unitholder. This deemed exchange will generally result in the realization of ordinary income under
Section 751(b) by the Unitholder. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis in such Unitholder's share of such Section 751 Assets deemed relinquished in the exchange.

TAX CONSEQUENCES UPON CONTRIBUTION OF PROPERTY TO THE AIMCO OPERATING
PARTNERSHIP

   Generally, Section 721 of the Code provides that neither the Contributing Partner nor the AIMCO Operating Partnership will recognize a gain or loss, for federal income tax purposes, upon a contribution of property to the AIMCO Operating Partnership in exchange for OP Units. Notwith standing this general rule of nonrecognition, the Contributing Partner may recognize a gain where the property transferred is subject to liabilities, or the AIMCO Operating Partnership assumes liabilities in connection with a transfer of property, and the amount of such liabilities exceeds the amount of the AIMCO Operating Partnership liabilities allocated to the Contributing Partner as determined immediately after the transfer. Such excess is treated by the Contributing Partner, for federal income tax purposes, as the receipt of a deemed distribution of cash to the Contributing Partner from the AIMCO Operating Partnership. If a person transfers to the AIMCO Operating Partnership an interest in another partnership (the "Underlying Partnership") in exchange for an OP Unit, the person will be treated, for federal income tax purposes, as having transferred to the AIMCO Operating Partnership his allocable share of the liabilities of the Underlying Partnership, which could result in, or increase the amount of, a deemed cash distribution. As discussed above, such deemed cash distributions are treated as a nontaxable return of capital to the extent of the Contributing Partner's adjusted tax basis in his OP Units and thereafter as gain from the sale of such partnership interest.

   If a Contributing Partner receives cash in addition to OP Units upon the contribution of property to the AIMCO Operating Partnership, the transaction will likely be treated as part contribution of property and part sale of property. In such event, the Contributing Partner will recognize gain or loss with respect to the portion of the property that is deemed sold to the AIMCO Operating Partnership.

   If a Contributing Partner transfers property to the AIMCO Operating Partnership in exchange for an OP Unit and the adjusted tax basis of such property differs from its fair market value, AIMCO Operating Partnership Tax Items must be allocated in a manner such that the Contributing Partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules may apply to a contribution by AIMCO to the AIMCO Operating Partnership of cash proceeds received by AIMCO from the offering of its stock. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the Unitholders. The general purpose underlying this provision is to specially allocate certain Partnership Tax Items in order to place both the noncontributing and Contributing Partners in the same tax position that they would have been in had the Contributing Partner contributed property with an adjusted tax basis equal its fair market value. Treasury Regulations provide the AIMCO Operating Partnership with several alternative methods and allow the AIMCO Operating Partnership to adopt any other reasonable method to make allocations to reduce or eliminate Book-Tax Differences. The AIMCO GP, in its discretion and in a manner consistent with the Treasury Regulations, will select and adopt a method of allocating AIMCO Operating Partnership Tax Items for purposes of eliminating such disparities.

   In general, certain Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased amounts of taxable income and gain on the sale by the AIMCO Operating Partnership or other Subsidiary Partnerships of the contributed properties. Accordingly, in the event the AIMCO Operating Partnership disposes of contributed property, income attributable to the Book-Tax Difference of such contributed property generally will be allocated to the Contributing Partner, and the other Unitholders generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the contribution of the contributed property. These incremental allocations of income will not result in additional cash distributions to the Contributing Partner, with the result that the Contributing Partner may not necessarily receive cash sufficient to pay the taxes attributable to such income. These allocations will tend to eliminate the Book-Tax Differences with respect to the contributed property over the life of the AIMCO Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed property in the hands of the AIMCO Operating Partnership may cause a noncontributing Unitholder to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to such Unitholder if the contributed property had a tax basis equal to its fair market value at the time of contribution, and possibly to be allocated taxable gain in the event of a sale of the contributed property in excess of the economic or book income allocated to it as a result of such sale. This may cause noncontributing Unitholders to recognize taxable income in excess of cash proceeds.

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

   Basis Limitation. To the extent that a Unitholder's allocable share of AIMCO Operating Partnership deductions and losses exceeds his adjusted tax basis in his AIMCO Operating Partnership interest at the end of the of the taxable year in which the losses and deductions flow through, the excess losses and deductions cannot be utilized, for federal income tax purposes, by the Unitholder in such year. The excess losses and deductions may, however, be utilized in the first succeeding taxable year in which, and to the extent that, there is an increase in the tax basis of the AIMCO Operating Partnership interest held by such Unitholder, but only to the extent permitted under the "at risk" and "passive activity loss" rules discussed below.

   "At Risk" Limitation. Under the "at risk" rules of section 465 of the Code, a noncorporate taxpayer and a closely held corporate taxpayer are generally not permitted to claim a deduction, for federal income tax purposes, in respect of a loss from an activity, whether conducted directly by the taxpayer or through an investment in a partnership, to the extent that the loss exceeds the aggregate dollar amount which the taxpayer has "at risk" in such activity at the close of the taxable year. To the extent that losses are not permitted to be used in any taxable year, such losses may be carried over to subsequent taxable years and may be claimed as a deduction by the taxpayer if, and to the extent that, the amount which the taxpayer has "at risk" is increased. The at risk rules generally do not apply to losses arising from any activity which constitutes "the holding of real property," which the holding of an OP Unit should constitute.

   "Passive Activity Loss" Limitation. The passive activity loss rules of section 469 of the Code limit the use of losses derived from passive activities, which generally includes an investment in limited partnership interests such as the OP Units. If an investment in an OP Unit is treated as a passive activity, an Unitholder who is an individual investor, as well as certain other types of investors, would not be able to use losses from the AIMCO Operating Partnership to offset nonpassive activity income, including salary, business income, and portfolio income (e.g., dividends, interest, royalties, and gain on the disposition of portfolio investments) received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned by the Unitholder in future taxable years. In addition, such disallowed losses may be claimed as a deduction, subject to the basis and at risk limitations discussed above, upon a taxable disposition of an OP Unit by the Unitholder, regardless of whether such Unitholder has received any passive activity income during the year of disposition.

   If the AIMCO Operating Partnership were characterized as a publicly traded partnership, each Unitholder would be required to treat any loss derived from the AIMCO Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the AIMCO Operating Partnership which are carried forward may only be offset against future income of the AIMCO Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the AIMCO Operating Partnership would only be allowed upon the complete disposition of the Unitholder's "entire interest" in the AIMCO Operating Partner ship (rather than upon the disposition of an interest in an "activity").

SECTION 754 ELECTION

   The AIMCO Operating Partnership has made the election permitted by
Section 754 of the Code. Election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of OP Units, such as AIMCO when it acquires AIMCO OP Units from Unitholders, to adjust its share of the basis in the AIMCO Operating Partnership's properties pursuant to
Section 743(b) of the Code to fair market value (as reflected by the value of consideration paid for the OP Units), as if such purchaser had acquired a direct interest in the AIMCO Operating Partnership assets. The Section 743(b) adjustment is attributed solely to a purchaser of OP Units and is not added to the bases of the AIMCO Operating Partnership's assets associated with all of the Unitholders in the AIMCO Operating Partnership.

DEPRECIATION

    Section 168(i)(7) of the Code provides that in the case of property transferred to a partnership in a Section 721 transaction, the transferee shall be treated as the transferor for purposes of computing the depreciation deduction with respect to so much of the basis in the hands of the transferee as does not exceed the adjusted basis in the hands of the transferor. The effect of this rule would be to continue the historic basis, placed in service dates and methods with respect to the depreciation of the properties being contributed by a Contributing Partner to the AIMCO Operating Partnership in exchange for OP Units. However, an acquiror of OP Units that obtains a Section 743(b) adjustment by reason of such acquisition (see "Section 754 Election," above) generally will be allowed deprecia tion with respect to such adjustment beginning as of the date of the exchange as if it were new property placed in service as of that date.

SALE, REDEMPTION, OR EXCHANGE OF OP UNITS

   A Unitholder will recognize a gain or loss upon a sale of an OP Unit, a redemption of an OP Unit for cash, an exchange of an OP Unit for shares of AIMCO Stock, or other taxable disposition of an OP Unit. Gain or loss recognized upon a sale or exchange of an OP Unit will be equal to the difference between (i) the sum of the amount realized in the transaction, which, in the case of the receipt of shares of AIMCO Stock will be an amount equal to their fair market value at the time that the transaction is consummated, plus the amount of AIMCO Operating Partnership liabilities allocable to the OP Unit at such time and (ii) the Unitholder's tax basis in the OP Unit disposed of, which tax basis will be adjusted for the Unitholder's allocable share of the AIMCO Operating Partnership's income or loss for the taxable year of the disposition. In the case of a gift of an OP Unit, a Unitholder will be deemed to have an amount realized equal to the amount of the AIMCO Operating Partnership's nonrecourse liabilities allocable to such OP Unit, and to the extent that the amount realized exceeds the Unitholder's basis for the OP Unit disposed of, such Unitholder will recognize gain for federal income tax purposes. The tax liability resulting from the gain recognized on a disposition of an OP Unit could exceed the amount of cash and the fair market value of property received.

   If the AIMCO Operating Partnership redeems a Unitholder's OP Units for cash (which is not contributed by AIMCO to effect the redemption), the tax consequences generally would be the same as described in the preceding paragraphs, except that if the AIMCO Operating Partnership redeems less than all of a Unitholder's OP Units, the Unitholder would recognize no taxable loss and would recognize taxable gain only to the extent that the cash, plus the amount of AIMCO Operating Partnership liabilities allocable to the redeemed OP Units, exceeded the Unitholder's adjusted tax basis in all of such Unitholder's OP Units immediately before the redemption.

   Under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1988, capital gains recognized by individuals and certain other noncorporate taxpayers upon the sale or disposition of an OP Unit will be subject to a maximum federal income tax rate of 20% if the OP Unit is held for more than 12 months and will be taxed at ordinary income rates if the OP Unit is held for 12 months or less. Generally, gain or loss recognized by a Unitholder on the sale or other taxable disposition of an OP Unit will be taxable as capital gain or loss. However, to the extent that the amount realized upon the sale or other taxable disposition of an OP Unit attributable to a Unitholder's share of "unrealized receivables" of the AIMCO Operating Partnership exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include amounts attributable to previously claimed depreciation deductions on certain types of property. In addition, the maximum federal income tax rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is currently 25% (rather than 20%) to the extent of previously claimed depreciation deductions that would not be treated as "unrealized receivables." The IRS is authorized to issue Treasury Regulations that could apply this 25% rate on a pass-through basis, so that gain recognized upon the disposition of an OP Unit could be taxed, in part, at the 25% rate, but the IRS has not yet issued such Treasury Regulations. The maximum federal income tax rate for capital gains recognized by corporations is 35%.

TERMINATION OF THE AIMCO OPERATING PARTNERSHIP

   In the event of the dissolution of the AIMCO Operating Partnership, a distribution of AIMCO Operating Partnership property (other than money and marketable securities) will not result in taxable gain to a Unitholder (except to the extent provided in Section 737 of the Code for liquidations occurring within seven years of the date of contribution by a Unitholder of property to the AIMCO Operating Partnership), and the Unitholder will hold such distributed property with a basis equal to the adjusted basis of such OP Units exchanged therefor, reduced by any money distributed in liquidation. Further, the liquidation of the AIMCO Operating Partnership will be taxable to a holder of Units to the extent that the value of any money and marketable securities distributed in liquidation (including any money deemed distributed as a result of relief from liabilities) exceeds such Unitholder's tax basis in his OP Units.

ALTERNATIVE MINIMUM TAX

   The Code contains different sets of minimum tax rules applicable to corporate and noncorporate investors. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. Accordingly, corporate investors should consult with their tax advisors with respect to the effect of the corporate minimum tax provisions that may be applicable to them. Noncorporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The rate of tax imposed on the alternative minimum taxable income ("AMTI") in computing TMT is 26% on the first $175,000 of alternative minimum taxable income in excess of an exemption amount and 28% on any additional alternative minimum taxable income of noncorporate investors. In general, AMTI consists of the taxpayer's taxable income, determined with certain adjustments, plus his items of tax preference. For example, alternative minimum taxable income is calculated using an alternative cost recovery (depreciation) system that is not as favorable as the methods provided for under Section 168 of the Code which the AIMCO Operating Partnership will use in computing its income for regular federal income tax purposes. Accordingly, a Unitholder's AMTI derived from the AIMCO Operating Partnership may be higher than such Unitholder's share of the AIMCO Operating Partnership's net taxable income. Prospective investors should consult with their tax advisors as to the impact of an investment in OP Units on their liability for the alternative minimum tax.

INFORMATION RETURNS AND AUDIT PROCEDURES

   The AIMCO Operating Partnership will use all reasonable efforts to furnish to each Unitholder within 90 days after the close of each taxable year of the AIMCO Operating Partnership, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the AIMCO Operating Partnership's Taxable Items. In preparing this information the AIMCO GP will use various accounting and reporting conventions to determine the respective Unitholder's allocable share of Partnership Tax Items. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, the Treasury Regulations or administrative interpretations of the IRS. The AIMCO GP cannot assure a current or prospective OP Unitholder that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

   No assurance can be given that the AIMCO Operating Partnership will not be audited by the IRS or that tax adjustments will not be made. Further, any adjustments in the AIMCO Operating Partnership's tax returns will lead to adjustments in Unitholders' tax returns and may lead to audits of their returns and adjustments of items unrelated to the AIMCO Operating Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of Partnership Tax Items generally are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the Tax Matters Partner for these purposes.

   The Tax Matters Partner is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership and Unitholders and can extend the statute of limitations for assess ment of tax deficiencies against Unitholders with respect to the AIMCO Operating Partnership Tax Items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the AIMCO Operating Partnership to a settlement with the IRS, unless such Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the AIMCO Operating Partnership or by Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

TAXATION OF FOREIGN UNITHOLDERS

   A Non-U.S. Holder will be considered to be engaged in a United States trade or business on account of its ownership of an OP Unit. As a result, a Non-U.S. Holder will be required to file federal tax returns with respect to its allocable share of the AIMCO Operating Partnerships income which is effectively connected to its trade or business. A Non-U.S. Holder that is a corporation may also be subject to United States branch profit tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of such income. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the Non-U.S. Holder is resident for tax purposes. Non-U.S. Holders are advised to consult their tax advisors regarding the effects an investment in the AIMCO Operating Partnership may have on information return require ments and other United States and non-United States tax matters, including the tax consequences of an investment in the AIMCO Operating Partnership for the country or other jurisdiction of which such Non-U.S. Holder is a citizen or in which such Non-U.S. Holder resides or is otherwise located.

                           OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

   The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIMCO or the AIMCO Operating Partnership. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its Management Subsidiaries. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or the AIMCO Operating Partnership, or an investment in AIMCO or the AIMCO Operating Partnership, will be changed.

STATE, LOCAL AND FOREIGN TAXES

   The AIMCO Operating Partnership, Unitholders, AIMCO and AIMCO stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. It should be noted that the AIMCO Operating Partnership owns properties located in a number of states and local jurisdictions, and the AIMCO Operating Partnership and Unitholders may be required to file income tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of the AIMCO Operating Partnership and Unitholders and of AIMCO and its stockholders may not conform to the federal income tax conse quences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local foreign tax laws on an investment in the AIMCO Operating Partnership or AIMCO.

                               LEGAL MATTERS

   Certain matters as to Maryland law and the validity of the Class A Common Stock and the Preferred Stock will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to the validity of the OP Units will be passed upon for the AIMCO Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

                                  EXPERTS

   The consolidated financial statements of AIMCO included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independ ent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of the AIMCO Operating Partnership as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in the AIMCO Operating Partnership's Form 10 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Ambassador Apartments, Inc. as of December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The consolidated financial statements of Insignia Financial Group, Inc. as of December 31, 1997 and 1996 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                                                                APPENDIX A-1

                                  GLOSSARY

     Unless the context requires otherwise, the following terms used in this Prospectus have the respective meanings set forth below:

     "1997 Housing Act" means the Multifamily Assisted Housing Reform and Affordability Act of 1997.

     "ACMs" means asbestos-containing materials.

     "ADA" means the Americans with Disabilities Act of 1990.

     "affordable" means, with respect to apartment units or residential properties, that such units or properties benefit from an interest rate or rental subsidy or are otherwise subject to governmental programs intended to provide housing to persons with low or moderate incomes.

     "Aggregate Cash Amount" means the aggregate amount that AIMCO elects to pay in cash to the Insignia stockholders, pursuant to the Insignia Merger; provided, however, that the Aggregate Cash Amount may not exceed the lesser of (i) $15,000,000 and (ii) the product of (x) $36.50 less the AIMCO Index Price, multiplied by (y) the sum of the number of shares of Insignia common stock outstanding at the Effective Time plus the number of shares of Insignia common stock for which outstanding Insignia Convertible Securities are exercisable, whether or not vested, at the Effective Time.

     "AIMCO" means Apartment Investment and Management Company, a Maryland corporation.

     "AIMCO Board" means the board of directors of AIMCO.

     "AIMCO GP" means AIMCO-GP, Inc., a wholly owned subsidiary of AIMCO and the general partner of the AIMCO Operating Partnership.

     "AIMCO Index Price" means the average trading price of Class A Common Stock over the 20-day period ended five trading days prior to the Effective Time, but in no event greater than $38.00.

     "AIMCO IPO" means AIMCO's initial public offering of Class A Common Stock in July 1994.

     "AIMCO Operating Partnership" means AIMCO Properties, L.P., a Delaware limited partnership.

     "AIMCO Operating Partnership Agreement" means the agreement of limited partnership of the AIMCO Operating Partnership.

     "AIMCO Properties" means the Managed Properties, Owned Properties and Equity Properties.

     "AIMCO Stock" means the Class A Common Stock and the Preferred Stock.

     "Ambassador" means the Ambassador Apartments, Inc.

     "Ambassador Common Stock" means the common stock, par value $.01 per share, of Ambassador.

     "Ambassador Merger" means the merger of Ambassador with and into AIMCO on May 8, 1998.

     "AMIT" means Angeles Mortgage Investment Trust.

     "AMTI" means alternative minimum taxable income.

     "ANHI" means AIMCO/NHP Holdings, Inc.

     "Assignee" means any person to whom one or more OP Units have been transferred.

     "Bank of America" means Bank of America National Trust and Savings Association.

     "Base Rate" means quarterly cash dividends per share equal to $1.78125.

     "Book-Tax Difference" means, generally, the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution.

     "Built-in Gain" means to be subject to tax at the highest regular corporate tax rate on the excess, if any, of the fair market value over the adjusted basis of any particular asset as of the beginning of a ten-year period.

     "Bylaws" means the bylaws of AIMCO.

     "California Actions" means the two complaints filed in Superior Court of the State of California against the Company and the J.W. English Companies.

     "Capital Replacement" means capitalized spending which maintains a property.

     "Charter" means AIMCO's charter.

     "City of Austin" means Austin, Texas.

     "CK" means CK Services, Inc.

     "CK Contribution Agreement" means the Contribution Agreement, dated January 31, 1998, among AIMCO, CK and the stockholders of CK.

     "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

     "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of AIMCO.

     "Class B Parity Stock" means capital stock of AIMCO that ranks on parity with Class B Preferred Stock with respect to payments of dividends or upon liquidation, dissolution, winding up or otherwise.

     "Class B Partnership Preferred Units" means the Class B Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class B Preferred Ownership Limit" means a number of shares of Class B Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class B Preferred Stock that are owned by such holder.

     "Class B Preferred Stock" means the Class B Cumulative Convertible Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class C Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class C Liquidation Preference" means the liquidation preference of $25 per share on the Class C Preferred Stock.

     "Class C Parity Stock" means the Class B Preferred Stock, the Class D Preferred Stock, the Class F Preferred Stock, if any, to be issued in the Insignia Merger, the Class G Preferred Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class C Partnership Preferred Units" means the Class C Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class C Preferred Ownership Limit" means a number of shares of Class C Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class C Preferred Stock that are owned by such holder.

     "Class C Preferred Stock" means the Class C Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class C Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in prefer ence or priority to the holders of the Class C Preferred Stock.

     "Class D Junior Stock" means Common Stock and Class E Preferred Stock, if any, to be issued in the Insignia Merger, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class D Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class D Liquidation Preference" means the liquidation preference of $25 per share on the Class D Preferred Stock.

     "Class D Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class F Preferred Stock, if any, to be issued in the Insignia Merger, the Class G Preferred Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class D Partnership Preferred Units" means the Class D Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class D Preferred Ownership Limit" means a number of shares of Class D Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class D Preferred Stock that are owned by such holder.

     "Class D Preferred Stock" means the Class D Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class D Senior Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in prefer ence or priority to the holders of the Class D Preferred Stock.

     "Class E Call Date" means the date specified for redemption by AIMCO in a notice sent to holders of Class E Preferred Stock.

     "Class E Conversion Date" means the date on which the Special Dividend is paid to the holders of the Class E Preferred Stock, on which each share of Class E Preferred Stock will be automatically converted into one share of Class A Common Stock without any action of AIMCO or the holder of such share.

     "Class E Junior Stock" means Common Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class E Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class E Liquidation Preference" means the liquidation preference of $1 per share plus the Special Dividend if such dividend is unpaid on the date of the final distribution to such holders.

     "Class E Parity Stock" means any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the Class E Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class E Partnership Preferred Units" means the Class E Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class E Preferred Stock" means Class E Preferred Stock, par value $.01 per share, of AIMCO.

     "Class E Senior Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class F Preferred Stock, if any, to be issued in the Insignia Merger, the Class G Preferred Stock and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in prefer ence or priority to the holders of the Class E Preferred Stock.

     "Class F Call Date" means the date specified for redemption by AIMCO in a notice sent to holders of Class F Preferred Stock.

     "Class F Junior Stock" means the Common Stock, the Class E Preferred Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class F Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class F Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series of stock and the Class F Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class F Partnership Preferred Units" means the Class F Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class F Preferred Stock" means the Class F Preferred Stock, par value $.01 per share, of AIMCO.

     "Class G Junior Stock" means the Common Stock, Class E Preferred Stock if issued in the Insignia Merge, and any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class or series of stock, the holders of the Class G Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution, and winding-up in preference or priority to the holders of shares of such class or series.

     "Class G Liquidation Preference" means the liquidation preference of $25 per share on the Class G Preferred Stock.

     "Class G Parity Stock" means the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class F Preferred Stock if issued in the Insignia Merger, and any other class or series of stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

     "Class G Partnership Preferred Units" means the Class G Partnership Preferred Units of the AIMCO Operating Partnership.

     "Class G Preferred Ownership Limit" means a number of shares of Class G Preferred Stock with a value equal to the excess of (i) 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the aggregate value of all shares of capital stock of AIMCO over (ii) the aggregate value of all shares of capital stock of AIMCO other than Class G Preferred Stock that are owned by such holder.

     "Class G Preferred Stock" means the Class G Cumulative Preferred Stock, par value $.01 per share, of AIMCO.

     "Class G Senior Stock" means any class or series of capital stock of AIMCO which if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class G Preferred Stock.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Security and Exchange Commission.

     "Common OP Units" means Partnership Common Units of the AIMCO Operating Partnership.

     "Common Stock" means the Class A Common Stock and the Class B Common
Stock.

     "Common Unitholders" means the holders of Common OP Units.

     "Company" means AIMCO, together with its consolidated subsidiaries, including the AIMCO Operating Partnership.

     "Company Predecessors" means AIMCO and Property Asset Management, L.L.C., and its affiliated companies and PDI Realty Enterprises, Inc.

     "Complaint" means the purported class and derivative complaint filed in California Superior Court in the County of San Mateo by persons claiming to own limited partner interests in the Insignia Partnerships against Insignia, the Insignia GPs, AIMCO, certain persons and entities who purportedly formerly controlled the Insignia GPs and additional entities affiliated with, and individuals who are officers, directors or principals of, several of the defendants.

     "Consolidated Amended Complaint" means the consolidated amended complaint filed by plaintiffs on February 25, 1998 relating to the California Actions.

     "Contributing Partner" means a person contributing property to the AIMCO Operating Partnership in exchange for OP Units.

     "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     "control shares" means voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     "Convertible Securities" means warrants, options, convertible debt securities, equity securities, contingent rights or other similar securities upon which the Securities may be exchanged, exercised or converted.

     "Counsel" means Skadden, Arps, Slate, Meagher & Flom LLP, counsel to
AIMCO.

     "Credit Facilities" means the WMF Credit Facility and the New Credit Facility.

     "Current Market Price" per share of Class A Common Stock on any date means the average of the daily market prices of a share of Class A Common Stock for the five consecutive trading days preceding such date. The market price for each such day shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Class A Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the AIMCO Board.

     "Debt Coverage Ratio" means the ratio of EBITDA (less a provision of approximately $300 per owned apartment) to debt.

     "Delaware LP Act" means the Delaware Revised Uniform Limited
Partnership Act, as amended from time to time, or any successor to such statute.

     "Distribution" means the transfer of the remaining business of Insignia to Holdings and the distribution of all of the capital stock of Holdings to Insignia's stockholders prior to the Insignia
Merger.

     "Dividend Payment Date" means any date on which cash dividends are paid on the Class A Common Stock.

     "DOJ" means the U.S. Department of Justice.

     "domestically controlled REIT" means a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders.

     "Effective Time" means the effective time of the Insignia Merger.

     "Eligible Class B Shares" means the number of shares of Class B Common Stock outstanding as of the Year-end Test Date which become eligible for automatic conversion into an equal number of shares of Class A Common Stock (subject to the Ownership Limit).

     "English Acquisition" means the Company's acquisition in November 1996 of certain partnership interests, real estate and related assets owned by the J.W. English Companies.

     "English Partnerships" means 31 limited partnerships, interests in which were purchased by the Company from the J.W. English Companies pursuant to the English Acquisition.

     "English Tender Offers" means the separate tender offers made by the AIMCO Operating Partnership to the limited partners of 25 of the English Partnerships.

     "EPA" means the U.S. Environmental Protection Agency.

     "Equity Properties" means the apartment properties in which AIMCO holds an equity interest.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

     "Federal Action" means the class action lawsuit filed in November 1996 by purported limited partners of certain of the Tender Offer English Partnerships against the Company and J.W. English in the U.S. District Court for the Northern District of California.

     "FFO" means funds from operations.

     "FFO Per Share" or "Funds from Operating Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of (a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which AIMCO serves as general partner and (y) are outstanding on the last day of such period.

     "FHAA" means the Fair Housing Amendments Act of 1988.

     "FIRPTA" means Foreign Investment in Real Property Tax Act of 1980.

     "FNMA" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GMAC" means General Motors Acceptance Corporation.

     "GMAC Loans" means the 89 loans made by GMAC as of March 31, 1998 with an aggregate outstanding principal balance of $386.9 million to property owning partnerships of the Company, each of which is secured by the Owned Property of such partnership.

     "HAP Contracts" means Housing Assistance Payment Contracts.

     "High Performance Units" means the OP Units designated as Class I High Performance Units.

     "Holdings" means Insignia/ESG Holdings, Inc.

     "HUD" means the U.S. Department of Housing and Urban Development.

     "Indemnitee" means the AIMCO Operating Partnership's directors and officers.

     "Insignia" means the Insignia Financial Group, Inc.

     "Insignia Convertible Securities" means any and all securities issued by Insignia or any subsidiary of Insignia (excluding stock options issued under the Insignia 1992 Stock Incentive Plan, as amended, and the Insignia 1995 Non-Employee Director Stock Option Plan) which are exercisable, convertible or exchangeable for or into shares of Insignia common stock, but specifically excluding the Convertible Preferred Securities.

     "Insignia GPs" means the general partners of the Insignia Partnerships.

     "Insignia Merger" means the merger of Insignia with and into AIMCO.

     "Insignia Merger Agreement" means the merger agreement between AIMCO, the AIMCO Operating Partnership, Insignia and Holdings pursuant to which Insignia will be merged with and into AIMCO.

     "Insignia Partnerships" means the limited partnerships whose general partners are affiliates of Insignia.

     "Insignia Reorganization" means the transfer of certain assets and liabilities of Insignia to the Unconsolidated Subsidiaries.

     "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     "IPT" means Insignia Properties Trust, a Maryland REIT, which is a majority owned subsid iary of Insignia.

     "IPT Shares" means the shares of beneficial interest of IPT, par value $.01 per share.

     "IRS" means the Internal Revenue Service.

     "J.W. English Companies" means J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities.

     "LDP" means a limited denial of participation by any HUD office.

     "Liquidating Event" means any of the following: (i) December 31, 2093;
(ii) an event of withdrawal, as defined in the Delaware LP Act (including, without limitation, bankruptcy), of the sole AIMCO GP unless, within ninety
(90) days after the withdrawal, a majority in interest(as such phrase is used in Section 17-801(3) of the Delaware LP Act) of the remaining Unitholders agree in writing, in their sole and absolute discretion, to continue the business of the AIMCO Operating Partnership and to the appointment, effective as of the date of withdrawal, of a successor AIMCO GP; (iii) an election to dissolve the AIMCO Operating Partnership made by the AIMCO GP in its sole and absolute discretion, with or without the consent of the Unitholders; (iv) entry of a decree of judicial dissolution of the AIMCO Operating Partnership pursuant to the provisions of the Delaware LP Act; (v) the occurrence of a Terminating Capital Transaction; or (vi) the Redemption (or acquisition by AIMCO, the AIMCO GP and/or the Special Limited Partner) of all Common OP Units other than Common OP Units held by the AIMCO GP or the Special Limited Partner.

     "Majority in Interest" means Unitholders (other than (i) the Special Limited Partner and (ii) any Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Common OP Units held by all Unitholders (other than (i) the Special Limited Partner and (ii) any Unitholder fifty percent (50%) or more of whose equity is owned, directly or indirectly, by (a) the AIMCO GP or (b) any REIT as to which the AIMCO GP is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).

     "Managed Properties" means the apartment properties managed by AIMCO for third party owners and affiliates.

     "Management Subsidiaries" means PAMS LP and the other subsidiaries of the Company that manage the Managed Properties.

     "March Hedge" means the interest rate hedging agreement entered into in March 1997 between the Company and an investment banking company in anticipation of certain indebtedness.

     "Measurement Period" means the January 1,1998 to the Valuation Date.

     "MGCL" means the Maryland General Corporation Law.

     "Minimum Return" means a 30% cumulative Total Return over three years.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "New Credit Facility" means the new unsecured $50 million credit facility entered into in January 1998 between the Company and Bank of America.

     "NHP" means NHP Incorporated.

     "NHP Properties" means the 534 multifamily apartment properties containing 87,689 apartment units, a captive insurance subsidiary and certain related assets.

     "NHP Real Estate Companies" means a group of companies previously owned by NHP that hold interests in the NHP Properties.

     "NHP Real Estate Reorganization" means the reorganization of the Company's interests in the NHP Real Estate Companies.

     "Non-U.S. Holder" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

     "NYSE" means the New York Stock Exchange.

     "OP Merger" means the merger of the Ambassador Operating Partnership with and into the AIMCO Operating Partnership.

     "OP Units" means Preferred OP Units and the Common OP Units.

     "Owned Properties" means the apartment properties owned or controlled by AIMCO.

     "Ownership Limit" means the limit by the AIMCO Charter of direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock or Class B Common Stock by any person.

     "Partner" means the AIMCO GP or a Unitholder, and "Partners" means the AIMCO GP and the Unitholders.

     "Partnership Tax Items" means partnership tax items including partnership income, gains, losses, deductions, and credits.

     "Preferred OP Units" means Partnership Preferred Units of the AIMCO Operating Partnership.

     "Preferred Share Investor" means the institutional investor to whom AIMCO issued 750,000 shares of Class B Preferred Stock in a private transaction.

     "Preferred Share Purchase Agreement" means the agreement pursuant to which AIMCO issued the Class B Preferred Stock.

     "Preferred Stock" means the preferred stock of AIMCO, par value $.01 per share.

     "Prospectus" means this prospectus, as it may be further supplemented or amended from time to time.

     "Prospectus Supplement" means a prospectus supplement accompanying the Prospectus.

     "PTP Regulations" means the Treasury Regulations generally effective for taxable years beginning after December 31, 1995.

     "publicly traded partnership" means a partnership classified as a publicly traded partnership for federal income tax purposes.

     "qualifying income" means, in general, income which includes interest, dividends, real property rents (as defined by Section 856 of the Code) and gain from the sale or disposition of real property.

     "Redemption" means to redeem all or a portion of the Common OP Units held by a Common Unitholder and certain Assignees in exchange for a cash amount based on the value of shares of Class A Common Stock.

     "Registration Statement" means the registration statement on Form S-4 of which the Prospectus forms a part, together with all amendments and exhibits, filed by AIMCO and the AIMCO Operating Partnership with the Commission.

     "REIT" means a real estate investment trust.

     "REIT Requirements" means the requirements for qualifying a REIT under the Code.

     "Schedule K-1" means the report which the AIMCO Operating Partnership furnishes to each Unitholder that sets forth his allocable share of income, gains, losses and deductions.

     "Section 751 Assets" has the meaning given to such term in the Code.

     "Section 8" means Section 8 of the United States Housing Act of 1937.

     "Securities" means the Preferred Stock, the Class A Common Stock and the OP Units.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securityholders" means persons who may receive from AIMCO or the AIMCO Operating Partnership Securities covered by the Registration Statement in acquisitions and who may be entitled to offer such Securities under circumstances requiring the use of a Prospectus.

     "September Hedge" means the interest rate agreement entered into in September 1997 between the Company and an investment banking company.

     "Special Dividend" means the special dividend of $50 million in the aggregate of which holders of Class E Preferred Stock will be entitled to receive a pro rata share.

     "Special Limited Partner" means AIMCO-LP, Inc., a limited partner in the AIMCO Operating Partnership.

     "Subsidiary Partnerships" means other limited partnerships and limited liability companies in which AIMCO has a controlling interest.

     "Tax Matters Partner" means AIMCO GP, which is authorized, but not required, to take certain actions on behalf of the AIMCO Operating Partnership with respect to tax matters.

     "Tender Offer English Partnerships" means the 25 English Partnerships that received English Tender Offers.

     "Terminating Capital Transaction" means the sale or other disposition of all or substantially all of the assets of the AIMCO Operating
Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the AIMCO Operating Partnership.

     "TMT" means tentative minimum tax.

     "TNRCC" means the Texas Natural Resources Conservation Commission.

     "Total Return" means, for any security and for any period, the cumulative total return for such security over such period, as measured by
(i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the "Total Return"shall be equal to zero.

     "Treasury Regulations" means the Treasury regulations promulgated under the Code.

     "UBTI" means unrelated business taxable income.

     "UBTI Percentage" means the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid.

     "Unconsolidated Partnership" means a limited partnership in which the AIMCO Operating Partnership will hold a 99% limited partnership interest and certain directors and officers of AIMCO will, directly or indirectly, hold a 1% general partner interest.

     "Unconsolidated Subsidiaries" means the unconsolidated subsidiaries of AIMCO, which from time to time, the Company has organized in order to satisfy certain requirements for AIMCO's continued qualification as a REIT.

     "Underlying Partnership" means another partnership other than the AIMCO Operating Partnership.

     "Unitholder" means a holder of OP Units.

     "USRPI" means a United States Real Property Interest.

     "USRPI Capital Gains" means a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO.

     "Valuation Date" means the date that is the earlier of (i) January 1, 2001, or (ii) the date on which a change of control occurs.

     "voting stock" means the stock entitled to be cast generally in the election of directors.

     "Washington Mortgage" means Washington Mortgage Financial Group, Ltd.

     "WMF Credit Facility" means the $50 million secured revolving credit facility entered into in February 1998 between the Company and Washington Mortgage.

     "Year-End Test Date" means December 31 of each of the years 1994 through 1998.




                                                                  APPENDIX B-1




                     SECOND AMENDED AND RESTATED AGREEMENT
               OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.






------------------------------------------------------------------------------




         SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                            AIMCO PROPERTIES, L.P.




                        a Delaware limited partnership


                            ----------------------





           THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED
          UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"),
           OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD,
         TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH
       REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP
        AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, IN FORM
         AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT
         THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE
            EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER
               APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.



                          dated as of July 29, 1994



------------------------------------------------------------------------------




                               TABLE OF CONTENTS

                                                                          Page

ARTICLE 1   DEFINED TERMS..................................................  1

ARTICLE 2   ORGANIZATIONAL MATTERS......................................... 17

            Section 2.1  Organization...................................... 17
            Section 2.2  Name.............................................. 17
            Section 2.3  Registered Office and Agent; Principal Office..... 17
            Section 2.4  Power of Attorney................................. 18
            Section 2.5   Term............................................. 19

ARTICLE 3   PURPOSE........................................................ 19

            Section 3.1  Purpose and Business.............................. 19
            Section 3.2  Powers............................................ 19
            Section 3.3  Partnership Only for Purposes Specified........... 20
            Section 3.4  Representations and Warranties by the Parties..... 20

ARTICLE 4   CAPITAL CONTRIBUTIONS.......................................... 22

            Section 4.1  Capital Contributions of the Partners............. 22
            Section 4.2  Issuances of Additional Partnership Interests..... 22
            Section 4.3  Additional Funds.................................. 23
            Section 4.4  Stock Option Plans................................ 24
            Section 4.5  No Interest; No Return............................ 25
            Section 4.6  Conversion of Junior Shares....................... 25

ARTICLE 5   DISTRIBUTIONS.................................................. 26

            Section 5.1  Requirement and Characterization of
                           Distributions................................... 26
            Section 5.2  Distributions in Kind............................. 26
            Section 5.3  Amounts Withheld.................................. 26
            Section 5.4  Distributions Upon Liquidation.................... 26
            Section 5.5  Restricted Distributions.......................... 26

ARTICLE 6   ALLOCATIONS.................................................... 27

            Section 6.1  Timing and Amount of Allocations of Net
                           Income and Net Loss............................. 27
            Section 6.2  General Allocations............................... 27
            Section 6.3  Additional Allocation Provisions.................. 27
            Section 6.4  Tax Allocations................................... 29

ARTICLE 7   MANAGEMENT AND OPERATIONS OF BUSINESS.......................... 30

            Section 7.1  Management........................................ 30
            Section 7.2  Certificate of Limited Partnership................ 33
            Section 7.3  Restrictions on General Partner's Authority....... 33
            Section 7.4  Reimbursement of the General Partner.............. 35
            Section 7.5  Outside Activities of the Previous General
                           Partner and the General Partner................. 36
            Section 7.6  Contracts with Affiliates......................... 36
            Section 7.7  Indemnification................................... 37
            Section 7.8  Liability of the General Partner.................. 39
            Section 7.9  Other Matters Concerning the General Partner...... 40
            Section 7.10 Title to Partnership Assets....................... 40
            Section 7.11 Reliance by Third Parties......................... 40

ARTICLE 8   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................... 41

            Section 8.1  Limitation of Liability........................... 41
            Section 8.2  Management of Business............................ 41
            Section 8.3  Outside Activities of Limited Partners............ 41
            Section 8.4  Return of Capital................................. 42
            Section 8.5  Rights of Limited Partners Relating to the
                           Partnership .................................... 42
            Section 8.6  Redemption Rights of Qualifying Parties........... 43
            Section 8.7  Partnership Right to Call Limited Partner
                           Interests....................................... 47

ARTICLE 9   BOOKS, RECORDS, ACCOUNTING AND REPORTS......................... 47

            Section 9.1  Records and Accounting............................ 47
            Section 9.2  Fiscal Year....................................... 47
            Section 9.3  Reports........................................... 48

ARTICLE 10  TAX MATTERS.................................................... 48

            Section 10.1 Preparation of Tax Returns........................ 48
            Section 10.2 Tax Elections..................................... 48
            Section 10.3 Tax Matters Partner............................... 48
            Section 10.4 Withholding....................................... 49

ARTICLE 11  TRANSFERS AND WITHDRAWALS...................................... 50

            Section 11.1 Transfer.......................................... 50
            Section 11.2 Transfer of General Partner's Partnership
                           Interest........................................ 51
            Section 11.3 Limited Partners' Rights to Transfer.............. 51
            Section 11.4 Substituted Limited Partners...................... 53
            Section 11.5 Assignees......................................... 54
            Section 11.6 General Provisions................................ 54

ARTICLE 12  ADMISSION OF PARTNERS.......................................... 55

            Section 12.1 Admission of Successor General Partner............ 55
            Section 12.2 Admission of Additional Limited Partners.......... 56
            Section 12.3 Amendment of Agreement and Certificate of
                           Limited Partnership............................. 56
            Section 12.4 Admission of Initial Limited Partners............. 56
            Section 12.5 Limit on Number of Partners....................... 56

ARTICLE 13  DISSOLUTION, LIQUIDATION AND TERMINATION....................... 57

            Section 13.1 Dissolution....................................... 57
            Section 13.2 Winding Up........................................ 57
            Section 13.3 Deemed Distribution and Recontribution............ 59
            Section 13.4 Rights of Limited Partners........................ 59
            Section 13.5 Notice of Dissolution............................. 59
            Section 13.6 Cancellation of Certificate of Limited
                           Partnership..................................... 59
            Section 13.7 Reasonable Time for Winding-Up.................... 59

ARTICLE 14  PROCEDURES FOR ACTIONS AND CONSENTS OF PARTNERS;
            AMENDMENTS; MEETINGS........................................... 60

            Section 14.1 Procedures for Actions and Consents of
                           Partners........................................ 60
            Section 14.2 Amendments........................................ 60
            Section 14.3 Meetings of the Partners.......................... 60

ARTICLE 15  GENERAL PROVISIONS............................................. 61

            Section 15.1 Addresses and Notice.............................. 61
            Section 15.2 Titles and Captions............................... 61
            Section 15.3 Pronouns and Plurals.............................. 61
            Section 15.4 Further Action.................................... 61
            Section 15.5 Binding Effect.................................... 61
            Section 15.6 Waiver............................................ 61
            Section 15.7 Counterparts...................................... 62
            Section 15.8 Applicable Law.................................... 62
            Section 15.9 Entire Agreement.................................. 62
            Section 15.1 Invalidity of Provisions.......................... 62
            Section 15.1 Limitation to Preserve REIT Status................ 62
            Section 15.1 No Partition...................................... 63
            Section 15.1 No Third-Party Rights Created Hereby.............. 63


EXHIBIT A   PARTNERS AND PARTNERSHIP UNITS.................................A-1

EXHIBIT B   EXAMPLES REGARDING ADJUSTMENT FACTOR...........................B-1

EXHIBIT C   LIST OF DESIGNATED PARTIES.....................................C-1

EXHIBIT D   SUB-ALLOCATION OF GROSS FAIR MARKET VALUES.....................D-1

EXHIBIT E   NOTICE OF REDEMPTION...........................................E-1

EXHIBIT F   FORM OF UNIT CERTIFICATE.......................................F-1



          NONE OF THE ABOVE EXHIBITS ARE INCLUDED IN THIS PROSPECTUS.
                THEY ARE AVAILABLE UPON REQUEST OF THE COMPANY.



                   SECOND AMENDED AND RESTATED AGREEMENT OF
                 LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P.


            THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AIMCO PROPERTIES, L.P., dated as of July 29, 1994, is entered into by and among Apartment Investment and Management Company, a Maryland corporation (the "Previous General Partner"), AIMCO-GP, Inc., a Delaware corporation (the "General Partner"), AIMCO-LP, Inc., a Delaware corporation (the "Special Limited Partner"), and the other Limited Partners (as defined below).

            WHEREAS, the General Partner has submitted, and the Limited Partners have approved, an amendment and restatement of the Agreement of Limited Partnership of AIMCO Properties, L.P. on the terms set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                  ARTICLE 1
                                 DEFINED TERMS

            The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

            "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

            "Actions" has the meaning set forth in Section 7.7 hereof.

            "Additional Funds" has the meaning set forth in Section 4.3.A hereof.

            "Additional Limited Partner" means a Person who is admitted to the Partnership as a Limited Partner pursuant to Section 4.2 and Section
12.2 hereof and who is shown as such on
the books and records of the Partnership.

            "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                        (i) decrease such deficit by any amounts that such Partner is obligated to restore pursuant to this Agreement or by operation of law upon liquidation of such Partner's Partnership Interest or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                        (ii) increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

            "Adjustment Factor" means 1.0; provided, however, that in the event that:

                  (i) the Previous General Partner (a) declares or pays a
            dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (b) splits or subdivides its outstanding REIT Shares or (c) effects a reverse stock split or otherwise combines its outstanding REIT Shares into a smaller number of REIT Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

                  (ii) the Previous General Partner distributes any rights,
            options or warrants to all holders of its REIT Shares to subscribe for or to purchase or to otherwise acquire REIT Shares (or other securities or rights convertible into, exchangeable for or exercisable for REIT Shares) at a price per share less than the Value of a REIT Share on the record date for such distribution (each a "Distributed Right"), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of REIT Shares issued and outstanding on the record date plus the maximum number of REIT Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of REIT Shares issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number of REIT Shares purchasable under such Distributed Rights times the minimum purchase price per REIT Share under such Distributed Rights and
            (2) the denominator of which is the Value of a REIT Share as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of REIT Shares or any change in the minimum purchase price for the purposes of the above fraction; and

                  (iii) the Previous General Partner shall, by dividend or
            otherwise, distribute to all holders of its REIT Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate to assets not received by the Previous General Partner, the General Partner and/or the Special Limited Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution by a fraction (i) the numerator shall be such Value of a REIT Share on the date fixed for such determination and (ii) the denominator shall be the Value of a REIT Share on the dates fixed for such determination less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one REIT Share.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event, provided, however, that any Limited Partner may waive, by written notice to the General Partner, the effect of any adjustment to the Adjustment Factor applicable to the Partnership Common Units held by such Limited Partner, and, thereafter, such adjustment will not be effective as to such Partnership Common Units. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit B attached hereto.

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Agreement" means this Second Amended and Restated Agreement of Limited Partnership of AIMCO Properties, L.P., as it may be amended, supplemented or restated from time to time.

            "Applicable Percentage" has the meaning set forth in Section 8.6.B hereof.

            "Appraisal" means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

            "Assignee" means a Person to whom one or more Partnership Common Units have been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

            "Available Cash" means, with respect to any period for which such calculation is being made,

                  (i)   the sum, without duplication, of:

                        (1) the Partnership's Net Income or Net Loss (as the case may be) for such period,

                        (2) Depreciation and all other noncash charges to
            the extent deducted in determining Net Income or Net Loss for such period,

                        (3) the amount of any reduction in reserves of the
            Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

                        (4) the excess, if any, of the net cash proceeds
            from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

                        (5) all other cash received (including amounts
            previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

                  (ii)  less the sum, without duplication, of:

                        (1) all principal debt payments made during such period by the Partnership,

                        (2) capital expenditures made by the Partnership during such period,

                        (3) investments in any entity (including loans made
            thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

                        (4) all other expenditures and payments not
            deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

                        (5) any amount included in determining Net Income
            or Net Loss for such period that was not received by the Partnership during such period,

                        (6) the amount of any increase in reserves
            (including, without limitation, working capital reserves) established during such period that the General Partner determines are necessary or appropriate in its sole and absolute discretion, and

                        (7) any amount distributed or paid in redemption of
            any Limited Partner Interest or Partnership Units including, without limitation, any Cash Amount paid.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Denver, Colorado, Los Angeles, California or New York, New York are authorized or required by law to close.

            "Capital Account" means, with respect to any Partner, the Capital Account maintained by the General Partner for such Partner on the Partnership's books and records in accordance with the following provisions:

                  (a) To each Partner's Capital Account, there shall be added such Partner's Capital Contributions, such Partner's distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

                  (b) From each Partner's Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 hereof, and the principal amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

                  (c) In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

                  (d) In determining the principal amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

                  (e) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification provided that such modification will not have a material effect on the amounts distributable to any Partner without such Partner's Consent. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and
(ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations
Section 1.704-1(b) or Section 1.704-2.

            "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes to the Partnership pursuant to
Section 4.1, 4.2 or 4.3 hereof or is deemed to contribute pursuant to
Section 4.4 hereof.

            "Cash Amount" means the lesser of (a) an amount of cash equal to the product of (i) the Value of a REIT Share and (ii) the REIT Shares Amount determined as of the applicable Valuation Date or (b) in the case of a Declination followed by a Public Offering Funding, the Public Offering Funding Amount.

            "Certificate" means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the terms hereof and the Act.

            "Charter" means the Articles of Amendment and Restatement of the Previous General Partner filed with the Maryland State Department of Assessments and Taxation on July 19, 1994, as amended, supplemented or restated from time to time.

            "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

            "Company Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

            "Consent" means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof.

            "Consent of the Limited Partners" means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by a Majority in Interest of the Limited Partners, in their reasonable discretion.

            "Contributed Property" means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Code
Section 708).

            "Controlled Entity" means, as to any Limited Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Limited Partner or such Limited Partner's Family Members, (b) any trust, whether or not revocable, of which such Limited Partner or such Limited Partner's Family Members are the sole beneficiaries, (c) any partnership of which such Limited Partner is the managing partner and in which such Limited Partner or such Limited Partner's Family Members hold partnership interests representing at least twenty-five percent (25%) of such partnership's capital and profits and (d) any limited liability company of which such Limited Partner is the manager and in which such Limited Partner or such Limited Partner's Family Members hold membership interests representing at least twenty-five percent (25%) of such limited liability company's capital and profits.

            "Controlling Person" means any Person, whatever his or her title, who performs executive or senior management functions for the General Partner or its Affiliates similar to those of directors, executive management and senior management, or any Person who either holds a two percent (2%) or more equity interest in the General Partner or its Affiliates, or has the power to direct or cause the direction of the General Partner or its Affiliates, whether through the ownership of voting securities, by contract or otherwise, or, in the absence of a specific role or title, any Person having the power to direct or cause the direction of the management-level employees and policies of the General Partner or its Affiliates. It is not intended that every Person who carries a title such as vice president, senior vice president, secretary or treasurer be included in the definition of "Controlling Person."

            "Cut-Off Date" means the fifth (5th) Business Day after the General Partner's receipt of a Notice of Redemption.

            "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

            "Declination" has the meaning set forth in Section 8.6.D hereof.

            "Depreciation" means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

            "Designated Parties" means the Persons designated on Exhibit C attached hereto. The General Partner may, in its sole and absolute discretion, amend Exhibit C to add Persons to be designated as Designated Parties.

            "Distributed Right" has the meaning set forth in the definition of "Adjustment Factor."

            "Effective Date" means July 29, 1994.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Family Members" means, as to a Person that is an individual, such Person's spouse, ancestors, descendants (whether by blood or by adoption), brothers, sisters and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters are beneficiaries.

            "Fiscal Year" means the fiscal year of the Partnership, which shall be the calendar year.

            "Funding Debt" means any Debt incurred by or on behalf of the Previous General Partner, the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

            "General Partner" means AIMCO-GP, Inc., a Delaware corporation, and its successors and assigns, as the general partner of the Partnership in their capacities as general partner of the Partnership.

            "General Partner Interest" means the Partnership Interest held by the General Partner, which Partnership Interest is an interest as a general partner under the Act. A General Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or any other Partnership Units.

            "General Partner Loan" has the meaning set forth in Section 4.3.D hereof.

            "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market values of such assets as determined by the General Partner and agreed to by the contributing Partner. In any case in which the General Partner and the contributing Partner are unable to agree as to the gross fair market value of any contributed asset or assets, such gross fair market value shall be determined by Appraisal. The sub-allocation of gross fair market value is indicated on Exhibit D attached hereto, as amended.

                  (b) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clause (i), clause (ii), clause (iii), clause (iv) or clause (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

                        (i) the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to
      Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                        (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                        (iii) the liquidation of the Partnership within the meaning of Regulations
      Section 1.704-1(b)(2)(ii)(g);

                        (iv) upon the admission of a successor General Partner pursuant to Section 12.1 hereof; and

                        (v) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                  (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner provided that, if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by Appraisal.

                  (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

                  (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

            "Holder" means either (a) a Partner or (b) an Assignee, owning a Partnership Unit, that is treated as a member of the Partnership for federal income tax purposes.

            "Incapacity" or "Incapacitated" means, (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate's entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

            "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the Previous General Partner or the General Partner or (B) a director of the Previous General Partner or the General Partner or an officer or employee of the Partnership or the Previous General Partner or the General Partner and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

            "Independent Director" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock Option Plan.

            "Interest" means interest, original issue discount and other similar payments or amounts paid by the Partnership for the use or forbearance of money.

            "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

            "Junior Share" means a share of the Previous General Partner's Class B Common Stock, par value $.01 per share.

            "Limited Partner" means the Special Limited Partner and any Person named as a Limited Partner in Exhibit A attached hereto, as such Exhibit A may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

            "Limited Partner Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

            "Liquidating Event" has the meaning set forth in Section 13.1 hereof.

            "Liquidator" has the meaning set forth in Section 13.2.A hereof.

            "Majority in Interest of the Limited Partners" means Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the (a) General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))) holding more than fifty percent (50%) of the outstanding Partnership Common Units held by all Limited Partners (other than (i) the Special Limited Partner and (ii) any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by
(a) the General Partner or (b) any REIT as to which the General Partner is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2))).

            "Net Income" or "Net Loss" means, for each Fiscal Year of the Partnership, an amount equal to the Partnership's taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of "Net Income" or "Net Loss" shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

                  (b) Any expenditure of the Partnership described in Code
Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of "Net Income" or "Net Loss," shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

                  (c) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

                  (f) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code
Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

                  (g) Notwithstanding any other provision of this definition of "Net Income" or "Net Loss," any item that is specially allocated pursuant to Section 6.3 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of "Net Income" or "Net Loss."

            "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase REIT Shares or Preferred Shares, excluding Junior Shares, Preferred Shares and grants under the Previous General Partner's Stock Option Plans, or (ii) any Debt issued by the Previous General Partner that provides any of the rights described in clause (i).

            "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

            "Nonrecourse Liability" has the meaning set forth in Regulations
Section 1.752-1(a)(2).

            "Notice of Redemption" means the Notice of Redemption substantially in the form of Exhibit E attached to this Agreement.

            "Optionee" means a Company Employee, Partnership Employee or Independent Director to whom a stock option is granted under the Previous General Partner's Stock Option Plans.

            "Original Limited Partners" means the Persons listed as the Limited Partners on Exhibit A originally attached to this Agreement, without regard to any amendment thereto, and does not include any Assignee or other transferee, including, without limitation, any Substituted Limited Partner succeeding to all or any part of the Partnership Interest of any such Person.

            "Ownership Limit" means the applicable restriction on ownership of shares of the Previous General Partner imposed under the Charter.

            "Partner" means the General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners.

            "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

            "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

            "Partner Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

            "Partnership" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

            "Partnership Common Unit" means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and
4.2 hereof, but does not include any Partnership Preferred Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Partnership Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement. The ownership of Partnership Common Units may (but need not, in the sole and absolute discretion of the General Partner) be evidenced by the form of certificate for Partnership Common Units attached hereto as Exhibit F.

            "Partnership Employee" has the meaning ascribed thereto in the Previous General Partner's 1994 Stock
Option Plan.

            "Partnership Interest" means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Common Units, Partnership Preferred Units or other Partnership Units.

            "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section
1.704-2(d).

            "Partnership Preferred Unit" means a fractional share of the Partnership Interests that the General Partner has authorized pursuant to
Section 4.2 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Partnership Common Units.

            "Partnership Record Date" means the record date established by the General Partner for the distribution of Available Cash pursuant to
Section 5.1 hereof, which record date shall generally be the same as the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

            "Partnership Subsidiary" has the meaning ascribed thereto in the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan.

            "Partnership Unit" shall mean a Partnership Common Unit, a Partnership Preferred Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.2 hereof.

            "Partnership Unit Designation" shall have the meaning set forth in Section 4.2 hereof.

            "Percentage Interest" means, as to each Partner, its interest in the Partnership Units as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding.

            "Permitted Transfer" has the meaning set forth in Section 11.3.A hereof.

            "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

            "Pledge" has the meaning set forth in Section 11.3.A hereof.

            "Preferred Share" means a share of capital stock of the Previous General Partner now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the REIT Shares.

            "Previous General Partner" means Apartment Investment and Management Company, a Maryland corporation.

            "Previous General Partner's 1994 Stock Option Plan" means the 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates.

            "Previous General Partner's Stock Option Plans" means the Previous General Partner's 1994 Stock Option Plan, the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan, the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan, the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan and any other stock option plan hereafter adopted by the Previous General Partner.

            "Primary Offering Notice" has the meaning set forth in Section 8.6.F(4) hereof.

            "Properties" means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time.

            "Public Offering Funding" has the meaning set forth in Section 8.6.D(2) hereof.

            "Public Offering Funding Amount" means the dollar amount equal to (i) the product of (x) the number of Registrable Shares sold in a Public Offering Funding and (y) the public offering price per share of such Registrable Shares in such Public Offering Funding, less (ii) the aggregate underwriting discounts and commissions in such Public Offering Funding.

            "Qualified Transferee" means an "accredited investor" as defined in Rule 501 promulgated under the Securities Act.

            "Qualifying Party" means (a) an Original Limited Partner, (b) an Additional Limited Partner, (c) a Designated Party that is either a Substituted Limited Partner or an Assignee, (d) a Family Member, or a lending institution as the pledgee of a Pledge, who is the transferee in a Permitted Transfer or (e) with respect to any Notice of Redemption delivered to the General Partner within the time period set forth in
Section 11.3.A(4) hereof, a Substituted Limited Partner succeeding to all or part of the Limited Partner Interest of (i) an Original Limited Partner,
(ii) an Additional Limited Partner, (iii) a Designated Party that is either a Substituted Limited Partner or an Assignee or (iv) a Family Member, or a lending institution who is the pledgee of a Pledge, who is the transferee in a Permitted Transfer.

            "Redeemable Units" means those Partnership Common Units issued to the Original Limited Partners as of the Effective Date together with such additional Partnership Common Units that, after the Effective Date, may be issued to Additional Limited Partners pursuant to Section 4.2 hereof.

            "Redemption" has the meaning set forth in Section 8.6.A hereof.

            "Registrable Shares" has the meaning set forth in Section 8.6.D(2) hereof.

            "Regulations" means the applicable income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            "Regulatory Allocations" has the meaning set forth in Section 6.3.B(viii) hereof.

            "REIT" means a real estate investment trust qualifying under Code Section 856.

            "REIT Partner" means (a) a Partner that is, or has made an election to qualify as, a REIT, (b) any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of any Partner that is, or has made an election to qualify as, a REIT and (c) any Partner, including, without limitation, the General Partner and the Special Limited Partner, that is a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) of a REIT.

            "REIT Payment" has the meaning set forth in Section 15.11 hereof.

            "REIT Requirements" has the meaning set forth in Section 5.1.A hereof.

            "REIT Share" means a share of the Previous General Partner's Class A Common Stock, par value $.01 per share. Where relevant in this Agreement, "REIT Shares" includes shares of the Previous General Partner's Class A Common Stock, par value $.01 per share, issued upon conversion of Preferred Shares or Junior Shares.

            "REIT Shares Amount" means a number of REIT Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor; provided, however, that, in the event that the Previous General Partner issues to all holders of REIT Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Previous General Partner's shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "Rights"), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the REIT Shares Amount shall also include such Rights that a holder of that number of REIT Shares would be entitled to receive, expressed, where relevant hereunder, in a number of REIT Shares determined by the Previous General Partner in good faith.

            "Related Party" means, with respect to any Person, any other Person whose ownership of shares of the Previous General Partner's capital stock would be attributed to the first such Person under Code Section 544 (as modified by Code Section 856(h)(1)(B)).

            "Rights" has the meaning set forth in the definition of "REIT Shares Amount."

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            "Single Funding Notice" has the meaning set forth in Section 8.6.D(3) hereof.

            "Special Limited Partner" means AIMCO-LP, Inc., a Delaware corporation.

            "Specified Redemption Date" means the later of (a) the tenth
(10th) Business Day after the receipt by the General Partner of a Notice of Redemption or (b) in the case of a Declination followed by a Public Offering Funding, the Business Day next following the date of the closing of the Public Offering Funding; provided, however, that no Specified Redemption Date shall occur during the first Twelve-Month Period; provided, further, that the Specified Redemption Date, as well as the closing of a Redemption, or an acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, on any Specified Redemption Date, may be deferred, in the General Partner's sole and absolute discretion, for such time (but in any event not more than one hundred fifty (150) days in the aggregate) as may reasonably be required to effect, as applicable, (i) a Public Offering Funding or other necessary funding arrangements, (ii) compliance with the Securities Act or other law (including, but not limited to, (a) state "blue sky" or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and (iii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature.

            "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, "Subsidiary" means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation) of which the Partnership is a member unless the General Partner has received an unqualified opinion from independent counsel of recognized standing, or a ruling from the IRS, that the ownership of shares of stock of a corporation or other entity will not jeopardize the Previous General Partner's status as a REIT or the General Partner's or the Special Limited Partner's status as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), in which event the term "Subsidiary" shall include the corporation or other entity which is the subject of such opinion or ruling.

            "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

            "Tax Items" has the meaning set forth in Section 6.4.A hereof.

            "Tendered Units" has the meaning set forth in Section 8.6.A hereof.

            "Tendering Party" has the meaning set forth in Section 8.6.A hereof.

            "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

            "Transfer," when used with respect to a Partnership Unit, or all or any portion of a Partnership Interest, means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, "Transfer" does not include (a) any Redemption of Partnership Common Units by the Partnership, or acquisition of Tendered Units by the Previous General Partner, pursuant to Section 8.6 hereof or (b) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms "Transferred" and "Transferring" have correlative meanings.

            "Twelve-Month Period" means (a) as to an Original Limited Partner or any successor-in-interest that is a Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of the Effective Date or on the day before a subsequent anniversary thereof and (b) as to any other Qualifying Party, a twelve-month period ending on the day before the first (1st) anniversary of such Qualifying Party's becoming a Holder of Partnership Common Units or on the day before a subsequent anniversary thereof; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten the first Twelve-Month Period to a period of less than twelve (12) months with respect to a Qualifying Party other than an Original Limited Partner or successor-in-interest.

            "Unitholder" means the General Partner or any Holder of Partnership Units.

            "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

            "Value" means, on any Valuation Date with respect to a REIT Share, the average of the daily market prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that, as provided in Section 4.4.C. hereof, the market price for the trading day immediately preceding the date of exercise of a stock option under the Previous General Partner's Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The market price for any such trading day shall be:

            (i) if the REIT Shares are listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market
      System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system,

            (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or

            (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or The Nasdaq Stock Market's National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported;

provided, however, that, if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event that the REIT Shares Amount includes Rights (as defined in the definition of "REIT Shares Amount") that a holder of REIT Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.


                                   ARTICLE 2
                            ORGANIZATIONAL MATTERS

            Section 2.1 Organization. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

            Section 2.2 Name. The name of the Partnership is "AIMCO Properties, L.P." The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

            Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Delaware is located at 32 Lockerman Square, Suite L-100, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is The Prentice-Hall Corporation System, Inc. The principal office of the Partnership is located at 1873 South Bellaire Street, Denver, Colorado 80222, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

            Section 2.4  Power of Attorney.

            A. Each Limited Partner and each Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

            (1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General
      Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, Article 12 or
      Article 13 hereof or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and

            (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

            B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units or Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

            Section 2.5 Term. The term of the Partnership commenced on May 16, 1994, the date that the original Certificate was filed in the office of the Secretary of State of Delaware in accordance with the Act, and shall continue until December 31, 2093 unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.


                                   ARTICLE 3
                                    PURPOSE

            Section 3.1 Purpose and Business. The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, but not limited to, (i) to conduct the business of ownership, construction, development and operation of multifamily rental apartment communities, (ii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iii) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, subsidiaries, business trusts, limited liability companies or other similar arrangements, and (iv) to do anything necessary or incidental to the foregoing; provided, however, such business and arrangements and interests may be limited to and conducted in such a manner as to permit the Previous General Partner, in the sole and absolute discretion of the General Partner, at all times to be classified as a REIT.

            Section 3.2  Powers.

            A. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership.

            B. Notwithstanding any other provision in this Agreement, the General Partner may cause the Partnership not to take, or to refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) could subject the Previous General Partner to any additional taxes under Code
Section 857 or Code Section 4981 or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the Previous General Partner, the General Partner, their securities or the Partnership, unless such action (or inaction) under clause (i), clause (ii) or clause (iii) above shall have been specifically consented to by the Previous General Partner and the General Partner in writing.

            Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership only for the purposes specified in Section 3.1 hereof, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

            Section 3.4 Representations and Warranties by the Parties.

            A. Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner's property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iii) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

            B. Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to each other Partner(s) that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws, as the case may be, any material agreement by which such Partner or any of such Partner's properties or any of its partners, members, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is neither a "foreign person" within the meaning of Code Section 1445(f) nor a "foreign partner" within the meaning of Code Section 1446(e), (iv) such Partner does not own, directly or indirectly, (a) five percent (5%) or more of the total combined voting power of all classes of stock entitled to vote, or five percent (5%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (I) the Previous General Partner, the General Partner, the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member or (b) an interest of five percent (5%) or more in the assets or net profits of any tenant of either (I) the Previous General Partner, the General Partner the Special Limited Partner or any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the Previous General Partner, the General Partner, the Special Limited Partner, any "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner or the Partnership is a member and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

            C. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

            D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

            E. Each Partner (including, without limitation, each Substituted Limited Partner as a condition to becoming a Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.


                                   ARTICLE 4
                             CAPITAL CONTRIBUTIONS

            Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Each Partner owns Partnership Units in the amount set forth for such Partner on Exhibit A, as the same may be amended from time to time by the General Partner to the extent necessary to reflect accurately sales, exchanges or other Transfers, redemptions, Capital Contributions, the issuance of additional Partnership Units, or similar events having an effect on a Partner's ownership of Partnership Units. Except as provided by law or in Section 4.2, 4.3 or 10.4 hereof, the Partners shall have no obligation or right to make any additional Capital Contributions or loans to the Partnership.

            Section 4.2  Issuances of Additional Partnership Interests.

            A. General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner and the Special Limited Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units or other securities issued by the Partnership, (ii) for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, and
(iii) in connection with any merger of any other Person into the Partnership if the applicable merger agreement provides that Persons are to receive Partnership Units in exchange for their interests in the Person merging into the Partnership. Subject to Delaware law, any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner, and set forth in a written document thereafter attached to and made an exhibit to this Agreement (each, a "Partnership Unit Designation"). Without limiting the generality of the foregoing, the General Partner shall have authority to specify (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests;
(b) the right of each such class or series of Partnership Interests to share in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Upon the issuance of any additional Partnership Interest, the General Partner shall amend Exhibit A as appropriate to reflect such issuance.

            B. Issuances to the General Partner or Special Limited Partner. No additional Partnership Units shall be issued to the General Partner or the Special Limited Partner unless (i) the additional Partnership Units are issued to all Partners in proportion to their respective Percentage Interests, (ii) (a) the additional Partnership Units are (x) Partnership Common Units issued in connection with an issuance of REIT Shares, or (y) Partnership Units (other than Partnership Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the Previous General Partner (other than REIT Shares), which Preferred Shares, New Securities or other interests have designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the additional Partnership Units issued to the General Partner or the Special Limited Partner, and (b) the General Partner or the Special Limited Partner, as the case may be, contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such REIT Shares, Preferred Shares, New Securities or other interests in the Previous General Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.6.

            C. No Preemptive Rights. No Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

            Section 4.3  Additional Funds.

            A. General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds ("Additional Funds") for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partners.

            B. Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons and issuing additional Partnership Units in consideration therefor.

            C. Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the Previous General Partner, the General Partner or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if (i) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (ii) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

            D. General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Previous General Partner, the General Partner or the Special Limited Partner (each, a "General Partner Loan") if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Previous General Partner, the General Partner or the Special Limited Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) a breach, violation or default of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Interest, or (b) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

            E. Issuance of Securities by the Previous General Partner. The Previous General Partner shall not issue any additional REIT Shares, Preferred Shares, Junior Shares or New Securities unless (i) the Previous General Partner contributes the cash proceeds or other consideration received from the issuance of such additional REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, and from the exercise of the rights contained in any such additional New Securities, to either or both of the General Partner and the Special Limited Partner, and
(ii) it or they, as the case may be, contribute such cash proceeds or other consideration to the Partnership in exchange for (x) in the case of an issuance of REIT Shares, Partnership Common Units, or (y) in the case of an issuance of Preferred Shares, Junior Shares or New Securities, Partnership Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of such Preferred Shares, Junior Shares or New Securities; provided, however, that notwithstanding the foregoing, the Previous General Partner may issue REIT Shares, Preferred Shares, Junior Shares or New Securities (a) pursuant to Section 4.4 or Section 8.6.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of REIT Shares, Preferred Shares, Junior Shares or New Securities to all of the holders of REIT Shares, Preferred Shares, Junior Shares or New Securities, as the case may be, (c) upon a conversion, redemption or exchange of Preferred Shares, (d) upon a conversion of Junior Shares into REIT Shares, (e) upon a conversion, redemption, exchange or exercise of New Securities, or (f) in connection with an acquisition of a property or other asset to be owned, directly or indirectly, by the Previous General Partner if the General Partner determines that such acquisition is in the best interests of the Partnership. In the event of any issuance of additional REIT Shares, Preferred Shares, Junior Shares or New Securities by the Previous General Partner, and the contribution to the Partnership, by the General Partner or the Special Limited Partner, of the cash proceeds or other consideration received from such issuance, the Partnership shall pay the Previous General Partner's expenses associated with such issuance, including any underwriting discounts or commissions.

            Section 4.4  Stock Option Plans.

            A. Options Granted to Company Employees and Independent Directors. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Company Employee or Independent Director is duly exercised:

            (1) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the Previous General Partner by such exercising party in connection with the exercise of such stock option.

            (2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, the Special Limited Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in consideration of an additional Limited Partner Interest (expressed in and as additional Partnership Common Units), an amount equal to the Value of a REIT Share as of the date of exercise multiplied by the number of REIT Shares then being issued in connection with the exercise of such stock option.

            (3) An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

            B. Options Granted to Partnership Employees. If at any time or from time to time, in connection with the Previous General Partner's Stock Option Plans, a stock option granted to a Partnership Employee is duly exercised:

            (1) The General Partner shall cause the Previous General Partner to sell to the Partnership, and the Partnership shall purchase from the Previous General Partner, the number of REIT Shares as to which such stock option is being exercised. The purchase price per REIT Share for such sale of REIT Shares to the Partnership shall be the Value of a REIT Share as of the date of exercise of such stock option.

            (2) The Partnership shall sell to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall sell to such Partnership Subsidiary, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a REIT Share at the time of the exercise, the number of REIT Shares equal to (a) the exercise price paid to the Previous General Partner by the exercising party in connection with the exercise of such stock option divided by (b) the Value of a REIT Share at the time of such exercise.

            (3) The Partnership shall transfer to the Optionee (or if the Optionee is an employee of a Partnership Subsidiary, the Partnership shall transfer to such Partnership Subsidiary, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of REIT Shares equal to the number of REIT Shares described in Section 4.4.B(1) hereof less the number of REIT Shares described in Section 4.4.B(2) hereof.

            (4) The Special Limited Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Previous General Partner, the General Partner or the Special Limited Partner in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made in which the Special Limited Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.B(1) hereof.

            C. Special Valuation Rule. For purposes of this Section 4.4, in determining the Value of a REIT Share, only the trading date immediately preceding the exercise of the relevant stock option under the Previous General Partner's Stock Option Plans shall be considered.

            D. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Previous General Partner, the General Partner or the Special Limited Partner from adopting, modifying or terminating stock incentive plans, in addition to the Previous General Partner's Stock Option Plans, for the benefit of employees, directors or other business associates of the Previous General Partner, the General Partner, the Special Limited Partner, the Partnership or any of their Affiliates. The Limited Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Previous General Partner, the General Partner or the Special Limited Partner amendments to this Section 4.4 may become necessary or advisable and that any approval or consent to any such amendments requested by the Previous General Partner, the General Partner or the Special Limited Partner shall not be unreasonably withheld or delayed.

            Section 4.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

            Section 4.6 Conversion of Junior Shares. If, at any time, any of the Junior Shares are converted into REIT Shares, in whole or in part, then a number of Partnership Common Units equal to (i) the number of REIT Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect shall be issued to the General Partner and the Special Limited Partner (and between the General Partner and the Special Limited Partner in proportion to their ownership of Partnership Common Units immediately preceding such conversion), and the Percentage Interests of the General Partner and the Limited Partners (including the Special Limited Partner) shall be adjusted to reflect such conversion.


                                   ARTICLE 5
                                 DISTRIBUTIONS

            Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of any Partnership Unit Designation, the General Partner shall cause the Partnership to distribute quarterly all, or such portion as the General Partner may in its sole and absolute discretion determine, of Available Cash generated by the Partnership during such quarter to the Holders of Partnership Common Units in accordance with their respective Partnership Common Units held on such Partnership Record Date. Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made shall be prorated based on the portion of the period that such units were outstanding. The General Partner in its sole and absolute discretion may distribute to the Unitholders Available Cash on a more frequent basis and provide for an appropriate record date. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the Previous General Partner's qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable (i) the General Partner and the Special Limited Partner to transfer funds to the Previous General Partner and (ii) the Previous General Partner to pay shareholder dividends that will (a) satisfy the requirements for qualifying as a REIT under the Code and Regulations (the "REIT Requirements") and (b) avoid any federal income or excise tax liability of the Previous General Partner.

            Section 5.2 Distributions in Kind. No right is given to any Unitholder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Unitholders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 10 hereof.

            Section 5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Unitholder shall be treated as amounts paid or distributed to such Unitholder pursuant to Section 5.1 hereof for all purposes under this Agreement.

            Section 5.4 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Unitholders in accordance with Section 13.2 hereof.

            Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Unitholder on account of its Partnership Interest or interest in Partnership Units if such distribution would violate Section 17-607 of the Act or other applicable law.


                                  ARTICLE 6
                                  ALLOCATIONS

            Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Fiscal Year of the Partnership as of the end of each such year. Except as otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Unitholder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

            Section 6.2 General Allocations. Subject to the terms of any Partnership Unit Designation, except as otherwise provided in this Article 6 and subject to Section 11.6.C hereof, Net Income and Net Loss shall be allocated to each of the Holders of Partnership Common Units in accordance with their respective Partnership Common Units at the end of each Fiscal Year.

            Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

            A.    Intentionally Omitted.

            B.    Regulatory Allocations.

                  (i) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of
      Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder of Partnership Common Units shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.B(i) is intended to qualify as a "minimum gain chargeback" within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.B(i) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder of Partnership Common Units who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner, Limited Partner and other Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.B(ii) is intended to qualify as a "chargeback of partner nonrecourse debt minimum gain" within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

                  (iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders of Partnership Common Units in accordance with their Partnership Common Units. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

                  (iv) Qualified Income Offset. If any Holder of Partnership Common Units unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.B(iv) were not in the Agreement. It is intended that this Section 6.3.B(iv) qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  (v) Gross Income Allocation. In the event that any Holder of Partnership Common Units has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder's Partnership Interest (including, the Holder's interest in outstanding Partnership Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.3.B(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this
      Article 6 have been tentatively made as if this Section 6.3.B(v) and
      Section 6.3.B(iv) hereof were not in the Agreement.

                  (vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder of Partnership Common Units, such allocation of Net Loss shall be reallocated among the other Holders of Partnership Common Units in accordance with their respective Partnership Common Units, subject to the limitations of this Section 6.3.B(vi).

                  (vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2) (iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Partnership Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their Partnership Common Units in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                  (viii) Curative Allocations. The allocations set forth in Sections 6.3.B(i), (ii), (iii), (iv), (v), (vi) and (vii) hereof (the "Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of
      Section 6.1 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Partnership Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Partnership Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

            C. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article VI to the contrary, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to
Article XIII hereof, then any Net Income or Net Loss realized in connection with such transaction and thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated among the Partners as required so as to cause liquidating distributions pursuant to
Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to
Section 5.1 hereof.

            D. Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder's proportional share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder's interest in Partnership profits shall be such Holder's share of Partnership Common Units.

            Section 6.4  Tax Allocations.

            A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, "Tax Items") shall be allocated among the Holders of Partnership Common Units in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

            B. Allocations Respecting Section 704(c) Revaluations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders of Partnership Common Units for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner, including, without limitation, the "traditional method" as described in Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of "Gross Asset Value" (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations.


                                  ARTICLE 7
                     MANAGEMENT AND OPERATIONS OF BUSINESS

            Section 7.1  Management.

            A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Partners with or without cause, except with the Consent of the General Partner. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including Section 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in
Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

                  (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Previous General Partner (so long as the Previous General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Code Section
      4981) and to make distributions to its shareholders sufficient to permit the Previous General Partner to maintain REIT status or otherwise to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Partnership;

                  (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                  (3) the acquisition, sale, transfer, exchange or other disposition of any assets of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

                  (4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the Partnership's Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to and equity investments in the Partnership's Subsidiaries;

                  (5) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property, including, without limitation, any Contributed Property, or other asset of the Partnership or any Subsidiary;

                  (6) the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

                  (7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;

                  (8) the selection and dismissal of employees of the Partnership or the General Partner (including, without limitation, employees having titles or offices such as "president," "vice president," "secretary" and "treasurer"), and agents, outside attorneys, accountants, consultants and contractors of the Partnership or the General Partner and the determination of their compensation and other terms of employment or hiring;

                  (9) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

                  (10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which it has an equity investment from time to time); provided, however, that, as long as the Previous General Partner has determined to continue to qualify as a REIT, the General Partner may not engage in any such formation, acquisition or contribution that would cause the Previous General Partner to fail to qualify as a REIT or the General Partner to fail to qualify as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2);

                  (11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                  (12) the undertaking of any action in connection with the Partnership's direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

                  (13) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt; provided that such methods are otherwise consistent with the requirements of this Agreement;

                  (14) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner's contribution of property or assets to the Partnership;

                  (15) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

                  (16) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

                  (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

                  (18) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

                  (19) the issuance of additional Partnership Units, as appropriate and in the General Partner's sole and absolute discretion, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof; and

                  (20) an election to dissolve the Partnership pursuant to
      Section 13.1.C hereof.

            B. Each of the Limited Partners agrees that, except as provided in Section 7.3 hereof, the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3 hereof), the Act or any applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

            C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

            D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

            E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement so long as the action or inaction is taken in good faith.

            Section 7.2 Certificate of Limited Partnership. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

            Section 7.3  Restrictions on General Partner's Authority.

            A. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

                  (1) take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

                  (2) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose except as otherwise provided in this Agreement;

                  (3) admit a Person as a Partner, except as otherwise provided in this Agreement;

                  (4) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or

                  (5) enter into any contract, mortgage, loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of (a) the General Partner, the Previous General Partner or the Partnership from satisfying its obligations under Section 8.6 hereof in full or (b) a Limited Partner from exercising its rights under Section 8.6 hereof to effect a Redemption in full, except, in either case, with the written consent of such Limited Partner affected by the prohibition or restriction.

            B. The General Partner shall not, without the prior Consent of the Limited Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction that would have the effect of such transactions:

                  (1) except as provided in Section 7.3.C hereof, amend, modify or terminate this Agreement other than to reflect the admission, substitution, termination or withdrawal of Partners pursuant to Article 11 or Article 12 hereof;

                  (2) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

                  (3) institute any proceeding for bankruptcy on behalf of the Partnership; or

                  (4) subject to the rights of Transfer provided in Sections 11.1.C and 11.2 hereof, approve or acquiesce to the Transfer of the Partnership Interest of the General Partner, or admit into the Partnership any additional or successor General Partners.

            C. Notwithstanding Section 7.3.B hereof, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

                  (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

                  (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement, and to amend Exhibits A and C in connection with such admission, substitution or withdrawal;

                  (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

                  (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

                  (5) (a) to reflect such changes as are reasonably necessary (i) for either the General Partner or the Special Limited Partner, as the case may be, to maintain its status as a "qualified REIT subsidiary" within the meaning of Code Section 856(i)(2) or (ii) for the Previous General Partner to maintain its status as a REIT or to satisfy the REIT Requirement; (b) to reflect the Transfer of all or any part of a Partnership Interest among the Previous General Partner, the General Partner, the Special Limited Partner or any other "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner;

                  (6) to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of "Capital Account" or contemplated by the Code or the Regulations); and

                  (7) the issuance of additional Partnership Interests in accordance with Section 4.2.

The General Partner will provide notice to the Limited Partners when any action under this Section 7.3.C is taken.

            D. Notwithstanding Sections 7.3.B and 7.3.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5 or Section 13.2.A(4) hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2 and 7.3.C hereof), (iv) alter or modify the Redemption rights, Cash Amount or REIT Shares Amount as set forth in Sections 8.6 and
11.2 hereof, or amend or modify any related definitions, or (v) amend this
Section 7.3.D; provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this
Section 7.3 without the Consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

            Section 7.4  Reimbursement of the General Partner.

            A. The General Partner shall not be compensated for its services as general partner of the Partnership except as provided in elsewhere in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

            B. Subject to Sections 7.4.C and 15.11 hereof, the Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership's business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans of the General Partner that may provide for stock units, or other phantom stock, pursuant to which employees of the General Partner will receive payments based upon dividends on or the value of REIT Shares,
(iii) director fees and expenses and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other distributions to its shareholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.5 hereof. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

            C. To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section
15.11 hereof, reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

            Section 7.5 Outside Activities of the Previous General
Partner and the General Partner. Neither the General Partner nor the Previous General Partner shall directly or indirectly enter into or conduct any business, other than in connection with (a) the ownership, acquisition and disposition of Partnership Interests as General Partner, (b) the management of the business of the Partnership, (c) the operation of the Previous General Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) the Previous General Partner's operations as a REIT, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, (g) the General Partner's qualification as a "qualified REIT subsidiary" (within the meaning of Code
Section 856(i)(2)) and (h) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner or the Previous General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. Subject to Section 7.3.B hereof, the General Partner, the Previous General Partner, the Special Limited Partner and all "qualified REIT subsidiaries" (within the meaning of Code Section 856(i)(2)), taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than Partnership Interests as the General Partner or Special Limited Partner and other than such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for the Previous General Partner to qualify as a REIT and for the Previous General Partner, the General Partner and the Special Limited Partner to carry out their respective responsibilities contemplated under this Agreement and the Charter. Notwithstanding the foregoing, if the Previous General Partner or the General Partner acquires assets in its own name and owns Property other than through the Partnership, the Partners agree to negotiate in good faith to amend this Agreement, including, without limitation, the definition of "Adjustment Factor," to reflect such activities and the direct ownership of assets by the Previous General Partner or the General Partner. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

            Section 7.6  Contracts with Affiliates.

            A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

            B. Except as provided in Section 7.5 hereof and subject to
Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.

            C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

            D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership's Subsidiaries.

            E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

            Section 7.7  Indemnification.

            A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership ("Actions") as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) for willful misconduct or a knowing violation of the law or
(ii) for any transaction for which such Indemnitee received an improper personal benefit in violation or breach of any provision of this Agreement. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this
Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this
Section 7.7.

            B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

            C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

            D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

            E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) such Indemnitee's intentional misconduct or knowing violation of the law, or
(ii) any transaction in which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement or applicable law.

            F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

            G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

            H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership's liability to any Indemnitee under this
Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

            I. It is the intent of the Partners that any amounts paid by the Partnership to the General Partner pursuant to this Section 7.7 shall be treated as "guaranteed payments" within the meaning of Code Section 707(c).

            Section 7.8  Liability of the General Partner.

            A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

            B. The Limited Partners expressly acknowledge that the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner's shareholders collectively and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner's shareholders (including, without limitation, the tax consequences to Limited Partners, Assignees or the General Partner's shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.

            C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

            D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's, and its officers' and directors', liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

            E. Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership's obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

            F. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

            Section 7.9  Other Matters Concerning the General Partner.

            A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

            B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

            C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

            D. Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Previous General Partner to continue to qualify as a REIT, (ii) for the Previous General Partner otherwise to satisfy the REIT Requirements, (iii) to avoid the Previous General Partner incurring any taxes under Code
Section 857 or Code Section 4981 or (iv) for the General Partner or the Special Limited Partner to continue to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

            Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

            Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                  ARTICLE 8
                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

            Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

            Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

            Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to
Section 7.6.D hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

            Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 8.6 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Article 6 hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

            Section 8.5  Rights of Limited Partners Relating to the
Partnership.

            A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

                  (1) to obtain a copy of (i) the most recent annual and quarterly reports filed with the SEC by the Previous General Partner or the General Partner pursuant to the Exchange Act and (ii) each report or other written communication sent to the shareholders of the Previous General Partner;

                  (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Fiscal Year;

                  (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

                  (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

                  (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner.

            B. The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

            C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner or (ii) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

            Section 8.6   Redemption Rights of Qualifying Parties.

            A. After the first Twelve-Month Period, a Qualifying Party, but no other Limited Partner or Assignee, shall have the right (subject to the terms and conditions set forth herein) to require the Partnership to redeem all or a portion of the Redeemable Units held by such Tendering Party (such Redeemable Units being hereafter "Tendered Units") in exchange (a "Redemption") for the Cash Amount payable on the Specified Redemption Date. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption right (the "Tendering Party"). The Partnership's obligation to effect a Redemption, however, shall not arise or be binding against the Partnership (i) until and unless there has been a Declination and (ii) before the Business Day following the Cut-Off Date. Regardless of the binding or non-binding nature of a pending Redemption, a Tendering Party shall have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after delivery of the Notice of Redemption, whether or not the Partnership Record Date for such distribution precedes or coincides with such delivery of the Notice of Redemption. In the event of a Redemption, the Cash Amount shall be delivered as a certified check payable to the Tendering Party or, in the General Partner's sole and absolute discretion, in immediately available funds.

            B. Notwithstanding the provisions of Section 8.6.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Charter, elect to cause the Previous General Partner to acquire some or all (such percentage being referred to as the "Applicable Percentage") of the Tendered Units from the Tendering Party in exchange for REIT Shares. In making such election to cause the Previous General Partner to acquire Tendered Units, the General Partner shall act in a fair, equitable and reasonable manner that neither prefers one group or class of Qualifying Parties over another nor discriminates against a group or class of Qualifying Parties. If the General Partner so elects, on the Specified Redemption Date the Tendering Party shall sell such number of the Tendered Units to the Previous General Partner in exchange for a number of REIT Shares equal to the product of the REIT Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the Previous General Partner may reasonably require in connection with the application of the Ownership Limit and other restrictions and limitations of the Charter to any such acquisition and
(ii) such written representations, investment letters, legal opinions or other instruments necessary, in the Previous General Partner's view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Tendering Party by the General Partner or the Previous General Partner, given on or before the close of business on the Cut-Off Date, that the Previous General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.6.B, the obligation of the Partnership to effect a Redemption of the Tendered Units as to which the General Partner's notice relates shall not accrue or arise. The product of the Applicable Percentage and the REIT Shares Amount, if applicable, shall be delivered by the Previous General Partner as duly authorized, validly issued, fully paid and accessible REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Charter, the Bylaws of the Previous General Partner, the Securities Act and relevant state securities or "blue sky" laws. Neither any Tendering Party whose Tendered Units are acquired by the Previous General Partner pursuant to this Section 8.6.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the Previous General Partner or the General Partner to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 8.6.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the Previous General Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the Previous General Partner pursuant to this Section 8.6.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Previous General Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

            C. Notwithstanding the provisions of Section 8.6.A and 8.6.B hereof, the Tendering Parties (i) where the Redemption would consist of less than all the Partnership Common Units held by Partners other than the General Partner and the Special Limited Partner, shall not be entitled to elect or effect a Redemption to the extent that the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) would be reduced, as a result of the Redemption (or the acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof), to less than one percent (1%) and (ii) shall have no rights under this Agreement that would otherwise be prohibited under the Charter. To the extent that any attempted Redemption or acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof would be in violation of this Section 8.6.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in REIT Shares otherwise issuable by the Previous General Partner under
Section 8.6.B hereof.

            D. In the event that the Previous General Partner declines or fails to exercise its purchase rights pursuant to Section 8.6.B hereof following receipt of a Notice of Redemption (a "Declination"):

                  (1) The Previous General Partner or the General Partner
            shall give notice of such Declination to the Tendering Party on or before the close of business on the Cut-Off Date. The failure of both the Previous General Partner and the General Partner to give notice of such Declination by the close of business on the Cut-Off Date shall itself constitute a Declination.

                  (2) The Partnership may elect to raise funds for the
            payment of the Cash Amount either (a) by requiring that the General Partner contribute such funds from the proceeds of a registered public offering (a "Public Offering Funding") by the Previous General Partner of a number of REIT Shares ("Registrable Shares") equal to the REIT Shares Amount with respect to the Tendered Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership.

                  (3) Promptly upon the General Partner's receipt of the
            Notice of Redemption and the Previous General Partner or the General Partner giving notice of the Previous General Partner's Declination, the General Partner shall give notice (a "Single Funding Notice") to all Qualifying Parties then holding a Partnership Interest (or an interest therein) and having Redemption rights pursuant to this Section 8.6 and require that all such Qualifying Parties elect whether or not to effect a Redemption of their Partnership Common Units to be funded through such Public Offering Funding. In the event that any such Qualifying Party elects to effect such a Redemption, it shall give notice thereof and of the number of Partnership Common Units to be made subject thereon in writing to the General Partner within ten (10) Business Days after receipt of the Single Funding Notice, and such Qualifying Party shall be treated as a Tendering Party for all purposes of this Section
            8.6. In the event that a Qualifying Party does not so elect, it shall be deemed to have waived its right to effect a Redemption for the current Twelve-Month Period; provided, however, that the Previous General Partner shall not be required to acquire Partnership Common Units pursuant to this Section 8.6.D more than twice within a Twelve-Month Period.

Any proceeds from a Public Offering Funding that are in excess of the Cash Amount shall be for the sole benefit of the Previous General Partner and/or the General Partner. The General Partner and/or the Special Limited Partner shall make a Capital Contribution of such amounts to the Partnership for an additional General Partner Interest and/or Limited Partner Interest. Any such contribution shall entitle the General Partner and the Special Limited Partner, as the case may be, to an equitable Percentage Interest adjustment.

            E. Notwithstanding the provisions of Section 8.6.B hereof, the Previous General Partner shall not, under any circumstances, elect to acquire Tendered Units in exchange for the REIT Shares Amount if such exchange would be prohibited under the Charter.

            F. Notwithstanding anything herein to the contrary (but subject to Section 8.6.C hereof), with respect to any Redemption (or any tender of Redeemable Units for Redemption if the Tendered Units are acquired by the Previous General Partner pursuant to Section 8.6.B hereof) pursuant to this
Section 8.6:

                  (1) All Partnership Common Units acquired by the Previous
            General Partner pursuant to Section 8.6.B hereof shall be contributed by the Previous General Partner to either or both of the General Partner and the Special Limited Partner in such proportions as the Previous General Partner, the General Partner and the Special Limited Partner shall determine. Any Partnership Common Units so contributed to the General Partner shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of the same number of Partnership Common Units. Any Partnership Common Units so contributed to the Special Limited Partner shall remain outstanding.

                  (2) Subject to the Ownership Limit, no Tendering Party
            may effect a Redemption for less than five hundred (500) Redeemable Units or, if such Tendering Party holds (as a Limited Partner or, economically, as an Assignee) less than five hundred (500) Redeemable Units, all of the Redeemable Units held by such Tendering Party.

                  (3) Each Tendering Party (a) may effect a Redemption only
            once in each fiscal quarter of a Twelve-Month Period and (b) may not effect a Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the Previous General Partner for a distribution to its shareholders of some or all of its portion of such Partnership distribution.

                  (4) Notwithstanding anything herein to the contrary, with
            respect to any Redemption or acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, in the event that the Previous General Partner or the General Partner gives notice to all Limited Partners (but excluding any Assignees) then owning Partnership Interests (a "Primary Offering Notice") that the Previous General Partner desires to effect a primary offering of its equity securities then, unless the Previous General Partner and the General Partner otherwise consent, commencement of the actions denoted in Section 8.6.E hereof as to a Public Offering Funding with respect to any Notice of Redemption thereafter received, whether or not the Tendering Party is a Limited Partner, may be delayed until the earlier of (a) the completion of the primary offering or (b) ninety (90) days following the giving of the Primary Offering Notice.

                  (5) Without the Consent of the Previous General Partner,
            no Tendering Party may effect a Redemption within ninety (90) days following the closing of any prior Public Offering Funding.

                  (6) The consummation of such Redemption (or an
            acquisition of Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (7) The Tendering Party shall continue to own (subject,
            in the case of an Assignee, to the provision of Section 11.5 hereof) all Redeemable Units subject to any Redemption, and be treated as a Limited Partner or an Assignee, as applicable, with respect to such Redeemable Units for all purposes of this Agreement, until such Redeemable Units are either paid for by the Partnership pursuant to Section 8.6.A hereof or transferred to the Previous General Partner (or directly to the General Partner or Special Limited Partner) and paid for, by the issuance of the REIT Shares, pursuant to Section 8.6.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, the Tendering Party shall have no rights as a shareholder of the Previous General Partner with respect to the REIT Shares issuable in connection with such acquisition.

For purposes of determining compliance with the restrictions set forth in this Section 8.6.F, all Partnership Common Units beneficially owned by a Related Party of a Tendering Party shall be considered to be owned or held by such Tendering Party.

            G. In connection with an exercise of Redemption rights pursuant to this Section 8.6, the Tendering Party shall submit the following to the General Partner, in addition to the Notice of Redemption:

                  (1) A written affidavit, dated the same date as the
            Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of REIT Shares by (i) such Tendering Party and (ii) any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party will own REIT Shares in excess of the Ownership Limit;

                  (2) A written representation that neither the Tendering
            Party nor any Related Party has any intention to acquire any additional REIT Shares prior to the closing of the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof on the Specified Redemption Date; and

                  (3) An undertaking to certify, at and as a condition to
            the closing of (i) the Redemption or (ii) the acquisition of the Tendered Units by the Previous General Partner pursuant to
            Section 8.6.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of REIT Shares by the Tendering Party and any Related Party remain unchanged from that disclosed in the affidavit required by Section 8.6.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Units by the Previous General Partner pursuant to Section 8.6.B hereof, neither the Tendering Party nor any Related Party shall own REIT Shares in violation of the Ownership Limit.

            Section 8.7 Partnership Right to Call Limited Partner Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than the Special Limited Partner) are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests (other than the Special Limited Partner's Limited Partner Interest) by treating any Limited Partner as a Tendering Party who has delivered a Notice of Redemption pursuant to Section 8.6 hereof for the amount of Partnership Common Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.7. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.7 shall be treated as if it were a Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.7, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the General Partner's sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party and
(b) the provisions of Sections 8.6.C(1), 8.6.F(2), 8.6.F(3) and 8.6.F(5)
hereof shall not apply, but the remainder of Section 8.6 hereof shall apply, mutatis mutandis.


                                  ARTICLE 9
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

            Section 9.1  Records and Accounting.

            A. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A or Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form for, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

            B. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership, the General Partner and the Previous General Partner may operate with integrated or consolidated accounting records, operations and principles.

            Section 9.2 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year.

            Section 9.3  Reports.

            A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Fiscal Year, the General Partner shall cause to be mailed to each Limited Partner, of record as of the close of the Fiscal Year, an annual report containing financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

            B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner, of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Previous General Partner if such statements are prepared solely on a consolidated basis with the Previous General Partner, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate. At the request of any Limited Partner, the General Partner shall provide access to the books, records and workpapers upon which the reports required by this
Section 9.3 are based, to the extent required by the Act.


                                  ARTICLE 10
                                  TAX MATTERS

            Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

            Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754 and the election to use the "recurring item" method of accounting provided under Code Section 461(h) with respect to property taxes imposed on the Partnership's Properties; provided, however, that, if the "recurring item" method of accounting is elected with respect to such property taxes, the Partnership shall pay the applicable property taxes prior to the date provided in Code Section 461(h) for purposes of determining economic performance. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Sections 461(h) and 754) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

            Section 10.3  Tax Matters Partner.

            A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. The tax matters partner shall receive no compensation for its services. All third-party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership in addition to any reimbursement pursuant to Section 7.4 hereof. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable. At the request of any Limited Partner, the General Partner agrees to consult with such Limited Partner with respect to the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the filing of such returns shall be in the sole and absolute discretion of the General Partner.

            B.    The tax matters partner is authorized, but not required:

                  (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a "notice partner" (as defined in Code Section
      6231) or a member of a "notice group" (as defined in Code Section 6223(b)(2));

                  (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

                  (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

                  (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

                  (5) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

                  (6) to take any other action on behalf of the Partners in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 hereof shall be fully applicable to the tax matters partner in its capacity as such.

            Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Funds of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.4. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.


                                  ARTICLE 11
                           TRANSFERS AND WITHDRAWALS

            Section 11.1  Transfer.

            A. No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

            B. No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.

            C. Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), the Partnership Interests of the General Partner and the Special Limited Partner may be Transferred, in whole or in part, at any time or from time to time, to or among the Previous General Partner, the General Partner, the Special Limited Partner, and any other Person that is, at the time of such Transfer, a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2)) with respect to the Previous General Partner. Any transferee of the entire General Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, the sole general partner of the Partnership, subject to all the rights, privileges, duties and obligations under this Agreement and the Act relating to a general partner. Any transferee of a Limited Partner Interest pursuant to this Section 11.1.C shall automatically become, without further action or Consent of any Limited Partners, a Substituted Limited Partner. Upon any Transfer permitted by this Section 11.1.C, the transferor Partner shall be relieved of all its obligations under this Agreement. The provisions of Section 11.2.B (other than the last sentence thereof), 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this
Section 11.1.C.

            Section 11.2  Transfer of General Partner's Partnership Interest.

            A. The General Partner may not Transfer any of its General Partner Interest or withdraw from the Partnership except as provided in Sections 11.2.B and 11.2.C hereof.

            B. The General Partner shall not withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Limited Partners, which Consent may be given or withheld in the sole and absolute discretion of the Limited Partners. Upon any Transfer of such a Partnership Interest pursuant to the Consent of the Limited Partners and otherwise in accordance with the provisions of this Section 11.2.B, the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest, and such Transfer shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the bankruptcy of the General Partner, a Majority in Interest of the Limited Partners may elect to continue the Partnership business by selecting a successor General Partner in accordance with the Act.

            C. The General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than the General Partner Interest held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units.

            Section 11.3  Limited Partners' Rights to Transfer.

            A. General. Prior to the end of the first Twelve-Month Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the Consent of the General Partner, which Consent may be withheld in its sole and absolute discretion; provided, however, that any Limited Partner may, at any time, without the consent of the General Partner, (i) Transfer all or part of its Partnership Interest to any Designated Party, any Family Member, any Controlled Entity or any Affiliate, provided that the transferee is, in any such case, a Qualified Transferee, or (ii) pledge (a "Pledge") all or any portion of its Partnership Interest to a lending institution, that is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a "Permitted Transfer"). After such first Twelve-Month Period, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person, subject to the provisions of Section 11.6 hereof and to satisfaction of each of the following conditions:

                  (1) General Partner Right of First Refusal. The transferring Partner shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The General Partner shall have ten (10) Business Days upon which to give the Transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash, the General Partner may at its election deliver in lieu of all or any portion of such cash a note payable to the Transferring Partner at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the total dividends declared with respect to one (1) REIT Share for the four (4) preceding fiscal quarters of the General Partner, divided by the Value as of the closing of such purchase; provided, further, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and any other applicable requirements of law. If it does not so elect, the Transferring Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

                  (2) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(3) hereof may be to a separate Qualified Transferee.

                  (3) Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) the greater of five hundred (500) Partnership Units or one-third (1/3) of the number of Partnership Units owned by such Partner as of the Effective Date or (ii) all of the remaining Partnership Units owned by such Transferring Partner; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

                  (4) Transferee Agreement to Effect a Redemption. Any proposed transferee shall deliver to the General Partner a written agreement reasonably satisfactory to the General Partner to the effect that the transferee will, within six (6) months after consummation of a Partnership Common Units Transfer, tender its Partnership Common Units for Redemption in accordance with the terms of the Redemption rights provided in Section 8.6 hereof.

                  (5) No Further Transfers. The transferee (other than a Designated Party) shall not be permitted to effect any further Transfer of the Partnership Units, other than to the General Partner.

                  (6) Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(5) hereof shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the first Twelve-Month Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all ownership limitations (including, without limitation, the Ownership Limit) contained in the Charter that may limit or restrict such transferee's ability to exercise its Redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

            B. Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

            C. Opinion of Counsel. In connection with any Transfer of a Limited Partner Interest, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.

            D. Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests (including any Redemption, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership) may be made to any person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or
(ii) such Transfer is effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Code Section 7704.

            Section 11.4  Substituted Limited Partners.

            A. No Limited Partner shall have the right to substitute a transferee (including any Designated Party or other transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee (including, but not limited to, any Designated Party) of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the Consent of the General Partner, which Consent may be given or withheld by the General Partner in its sole and absolute discretion. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as may be required or advisable, in the sole and absolute discretion of the General Partner, to effect such Assignee's admission as a Substituted Limited Partner.

            B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

            C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

            Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Limited Partner, as described in Section 11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article 11, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 8.6 hereof with respect to a Qualifying Party that becomes a Tendering Party), and shall not be entitled to effect a Consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

            Section 11.6  General Provisions.

            A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer of all of such Limited Partner's Partnership Units in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, or pursuant to a redemption (or acquisition by the Previous General Partner) of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation.

            B. Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 8.6 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the Previous General Partner or the General Partner, whether or not pursuant to Section 8.6.B hereof, shall cease to be a Limited Partner.

            C. If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the Previous General Partner pursuant to Section 8.6 hereof, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer or assignment other than a Redemption, to the transferee Partner (including, without limitation, the General Partner and the Special Limited Partner as transferees of the Previous General Partner in the case of an acquisition of Partnership Common Units pursuant to Section 8.6 hereof), by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a Redemption occurs shall be allocated to the transferor Partner or the Tendering Party, as the case may be, if such Transfer occurs on or before the fifteenth
(15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Redemption shall be made to the transferor Partner or the Tendering Party, as the case may be, and, in the case of a Transfer other than a Redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

            D. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Previous General Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) in the event that such Transfer would cause either (a) the Previous General Partner to cease to comply with the REIT Requirements or (b) the General Partner or the Special Limited Partner to cease to qualify as a "qualified REIT subsidiary" (within the meaning of Code Section 856(i)(2); (v) if such Transfer would, in the opinion of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vi) if such Transfer would, in the opinion of legal counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the Redemption (or acquisition by the Previous General Partner) of all Partnership Common Units held by all Limited Partners other than the Special Limited Partner); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in ERISA Section 3(14)) or a "disqualified person" (as defined in Code Section 4975(c)); (viii) if such Transfer would, in the opinion of legal counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations
Section 2510.2-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) if such Transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Code Section 469(k)(2) or Code 7704(b); (xi) if such Transfer would cause the Partnership to have more than five hundred (500) partners (including as partners those persons indirectly owning an interest in the Partnership through a partnership, limited liability company, subchapter S corporation or grantor trust);
(xii) if such Transfer causes the Partnership (as opposed to the Previous General Partner or the General Partner) to become a reporting company under the Exchange Act; or (xiii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.


                                  ARTICLE 12
                             ADMISSION OF PARTNERS

            Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner's General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

            Section 12.2  Admission of Additional Limited Partners.

            A. After the admission to the Partnership of an Original Limited Partner on the date hereof, a Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and
(iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person's admission as an Additional Limited Partner.

            B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

            C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Partners and Assignees for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the "interim closing of the books" method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

            Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

            Section 12.4 Admission of Initial Limited Partners. The Persons listed on Exhibit A as limited partners of the Partnership shall be admitted to the Partnership as Limited Partners upon their execution and delivery of this Agreement.


            Section 12.5 Limit on Number of Partners. No Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.


                                  ARTICLE 13
                   DISSOLUTION, LIQUIDATION AND TERMINATION

            Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a "Liquidating Event"):

            A.  the expiration of its term as provided in Section 2.5 hereof;

            B. an event of withdrawal, as defined in the Act (including, without limitation, bankruptcy), of the sole General Partner unless, within ninety (90) days after the withdrawal, a "majority in interest" (as such phrase is used in Section 17-801(3) of the Act) of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner:

            C. an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the Consent of the Limited Partners;

            D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

            E.  the occurrence of a Terminating Capital Transaction;

            F. the Redemption (or acquisition by the Previous General Partner, the General Partner and/or the Special Limited Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner or the Special Limited Partner; or

            G. the Redemption (or acquisition by the General Partner) of all Partnership Common Units other than Partnership Common Units held by the General Partner.

            Section 13.2  Winding Up.

            A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. After the occurrence of a Liquidating Event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Previous General Partner) shall be applied and distributed in the following order:

                  (1) First, to the satisfaction of all of the Partnership's debts and liabilities to creditors other than the Partners and their Assignees (whether by payment or the making of reasonable provision for payment thereof);

                  (2) Second, to the satisfaction of all of the Partnership's debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

                  (3) Third, to the satisfaction of all of the Partnership's debts and liabilities to the other Partners and any Assignees (whether by payment or the making of reasonable provision for payment thereof); and

                  (4) Subject to the terms of any Partnership Unit Designation, the balance, if any, to the General Partner, the Limited Partners and any Assignees in accordance with and in proportion to their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

            B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

            C. In the event that the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Partners and Assignees that have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) to the extent of, and in proportion to, positive Capital Account balances. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

            Section 13.3 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership's Property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged and the Partnership's affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have distributed the Property in kind to the Partners and the Assignees, who shall be deemed to have assumed and taken such Property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Partners and the Assignees shall be deemed to have recontributed the Partnership Property in kind to the Partnership, which shall be deemed to have assumed and taken such Property subject to all such liabilities; provided, however, that nothing in this Section 13.3 shall be deemed to have constituted any Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4 hereof.

            Section 13.4 Rights of Limited Partners. Except as otherwise provided in this Agreement, (a) each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution,
(b) no Limited Partner shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions or allocations.

            Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and, in the General Partner's sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner), and the General Partner may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner).

            Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

            Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.


                                  ARTICLE 14
                      PROCEDURES FOR ACTIONS AND CONSENTS
                       OF PARTNERS; AMENDMENTS; MEETINGS

            Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring consent or approval of Limited Partners pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

            Section 14.2 Amendments. Amendments to this Agreement may be proposed by the General Partner or by a Majority in Interest of the Limited Partners. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner's recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

            Section 14.3 Meetings of the Partners.

            A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by a Majority in Interest of the Limited Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.3.B hereof.

            B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement for the action in question). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

            C. Each Limited Partner may authorize any Person or Persons to act for it by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice of such revocation from the Limited Partner executing such proxy.

            D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner's shareholders and may be held at the same time as, and as part of, the meetings of the General Partner's shareholders.


                                  ARTICLE 15
                              GENERAL PROVISIONS

            Section 15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication (including by telecopy, facsimile, or commercial courier service) to the Partner or Assignee at the address set forth in Exhibit A or such other address of which the Partner shall notify the General Partner in writing.

            Section 15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" or "Sections" are to Articles and Sections of this Agreement.

            Section 15.3 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

            Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

            Section 15.6  Waiver.

            A. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

            B. The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners, (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state "blue sky" or other securities laws; provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

            Section 15.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

            Section 15.8 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

            Section 15.9 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership.

            Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

            Section 15.11 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement, to the extent that the amount paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, directors, employees or agents, whether as a reimbursement, fee, expense or indemnity (a "REIT Payment"), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

                        (i) an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (H) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (H) of Code
      Section 856(c)(2) (but not including the amount of any REIT
      Payments); or

                        (ii) an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner's total gross income (but excluding the amount of any REIT Payments) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code
      Section 856(c)(3) (but not including the amount of any REIT
      Payments);

provided, however, that REIT Payments in excess of the amounts set forth in clauses (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts shall not adversely affect the REIT Partner's ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.11, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year. The purpose of the limitations contained in this Section 15.11 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner's share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section
15.11 shall be interpreted and applied to effectuate such purpose.

            Section 15.12 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

            Section 15.13 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

[the next page is the signature page]



            IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.


                                 PREVIOUS GENERAL PARTNER:

                                 APARTMENT INVESTMENT AND MANAGEMENT COMPANY


                                 By: /s/ Peter Kompaniez
                                 Name:  Peter Kompaniez
                                 Title: Vice Chairman



                                 GENERAL PARTNER:

                                 AIMCO-GP, INC.


                                 By: /s/ Peter Kompaniez
                                 Name:  Peter Kompaniez
                                 Title:   Vice President



                                 SPECIAL LIMITED PARTNER:

                                 AIMCO-LP, INC.


                                 By: /s/ Peter Kompaniez
                                 Name:  Peter Kompaniez
                                 Title: Vice President



                                 LIMITED PARTNERS:

                                 By:  AIMCO-GP, INC.,
                                 as attorney-in-fact


                                 By: /s/ Peter Kompaniez
                                 Name:  Peter Kompaniez
                                 Title:   Vice President





                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

AIMCO

      AIMCO's Charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

      AIMCO's Charter and Bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty,
(ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

      AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

THE AIMCO OPERATING PARTNERSHIP

      The AIMCO Operating Partnership Agreement requires the AIMCO Operating Partnership to indemnify its directors and officers (each an "Indemnitee") to the fullest extent authorized by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney's fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the AIMCO Operating Partnership. Such indemnification continues after the Indemnitee ceases to be a director or officer. The right to indemnification includes the right to be paid by the AIMCO Operating Partnership the expenses incurred in defending any proceeding in advance of its final disposition upon the delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts advanced if a final judicial decision is rendered that such Indemnitee did not meet the standard of conduct permitting indemnification under the AIMCO Operating Partnership Agreement or applicable law.

      The Partnership maintains insurance, at its expense, to protect against any liability or loss, regardless of whether any director or officer is entitled to indemnification under the AIMCO Operating
Partnership Agreement or applicable
law.


ITEM 21.  EXHIBITS.

(a)

*  4.1  Specimen certificate for Class A Common Stock.
*  4.2  Specimen certificate for Common OP Unit.
** 5.1 Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock and Preferred Stock offered hereby.
** 5.2  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the Common OP Units and the Preferred OP Units offered hereby.
*  8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
***12.1 Calculation of ratio of earnings to fixed charges.
***12.2 Calculation of ratio of earnings to combined fixed charges and preferred stock dividends.
** 23.1 Consent of Ernst & Young LLP.
** 23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP. (included in opinion filed as Exhibit 5.1).
** 23.3 Consent of Piper & Marbury L.L.P. (included in opinion filed as
        Exhibit 5.1).
  24.1 Power of Attorney for Apartment Investment and Management Company (included on page II-4 ).
  24.2  Power of Attorney for AIMCO Properties, L.P. (included on page II-6).
---------

* Incorporated by reference from AIMCO's Registration Statement on Form 8-A filed on July 19, 1994.
**    To be filed by amendment.
***   Incorporated by reference from AIMCO's Form 8-K filed on July 2, 1998.


ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                               POWER OF ATTORNEY

      Each person whose signature appears below authorizes Terry Considine and Peter Kompaniez, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Apartment Investment and Management Company, and to file any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Apartment Investment and Management Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 31st day of July, 1998.


                                       APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY


                                       By:   /s/  TROY D. BUTTS
                                          --------------------------------
                                               Troy D. Butts,
                                          Senior Vice President and Chief
                                             Financial Officer





      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                     DATE
          ---------                        -----                     -----

   /s/  TERRY CONSIDINE       Chairman and Chief Executive       July 31, 1998
--------------------------    Officer
       Terry Considine

   /s/  PETER K. KOMPANIEZ    Vice Chairman and President        July 31, 1998
--------------------------
     Peter K. Kompaniez

   /s/  TROY D. BUTTS         Senior Vice President and          July 31, 1998
--------------------------    Chief Financial Officer
        Troy D. Butts

   /s/  RICHARD S. ELLWOOD     Director                          July 31, 1998
--------------------------
     Richard S. Ellwood

   /s/  J. LANDIS MARTIN       Director                          July 31, 1998
--------------------------
     J. Landis Martin

   /s/  THOMAS L. RHODES       Director                           July 31, 1998
--------------------------
     Thomas L. Rhodes

   /s/  JOHN D. SMITH          Director                           July 31, 1998
--------------------------
        John D. Smith



                               POWER OF ATTORNEY

      Each person whose signature appears below authorizes Terry Considine and Peter Kompaniez, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of AIMCO Properties, L.P., and to file any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, AIMCO Properties, L.P. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 31st day of July, 1998.

                                         AIMCO PROPERTIES, L.P.


                                         By:  AIMCO-GP, INC.
                                               its General Partner


                                         By:   /s/  TROY D. BUTTS
                                            ------------------------------
                                                  Troy D. Butts,
                                              Senior Vice President and Chief
                                                Financial Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                 DATE
          ---------                        -----                 ----
   /s/  TERRY CONSIDINE       Chairman and Chief Executive   July 31, 1998
--------------------------      Officer
       Terry Considine

   /s/  PETER K. KOMPANIEZ    Vice Chairman and President    July 31, 1998
--------------------------
     Peter K. Kompaniez

   /s/  TROY D. BUTTS         Senior Vice President and      July 31, 1998
--------------------------     Chief Financial Officer
     Troy D. Butts